Exhibit 4.4

EIRCOM FUNDING

as the issuer,

VALENTIA TELECOMMUNICATIONS, EIRCOM LIMITED AND VALENTIA HOLDINGS LIMITED

as guarantors,

THE BANK OF NEW YORK

as Trustee, Registrar, Transfer Agent and

Paying Agent,

THE BANK OF NEW YORK (LUXEMBOURG) S.A.

as Luxembourg Paying Agent and Transfer Agent,

THE BANK OF NEW YORK, LONDON

as Principal Paying Agent and Transfer Agent,

AIB/BNY FUND MANAGEMENT (IRELAND) LIMITED

as Irish Paying Agent and Transfer Agent

 - and -

The entities from time to time that are Additional Note Guarantors

SENIOR SUBORDINATED INDENTURE

Dated as of August 7, 2003

8.25% Senior Subordinated Notes due 2013

i

EXHIBITS

NOTE: This Table of Contents shall not, for any purpose, be deemed to be part of this Senior Subordinated Indenture.

SENIOR SUBORDINATED INDENTURE, dated as of August 7, 2003 (this “Indenture” or the “Senior Subordinated Indenture”), among (i) eircom Funding, a public unlimited company incorporated under the laws of Ireland as of the date hereof and having its registered office at 114 St Stephen’s Green West, Dublin 2, Ireland as of the date hereof (together with its successors and assigns, “eircom Funding”), (ii) Valentia Telecommunications, a public unlimited company incorporated under the laws of Ireland as of the date hereof and having its registered office at 25/28 North Wall Quay, Dublin 1, Ireland as of the date hereof (together with its successors and assigns, the “Company”), (iii) eircom Limited, a private limited company that is a subsidiary of the Company incorporated under the laws of Ireland as of the date hereof and having its registered office at 114 St Stephen’s Green West, Dublin 2, Ireland as of the date hereof (together with its successors and assigns, “eircom”), (iv) Valentia Holdings Limited, a company incorporated under the laws of England as of the date hereof and having its registered office at 1 Mitchell Lane, Bristol BS1 6BU, United Kingdom as of the date hereof (together with its successors and assigns, “Holdings”), (v) The Bank of New York, a New York banking corporation, as Trustee, Registrar, Paying Agent and transfer agent, (vi) The Bank of New York (Luxembourg) S.A. as  Paying Agent and transfer agent, (vii) The Bank of New York, London as Principal Paying Agent and transfer agent, (viii) AIB/BNY Fund Management (Ireland) Limited, as Paying Agent and transfer agent, and (ix) such additional entities that from time to time are designated as Additional Note Guarantors (as defined herein) and deliver a supplemental indenture hereto.

eircom Funding has duly authorized the execution and delivery of this Indenture by it to provide for the issuance of the Notes (as defined herein).  Except as otherwise provided herein, €285,000,000 in aggregate principal amount of euro-denominated Notes and $250,000,000 in aggregate principal amount of dollar-denominated Notes shall be initially issued on the date hereof.

Each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1   Definitions.  For purposes of this Indenture, unless otherwise specifically indicated herein, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.  In addition, for purposes of the following definitions and this Indenture generally, all ratios and computations based on GAAP shall be made in accordance with GAAP and shall be based upon the consolidated financial statements of the Company and its subsidiaries prepared in conformity with GAAP.  As used in this Indenture, the following terms shall have the following meanings:

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Company or such acquisition or (iii) of a Person at the time such Person merges with or into or consolidates with the Company or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (iii) of the preceding sentence, on the date of the relevant merger or consolidation.

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary, or otherwise useful in the Company Business (it being understood that capital expenditure on property or assets already used in the Company Business shall be deemed investment in Additional Assets);

(2) the Capital Stock of a Person that is engaged in the Company Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company.

“Additional Amounts” shall have the meaning assigned to it in Section 4.15.

“Additional Note Guarantee” shall have the meaning assigned to it in Section 10.1.

“Additional Note Guarantor” shall have the meaning assigned to it in Section 10.1.

“Additional Notes” means any notes originally issued under the terms of this Indenture after the Issue Date in addition to the Original Notes (but, for the avoidance of doubt, excluding any Notes issued pursuant to Section 2.6(b), 2.6(c), 2.8, 2.11 or 3.7).

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning assigned to it in Section 4.11.

“Agent” means the Principal Paying Agent, any Registrar, Paying Agent, Transfer Agent, Authenticating Agent or co-Registrar.

“Agent Members” shall have the meaning assigned to it in Section 2.16.

“Applicable Premium” means (x) with respect to any Senior Subordinated Euro Note on any redemption date, the excess of: (1) the present value at such redemption date of (i) the redemption price of such Senior Subordinated Euro Note at August 15, 2008 (such redemption price (expressed in percentage of principal amount) being 108.25%, plus (ii) all required interest payments due on such Senior Subordinated Euro Note to and including August 15, 2008 (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points; over (2) the outstanding principal amount of such Senior Subordinated Euro Note; and, (y) with respect to any Senior Subordinated Dollar Note on any redemption date, the excess of: (1) the present value at such redemption date of (i) the redemption price of such Senior Subordinated Dollar Note at August 15, 2008 (such redemption price (expressed in percentage of principal amount) being 108.25%, plus (ii) all required interest payments due on such Senior Subordinated Dollar Note to and including August 15, 2008 (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points; over (2) the outstanding principal amount of such Senior Subordinated Dollar Note, in each case as calculated by the Company or on behalf of the Company by such Person as the Company shall designate.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction. Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2) the sale of Cash Equivalents in the ordinary course of business;

(3) a disposition of inventory or other assets in the ordinary course of business;

(4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5) transactions permitted under Section 5.1 hereof;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(7) the making of a Permitted Investment or a disposition subject to or made in accordance with Section 4.4 (including any disposition excluded from the provisions thereof);

(8) dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than €20 million (with unused amounts in any calendar year being carried over to the next succeeding calendar year subject to a maximum of €10 million of carried over amounts for any calendar year);

(9) dispositions in connection with Permitted Liens;

(10)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)    the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property in the ordinary course of business;

(12)    foreclosure, condemnation or similar action with respect to any property or other assets;

(13) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)    any Financing Disposition;

(15)    any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization;

(16)    any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(17)    any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition; and

(18)    the Transactions, including but not limited to any disposition made pursuant to, or in connection with, the Transactions.

“Asset Disposition Offer” shall have the meaning assigned to it in Section 4.10.

“Asset Disposition Offer Amount” shall have the meaning assigned to it in Section 4.10.

“Asset Disposition Offer Period” shall have the meaning assigned to it in Section 4.10.

“Asset Disposition Purchase Date” shall have the meaning assigned to it in Section 4.10.

“Authenticating Agent” shall have the meaning assigned to it in Section 2.2.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, payable under or in respect of any Credit Facility and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into in connection with any Credit Facility, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Bankruptcy Law” means (i) for purposes of eircom Funding, Holdings or any Note Guarantor, any bankruptcy, insolvency or other similar statute (including, without limitation, the relevant provisions of the Companies Act 1963-2001 of Ireland and the court protection and other provisions of the Companies (Amendment) Act, 1990 (as amended) of Ireland, and any similar statute), regulation or provision of any jurisdiction in which the Company is incorporated or conducting business and (ii) for purposes of the Trustee and the Holders, Title 11, US Code or any similar United States Federal, state or foreign law for the relief of creditors.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Board Resolution” means a duly authorized resolution of the Board of Directors certified by an Officer and delivered to the Trustee.

“Book-Entry Depositary” means a book-entry depositary under a Depositary Agreement.

“Book-Entry Interests” means the Dollar Book-Entry Interests and the Euro Book-Entry Interests.

“Bund Rate” means the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as officially compiled and published in the most recent financial statistics that has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to August 15, 2008; provided, however, that if the period from the redemption date to August 15, 2008 is not equal to the constant maturity of the direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from such redemption date to August 15, 2008 is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Luxembourg City, Luxembourg, London, United Kingdom, Dublin, Ireland or New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means

(1)                                  securities issued or directly and fully guaranteed or insured by the United States Government or a member state of the European Union on the date of this Indenture or any agency or instrumentality of either thereof (provided that the full faith and credit of the United States or such member state is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)                                  certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender party to the Senior Secured Credit Agreement or by any bank or trust company (x) the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A2” or the equivalent thereof by Moody’s Investors Service, Inc. (or if at the time neither is issuing comparable ratings, then a comparable rating of another nationally recognized rating agency), or (y) having combined capital and surplus in excess of €500 million;

(3)                                  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) entered into with any bank meeting the qualifications specified in clause (2) above;

(4)                                  commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by an internationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(5)                                  interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (4) above.

“Change in Tax Law” has the meaning assigned to it in Paragraph 9 of any Initial Note and Paragraph 8 of any Exchange Note.

“Change of Control” means

(1)                                  any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (provided that for the purposes of this clause, (x) so long as the Company is a Subsidiary of Holdings or a Successor Parent, no such person or group shall be deemed to become the “beneficial owner” (as so defined) of any Voting Stock of the Company unless such person or group shall become the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Holdings or such Successor Parent, respectively, (y) no Change of Control shall be deemed to occur by reason of the Company becoming a Subsidiary of a Successor Parent and (z) any Voting Stock of which any Permitted Holder is the “beneficial owner” (as so defined) shall not in any case be included in any Voting Stock of which any such person or group is the “beneficial owner” (as so defined);

(2)                                  the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(3)                                  the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than one or more Permitted Holders, and any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is at that time or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such transferee Person in such disposition (provided that for the purposes of this clause, so long as such transferee Person is a Subsidiary of a parent Person, (x) no such person or group shall be deemed to be or become a “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of such transferee Person unless such person or group shall be or become a “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of such parent Person, (y) no Change of Control shall be deemed to occur by reason of such transferee Person becoming a Subsidiary of a Successor Parent and (z) any Voting Stock of which any Permitted Holder is the “beneficial owner” (as so defined) shall not in any case be included in any Voting Stock of which any such person or group is the “beneficial owner” (as so defined)).

“Change of Control Offer” has the meaning assigned to it in Section 4.14.

“Change of Control Payment” has the meaning assigned to it in Section 4.14.

“Change of Control Payment Date” has the meaning assigned to it in Section 4.14.

“Clearing Agency” means (i) with respect to Euro Notes, one or more of Euroclear, Clearstream, or the successor of either of them, in each case acting directly, or through a custodian, nominee or depositary, as holder of Depositary Interests in the Euro Global Notes, and (ii) with respect to Dollar Notes, The Depositary Trust Company, or the successor thereof, acting directly, or through a custodian, nominee or depositary, as holder of Depositary Interests in the Dollar Global Notes.

“Clearstream” means Clearstream Banking, société anonyme.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commodity Hedging Agreements” means in respect of a Person any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including derivative agreements or arrangements) to which such Person is a party or a beneficiary.

“Common Depositary” means the common depositary for Euroclear and Clearstream, or its nominee and their respective successors or, as applicable, such other nominee of or custodian for Euroclear and/or Clearstream, as applicable, as may be acceptable to the Company and named or otherwise appointed in accordance with the customary practices or policies of such Depositary or Depositaries.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means the party named as such in this Indenture until any successor replaces it in accordance with the terms of this Indenture and thereafter means any such successor.

“Company Business” means the telecommunications business and related telecommunications activities and any services, activities or businesses incidental or related or similar thereto; any businesses and activities engaged in by the Company and its Subsidiaries on the Issue Date; and any businesses and activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or are extensions, developments or expansions of any thereof.

“Company Order” means a written order or request signed in the name of eircom Funding by an Officer of eircom Funding or a member of the Board of Directors of eircom Funding.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)                                  Consolidated Interest Expense and Receivables Fees;

(2)                                  provision for Consolidated Income Taxes;

(3)                                  consolidated depreciation expense;

(4)                                  consolidated amortization expense (including but not limited to amortization of goodwill and intangibles, amortization of pension surpluses, and amortization or write-off of financing costs), impairment charges recorded in respect of intangibles, and redundancy, voluntary leaving and related annuity stream costs;

(5)                                  other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period); and

(6)                                  amounts written off financial assets and investments held as current assets.

“Consolidated Income Taxes” means taxes or other payments based on income, profits or capital of any of the Company and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of the following (in each case determined in accordance with GAAP):

(1)                                  the consolidated interest receivable/payable and similar charges of the Company and its Restricted Subsidiaries, whether paid or accrued, including any such interest and charges consisting of:

(a)          interest expense attributable to Capitalized Lease Obligations;

(b)         amortization of debt discount and debt issuance cost;

(c)          non-cash interest expense;

(d)         recurring commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; and

(e)          costs associated with Hedging Obligations.

“Consolidated Leverage” means the sum of the aggregate outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding Hedging Obligations) as of the relevant date of calculation on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means as of any date of determination, the ratio of (x) Consolidated Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided, however, that for the purposes of calculating Consolidated EBITDA for such period, if, as of such date of determination:

(1)                                  since the beginning of such period the Company or any Restricted Subsidiary will have disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)                                  since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquires any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”) including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)                                  since the beginning of such period any Person (that became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition and the definition of Consolidated Senior Leverage Ratio, (i) whenever pro forma effect is to be given to any transaction or calculation under this definition, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Company (including without limitation in respect of anticipated expense and cost reductions and synergies) and (ii) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness on such date.

“Consolidated Net Income” means, for any period, the Profit (Loss) Attributable to Group Shareholders of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)                                  any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a) subject to the limitations contained in clause (3) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person;

(2)                                  any net income (loss) of any Restricted Subsidiary (other than eircom or any other Note Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Senior Notes, the Senior Subordinated Notes, this Indenture or the Senior Subordinated Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that:

(a) subject to the limitations contained in clause (3) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary;

(3)                                  any gain (or loss) realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors of the Company);

(4)                                  any extraordinary, exceptional, unusual or nonrecurring gain, loss or charge (including without limitation any fees, expenses and charges associated with the Transactions or any acquisition, merger or consolidation after the Issue Date);

(5)                                  the cumulative effect of a change in accounting principles;

(6)                                  any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;

(7)                                  all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness;

(8)                                  any unrealized gains or losses in respect of Currency Agreements;

(9)                                  any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person; and

(10)                            any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary.

“Consolidated Senior Leverage” means the sum of the aggregate outstanding Senior Debt of the Company and its Restricted Subsidiaries, calculated as of the relevant date of calculation on a consolidated basis in accordance with GAAP.

“Consolidated Senior Leverage Ratio” means as of any date of determination, the ratio of (x) Consolidated Senior Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided, however, that Consolidated EBITDA for such period shall be calculated in the same manner as specified in the proviso to the definition of “Consolidated Leverage Ratio.”

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of this Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or with the approval, directly or indirectly, of one or more Permitted Holders.

“Corporate Trust Office” means an office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at One Canada Square, London E14 5AL, United Kingdom, Attention:  Corporate Trust Administration,

or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Covenant Defeasance” has the meaning assigned to it in Section 8.3.

“Credit Facility” means, with respect to the Company, one or more debt facilities or arrangements (including, with limitation, the Senior Secured Credit Agreement or commercial paper facilities) with banks or other institutions providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Senior Secured Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents).  Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract, derivative or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means any receiver, trustee, assignee, liquidator, examiner, administrator, sequestration or similar official under any Bankruptcy Law.

“DTC” means The Depositary Trust Company, or the successor thereof, acting directly, or through a custodian, nominee or depositary, as registered Holder of Book-Entry Interests representing the Dollar Global Notes.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Default Interest Payment Date” has the meaning assigned to it in Section 2.13.

“Definitive Notes” means Notes in definitive registered form substantially in the form of Exhibits B and D hereto.

“Deposit Agreement” means (i) in respect of Euro Global Notes, the Euro Deposit Agreement and (ii) in respect of Dollar Global Notes, the Dollar Deposit Agreement.

“Depositary Interest” means an interest in a Global Note issued by a Book-Entry Depositary to DTC in respect of a Dollar Global Note or to the Common Depositary in respect of a Euro Global Note in accordance with a Deposit Agreement.

“Designated Non-Cash Consideration” means the fair market value (determined in good faith by the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.10.

“Designated Senior Agents” means (a) in relation to the Senior Secured Credit Agreement, Deutsche Bank AG London (or any successor agent under the Senior Secured Credit Agreement), (b) in relation to the Senior Notes, the Senior Trustee and (c) in relation to any other Designated Senior Debt, any agent or representative which has been designated as a “Designated Senior Agent” in any document or instrument evidencing such Designated Senior Debt.

“Designated Senior Debt” means all (a) Indebtedness arising under the Senior Secured Credit Agreement, (b) Indebtedness in respect of the Senior Notes and (c) Note Guarantor Senior Indebtedness having an aggregate principal amount outstanding or committed, as at the date of designation, of no less than €30 million and which has been designated by the Company and, for so long as any Indebtedness under the Senior Secured Credit Agreement remains outstanding, Deutsche Bank AG London (or any successor agent under such agreement) in writing as “Designated Senior Debt” for the purposes of the Senior Subordinated Indenture, with details for notices to the relevant Designated Senior Agents provided to the Senior Subordinated Trustee at the time of such designation.

“Directive” has the meaning assigned to it in Section 4.15.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)                                  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)                                  is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)                                  is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of the date (a) of the Stated Maturity of the Senior Subordinated Notes or (b) on which there are no Senior Subordinated Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock; and provided, further that (x) Management Stock shall not constitute Disqualified Stock solely because it matures or is mandatorily redeemable, is convertible or exchanges or is redeemable at the option of the holder thereof as a result of, or on the occurrence of, the termination, dismissal, retirement, disability or death of any Management Investor or any event or circumstances arising out of the employment or engagement of such Management Investor and (y) Capital Stock issued as provided in clause (9) of the definition of “Transactions” and cancelled on or before payment of the amounts referred to in clause (11) of the definition of “Transactions” shall not constitute Disqualified Stock.

“Dollar Book-Entry Interests” means individual book-entry interests in a Depositary Interest in a Dollar Global Note.

“Dollar Deposit Agreement” means the deposit and custody agreement dated the date hereof relating to the Dollar Global Notes among eircom Funding, the Book-Entry Depositary in respect of the Dollar Notes and the custodian therefor.

“Dollar Global Note” means a Global Note denominated in US Dollars.

“Dollar Notes” means Notes denominated in US Dollars.

“Dollar Regulation S Global Note” has the meaning assigned to it in Section 2.1.

“Dollar Rule 144A Note” has the meaning assigned to it in Section 2.1.

“eircom Funding Intercompany Loan” means the intercompany loan from eircom Funding to the Company of the proceeds of the issue of the Senior Subordinated Notes.

“eircom Senior Indebtedness” means the following obligations, whether outstanding on the date of this Indenture or thereafter issued, without duplication:

(1) any Guarantee of the Bank Indebtedness by eircom and all other Guarantees by eircom of Senior Indebtedness of the Company; and

(2) all obligations consisting of principal of and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of eircom.

eircom Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to eircom regardless of whether post filing interest is allowed in such proceeding.

Notwithstanding anything to the contrary in the preceding paragraph, eircom Senior Indebtedness will not include:

(1)                                  any Indebtedness Incurred in violation of Section 4.3 (but no such violation shall be deemed to exist for the purposes of this paragraph (1) if any holder of such Indebtedness or such holder’s representative shall have received an Officer’s Certificate of the Company to the effect that such Incurrence of such Indebtedness does not (or, in the case of a revolving credit or similar facility, the Incurrence of the entire committed amount at the date on which the initial borrowing thereunder is made would not) violate Section 4.3);

(2)                                  any obligations of eircom to another Restricted Subsidiary or the Company;

(3)                                  any liability for national, local or other taxes owed or owing by eircom;

(4)                                  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5)                                  any Indebtedness of eircom that is expressly subordinate in right of payment to any other Indebtedness of eircom, including, without limitation, any Note Guarantor Subordinated Obligations; or

(6)                                  any Capital Stock.

“eircom Senior Subordinated Indebtedness” means the Senior Subordinated eircom Guarantee and any other Indebtedness of eircom that specifically provides that such Indebtedness is to rank equally with the Senior Subordinated Notes eircom Guarantee in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of eircom which is not eircom Senior Indebtedness.

“eircom Subordinated Obligation” means any Indebtedness of eircom (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of eircom under its Senior Notes eircom Guarantee pursuant to a written agreement.

“Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock), or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount (as defined in the Notes) are contributed to the Company or any of its Restricted Subsidiaries.

“ESOT” means eircom ESOP Trustee Limited in its capacity as trustee of the eircom Employee Share Ownership Trust, the eircom Approved Profit Sharing Trust and/or the Valentia Share Trust and its successors and assigns in such capacities.

“ESOT Loan” means the loan by the Company to ESOT in an aggregate principal amount of €50,051,000 as at the Issue Date.

“ESOT Preference Shares” means Preferred Stock of any Parent at any time held by or for the benefit of ESOT or any Related Person thereof.

“Euro Book-Entry Interests” means individual book-entry interests in a Depositary Interest in a Euro Global Note.

“Euro Deposit Agreement” means the deposit and custody agreement dated the date hereof relating to the Euro Global Notes among eircom Funding, the Book-Entry Depositary in respect of the Euro Notes and the custodian therefor.

“Euroclear” means Euroclear Bank S.A./N.V.

“Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by the Company, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in the Financial Times in the “Exchange Rates” column under the heading “Currency Trading” (or, if the Financial Times is no longer published, or if such information is no longer available in the Financial Times, such source as may be selected in good faith by the Company) on the date of such determination.

“Euro Global Note” means a Global Note denominated in euro.

“Euro Notes” means Notes denominated in euro.

“European Government Obligations” means any security that is (i) a direct obligation of Ireland, Belgium, the Netherlands, France, Germany or any other country that is a member of the European Monetary Union, for the payment of which the full faith and credit of such country is pledged or (ii) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof.

“Euro Regulation S Global Note” shall have the meaning assigned to it in Section 2.1.

“Euro Rule 144A Global Note” shall have the meaning assigned to it in Section 2.1.

“Event of Default” has the meaning assigned to it in Section 6.1.

“Excess Proceeds” has the meaning assigned to in Section 4.10.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the notes to be issued in exchange for Initial Notes or Additional Notes pursuant to an Exchange Offer.

“Exchange Offer” means an offer by eircom Funding, pursuant to a Registration Rights Agreement, to Holders of Notes, to issue and deliver to such Holders, in exchange for their Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“Fairness Opinion” has the meaning assigned to it in Section 4.11.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of property or assets by the Company or any Subsidiary thereof to any Receivables Entity, or by any Receivables Subsidiary, in each case in connection with the Incurrence by a Receivables Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Foreign Subsidiary” means (a) any Restricted Subsidiary of the Company that is not a company incorporated in Ireland and (b) any Restricted Subsidiary of the Company that has no material assets other than securities of one or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such securities or subsidiaries.

“GAAP” means generally accepted accounting principles in the Republic of Ireland as in effect on the Issue Date (for purposes of the definitions of the terms “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Leverage Ratio,” “Consolidated Net Income,” “Consolidated Senior Leverage Ratio,” and “Total Assets,” all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of this Indenture). All ratios and calculations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“Global Note” shall mean one or more Regulation S Global Notes, Rule 144A Global Notes or Unrestricted Global Notes.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person; or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement.

“Holder” or “holder” means, for so long as the Senior Subordinated Notes are represented by global notes, such bearer thereof, which shall initially be the relevant Book Entry Depositary and, in the event that Definitive Notes are issued, each Person in whose name the Senior Subordinated Notes are registered on the Registrar’s books.

“Holdings” means Valentia Holdings Limited, a limited company incorporated under the laws of England, and any successor in interest thereto.

“Holdings Senior Indebtedness” has the meaning assigned to it in Section 11.6.

“Incur” means issue, create, assume, enter into any Guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)                                  the principal of indebtedness of such Person for borrowed money;

(2)                                  the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)                                  all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed);

(4)                                  the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)                                  Capitalized Lease Obligations of such Person;

(6)                                  the principal component of all obligations of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary that is not a Note Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)                                  the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8)                                  Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)                                  to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The term “Indebtedness” shall not include Subordinated Shareholder Funding or Management Proceeds Funding.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Indenture, or otherwise shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indenture” means this Indenture, as amended, modified or supplemented from time to time in accordance with the terms hereof.

“Initial Agreement” has the meaning assigned to it in Section 4.9.

“Initial Global Notes” means the Dollar Regulation S Global Note, the Dollar Rule 144A Global Note, the Euro Regulation S Global Note and the Euro Rule 144A Global Note.

“Initial Lien” has the meaning assigned to it in Section 4.6.

“Initial Notes” means eircom Funding’s euro-denominated 8.25% Senior Subordinated Notes due 2013 issued on the Issue Date and dollar-denominated 8.25% Senior Subordinated Notes due 2013 issued on the Issue Date (and any Notes issued in respect thereof pursuant to Section 2.6(b), 2.6(c), 2.7, 2.8, 2.11 or 3.7).

“Initial Purchasers” means the several initial purchasers named as such in Schedule I to the Purchase Agreement, dated as of July 30, 2003, among the Company, eircom, Valentia Holdings Limited, eircom Funding and such initial purchasers.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person, in each case and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.

For purposes of Section 4.4:

(1)                                  “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)                                  any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade Status” shall occur when the Senior Subordinated Notes receive both of the following:

(3)                                  a rating of “Baa3” (or the equivalent) or higher from Moody’s Investors Service, Inc. or any of its successors or assigns; and

(4)                                  a rating of “BBB-” (or the equivalent) or higher from Standard & Poor’s Ratings Services, or any of its successors or assigns,

or, in the event that either of such rating agencies shall cease rating the Senior Subordinated Notes, such other reputable rating agency in its place as the Company shall select.

“Irish Taxing Jurisdiction” has the meaning assigned to it in Section 4.15.

“Issue Date” means August 7, 2003, the first date on which Initial Notes are issued.

“Legal Defeasance” has the meaning assigned to it in Section 8.2.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means loans or advances made to, or guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary: (x) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business; (y) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility; or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding €2.5 million in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of or consultants to any Parent, the Company or any of their respective Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

“Management Proceeds Funding” means any loan made from time to time by any Parent to the Company of the proceeds of any issue of Management Stock; provided that:

(1)                                  such loan is subordinated in right of payment to the prior repayment of the Senior Subordinated Notes in the event of any Default, bankruptcy, reorganization, liquidation, winding-up or other disposition of assets of the Company;

(2)                                  such loan does not mature prior to the first anniversary of the final maturity of the Senior Subordinated Notes;

(3)                                  such loan is not secured by any asset of the Company or a Restricted Subsidiary;

(4)                                  such loan does not contain any covenant that requires the maintenance of financial ratios, or includes financial tests, in each case relating to the financial performance or condition of the Company; and

(5)                                  the terms of such loan do not, prior to payment in full of the Senior Subordinated Notes or satisfaction and discharge of this Indenture, either (x) permit or require any payment of principal or interest thereon not permitted under Section 4.4 or (y) provide the right to accelerate such loan or declare a default or event of default or take any enforcement action in the event that any payment of principal or interest thereon is not made.

“Management Stock” means Capital Stock of the Company or of any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Maturity Date” means August 15, 2013.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)                                  all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all national and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)                                  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)                                  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)                                  the deduction of appropriate amounts required to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“New York Corporate Trust Office” means an office of the Trustee in New York at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 101 Barclay Street, New York NY 10286, Attention:  Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Note Guarantee” means (i) the Senior Subordinated Valentia Guarantee, (ii) the Senior Subordinated eircom Guarantee and (iii) any Additional Note Guarantee.

“Note Guarantor” means (i) the Company in its capacity as guarantor of the Senior Subordinated Notes, (ii) eircom, in its capacity as guarantor of the Senior Subordinated Notes and (iii) each Additional Note Guarantor, in its capacity as such.

“Note Guarantor Senior Indebtedness” means, with respect to a Note Guarantor, the following obligations, whether outstanding on the date of this Indenture or thereafter issued, without duplication:

(1) the Bank Indebtedness of such Note Guarantor, any Guarantee of the Bank Indebtedness by such Note Guarantor and all other Guarantees by such Note Guarantor of Senior Indebtedness of the Company; and

(2) all obligations consisting of principal of and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of such Note Guarantor.

Note Guarantor Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Note Guarantor regardless of whether post filing interest is allowed in such proceeding.

Notwithstanding anything to the contrary in the preceding paragraph, Note Guarantor Senior Indebtedness will not include:

(1) any Indebtedness Incurred in violation of Section 4.3 (but no such violation shall be deemed to exist for the purposes of this paragraph (1) if any holder of such Indebtedness or such holder’s representative shall have received an Officer’s Certificate of the Company to the effect that such Incurrence of such Indebtedness does not (or, in the case of a revolving credit or similar facility, the Incurrence of the entire committed amount at the date on which the initial borrowing thereunder is made would not) violate such Section 4.3);

(2) any obligations of such Note Guarantor to another Restricted Subsidiary or the Company;

(3) any liability for national, local or other taxes owed or owing by such Note Guarantor;

(4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5) any Indebtedness of such Note Guarantor that is expressly subordinate in right of payment to any other Indebtedness of such Note Guarantor, including, without limitation, any Note Guarantor Subordinated Obligations; or

(6) any Capital Stock.

If any Note Guarantor Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of any bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium, liquidation or other similar laws of any jurisdiction, such Note Guarantor Senior Indebtedness will nevertheless constitute Note Guarantor Senior Indebtedness.

“Note Guarantor Senior Subordinated Indebtedness” means, with respect to a Note Guarantor, the Note Guarantee issued by such Note Guarantor and any other Indebtedness of such Note Guarantor that specifically provides that such Indebtedness is to rank equally with such Note Guarantee in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Note Guarantor which is not Note Guarantor Senior Indebtedness.

“Note Guarantor Subordinated Obligation” means any Indebtedness of a Note Guarantor (including eircom) (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Note Guarantor under its guarantee of the Senior Subordinated Notes pursuant to a written agreement.

“Note Issue Date” means, with respect to the issuance of any Note that is an Initial Note or an Additional Note, the date of issuance of such Note.

“Notes” means the Initial Notes, any Additional Notes and the Exchange Notes (and any Notes issued pursuant to Sections 2.6(b), 2.6(c), 2.7, 2.8, 2.11 or 3.7).

“Officer” means, with respect to any Person, (x) the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity or, or (y) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Senior Subordinated Trustee. The counsel may be an employee of or counsel to the Company.

“Original Notes” means the Initial Notes and any Exchange Notes issued in exchange therefor.

“Parent” means Holdings and any other Person of which the Company at any time is or becomes a Subsidiary after the Issue Date.

“Parent Expenses” means:

(1)                                  costs (including all professional fees and expenses) incurred by any Parent in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture, the Senior Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)                                  indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person;

(3)                                  obligations of any Parent in respect of director and officer insurance (including premiums therefor);

(4)                                  fees and expenses payable by any Parent in connection with the Transactions,

(5)                                  professional fees and expenses and other operational expenses of any Parent related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries;

(6)                                  fees and expenses incurred by ESOT in the ordinary course of business; and

(7)                                  expenses incurred by any Parent in connection with any public offering of Capital Stock or Indebtedness (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Senior Subordinated Notes” has the meaning assigned to it in Section 4.10.

“Paying Agent” means any Person authorized by the Company or eircom Funding to pay the principal of (and premium, if any) or interest on any Senior Subordinated Notes on behalf of eircom Funding.

“Payor” has the meaning assigned to it in Section 4.15.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of related business assets or a combination of related business assets and cash, Cash Equivalents or Temporary Cash Investments between the Company or any of its Restricted Subsidiaries and another Person.

“Permitted Holders” means, collectively, (i) PV III Investment (Cayman) Limited, PV Investment (Cayman) Limited, PV III (O) Investment (Cayman) Limited, Providence Equity Partners, Inc., Knightstown Investor Limited, EMOF L.L.C., Lionheart Ventures (Overseas) Limited, ESOT, The Goldman Sachs Group, Inc., Yoghal Trading Limited, Aurum Nominees Limited, A&L Goodbody, and any one or more Persons whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, (ii) any Senior Management Investor, (iii) any Affiliate or Related Person of any Permitted Holder described in the preceding clause (i), and any successor to any such Permitted Holder, Affiliate or Related Person and (iv) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company, acting in such capacity.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)                                  a Restricted Subsidiary, the Company or a Person that is engaged in any Company Business and will, upon the making of such Investment, become a Restricted Subsidiary;

(2)                                  another Person if such Person is engaged in any Company Business and as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3)                                  cash, Cash Equivalents and Temporary Cash Investments;

(4)                                  receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

(5)                                  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)                                  Management Advances;

(7)                                  Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted

Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(8)                                  Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including without limitation an Asset Disposition, in each case, that was made in compliance with Section 4.10;

(9)                                  Investments in existence on, or made pursuant to legally binding commitments in existence on, the Issue Date;

(10)                            Currency Agreements, Interest Rate Agreements, Commodity Hedging Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.3;

(11)                            Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed the greater of €125 million and 2.5% of Total Assets outstanding at any one time;

(12)                            pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.6;

(13)                            (x) investments in any Receivables Subsidiary, or in connection with a Financing Disposition by or to any Receivables Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (y) any promissory note issued by the Company or any Parent, provided that if any Parent receives cash from the relevant Receivables Entity in exchange for such note, an equal cash amount is contributed, directly or indirectly, by any Parent to the Company;

(14)                            the Senior Notes or the Senior Subordinated Notes; and

(15)                            any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), Subordinated Shareholder Funding or Capital Stock of any Parent, as consideration.

“Permitted Liens” means, with respect to any Person:

(1)                                  Liens securing Senior Indebtedness and/or Note Guarantor Senior Indebtedness;

(2)                                  pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licences, public or statutory obligations, or to secure surety, judgment, appeal or performance bonds (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature in each case incurred in the ordinary course of business;

(3)                                  Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)                                  Liens for taxes, assessments or other governmental charges not yet delinquent or the non-payment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries, or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)                                  Liens in favor of issuers of surety, performance or other bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of the Company or any Restricted Subsidiary in the ordinary course of its business;

(6)                                  encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(7)                                  Liens securing Hedging Obligations permitted under this Indenture;

(8)                                  leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights);

(9)                                  Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)                            Liens for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business, provided that the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture;

(11)                            Liens arising by virtue of any statutory or common law provisions (or by agreement to the same effect) relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

(12)                            Liens arising from United States Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)                            Liens existing on, or provided for under written arrangements existing on, the Issue Date;

(14)                            Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, incurred or assumed in connection with, such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided further, however, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(15)                            Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or of the Company owing to a Restricted Subsidiary;

(16)                            Liens securing the Senior Notes, these Notes, or any of the Note Guarantees or Guarantees in respect of the Senior Notes;

(17)                            Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(18)                            any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(19)                            (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(20)                            Liens on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(21)                            any encumbrance or restriction (including, but not limited to, put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(22)                            Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(23)                            Liens on receivables (including related rights);

(24)                            Liens on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(25)                            Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(26)                            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(27)                            Liens securing Indebtedness or other obligations of a Receivables Subsidiary;

(28)                            Liens incurred in the ordinary course of business with respect to obligations (other than Indebtedness for borrowed money) which do not exceed €5 million at any one time outstanding;

(29)                            Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(30)                            Liens in favor of the Company or any Note Guarantor; or

(31)                            Liens securing Management Advances.

“Permitted Payment” has the meaning assigned to it in Section 4.4.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Principal Paying Agent” means The Bank of New York, London, acting in that capacity.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Private Placement Legend” has the meaning assigned to it in Section 2.7(g).

“Qualified Institutional Buyer” or “QIB” has the meaning assigned to it by Rule 144A under the Securities Act.

“Receivable” means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined in accordance with GAAP.

“Receivables Entity” means (x) any Receivables Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any financing of Receivables of the Company or any Restricted Subsidiary that have been transferred to a Receivables Entity in a Financing Disposition.

“Receivables Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and (b) designated as a “Receivables Subsidiary” by the Board of Directors of the Company.

“Record Date” means the Record Dates specified in the Notes.

“Redemption Date” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture and Paragraph 8 of the Initial Notes and Paragraph 7 of the Exchange Notes.

“Redemption Price” when used with respect to any Note to be redeemed, means the price fixed for such redemption pursuant to this Indenture and Paragraphs 8 and 9 of the Initial Notes and Paragraphs 7 and 8 of the Exchange Notes.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including without limitation pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture or herein shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Indenture or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) if the Indebtedness being refinanced constitutes Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, the Senior Subordinated Notes; and

(2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith); and

(3) if the Indebtedness being refinanced is subordinated in right of payment to the Senior Subordinated Notes or any guarantee of the Senior Subordinated Notes, such Refinancing Indebtedness is subordinated in right of payment to the Senior Subordinated Notes or such guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Registrar” has the meaning assigned to it in Section 2.3.

“Registration Rights Agreement” means (i) the Registration Rights Agreement among the Company, eircom Funding, eircom and the Initial Purchasers, relating to the Initial Notes and dated as of the date of this Indenture, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof and (ii) any similar registration rights agreement relating to Additional Notes, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.

“Regulation S” means Regulation S (including any successor regulation thereto) under the Securities Act, as it may be amended from time to time

“Regulation S Global Note” has the meaning assigned to it in Section 2.1.

“Regulation S Note” has the meaning assigned to it in Section 2.1.

“Related Person” with respect to any Permitted Holder means:

(1)                                  any controlling equityholder or majority (or more) owned Subsidiary of such Person; or

(2)                                  in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3)                                  any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein;

(4)                                  in the case of Providence Equity Partners, Inc., Knightstown Investor Limited, EMOF L.L.C. or The Goldman Sachs Group, Inc., any investment fund or vehicle managed, sponsored or advised by such Person or any successor thereto, or by any Affiliate of such Person or any such successor; or

(5)                                  in the case of ESOT, any beneficiary of the eircom Employee Share Ownership Trust, the eircom Approved Profit Sharing Trust or the Valentia Share Trust, and any trustee of any such beneficiary.

“Related Taxes” means:

(a) any Taxes, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid by any Parent by virtue of its (1) being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than any Parent, the Company or any of the Company’s Subsidiaries), or (2) issuing or holding Management Proceeds Funding, or (3) being a holding company parent of any Parent, the Company or any of the Company’s Subsidiaries, or (4) receiving dividends from or other distributions in respect of the Capital Stock of any Parent, the Company, or any of the Company’s Subsidiaries, or (5) receiving any payments with respect to Management Proceeds Funding, or (6) having guaranteed any obligations of any Parent, the Company or any Subsidiary of the Company, or (7) having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent pursuant to Section 4.4, or

(b) any Taxes measured by income for which any Parent is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries and any Taxes imposed by way of withholding on payments made by one Parent to another Parent on any financing that is provided, directly or indirectly in relation to the Company and its Subsidiaries (reduced by any Taxes measured by income actually paid by the Company and its Subsidiaries).

“Relevant Taxing Jurisdiction” has the meaning assigned to it in Section 4.15.

“Responsible Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Global Note” means a Global Note required to bear the Private Placement Legend pursuant to the terms of this Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to it in Section 4.4.

“Restricted Period” has the meaning assigned to it in Section 2.7(c).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 (including any successor regulation thereto) under the Securities Act, as it may be amended from time to time.

“Rule 144A” means Rule 144A (including any successor regulation thereto) under the Securities Act, as it may be amended from time to time.

“Rule 144A Global Note” has the meaning assigned to it in Section 2.1.

“Rule 144A Notes” has the meaning assigned to it in Section 2.1.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Debt” means Indebtedness of the Company or its Restricted Subsidiaries that is or would have been Senior Debt pursuant to the terms of the Senior Indenture (as such Senior Indenture is in effect on the date hereof).

“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, the Bank Indebtedness and all amounts payable by the Company under or in respect of all other Indebtedness of the Company, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1)                                  any Indebtedness Incurred in violation of Section 4.3 (but no such violation shall be deemed to exist for the purposes of this clause (1) if any holder of such Indebtedness or such holder’s representative shall have received an Officer’s Certificate of the Company to the effect that such Incurrence of such Indebtedness does not (or, in the case of a revolving credit or similar facility, the Incurrence of the entire committed amount at the date on which the initial borrowing thereunder is made would not) violate Section 4.3);

(2)                                  any obligation of the Company to any Restricted Subsidiary;

(3)                                  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(4)                                  any Indebtedness of the Company that is expressly subordinate in right of payment to any other Indebtedness of the Company, including, without limitation, any Subordinated Obligations; or

(5)                                  any Capital Stock.

“Senior Indenture” means the Senior Indenture dated the Issue Date between the Company, eircom Limited, The Bank of New York as Trustee, and the other parties thereto from time to time in respect of the Senior Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Management Investors” means the officers, directors and other members of the management of, or senior consultants to, any Parent, the Company or any of their respective Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of, or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or the Parent.

“Senior Notes” means the Company’s 7.25% Senior Notes due 2013 issued pursuant to the Senior Indenture.

“Senior Secured Credit Agreement” means the Senior Credit Facility to be entered into among the Company, Deutsche Bank AG London as Facility Agent and the lenders parties thereto from time to time, as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or otherwise, and whether provided under the original Senior Secured Credit Agreement or otherwise).

“Senior Subordinated Dollar Note” and “Senior Subordinated Euro Note” means a Dollar Note and a Euro Note, respectively.

“Senior Subordinated eircom Guarantee” has the meaning assigned to it in Section 10.2.

“Senior Subordinated Indebtedness” means the Senior Subordinated Valentia Guarantee and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the Senior Subordinated Notes Valentia Guarantee in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

“Senior Subordinated Notes” means the Notes.

“Senior Subordinated Valentia Guarantee” has the meaning assigned to it in Section 10.2.

“Senior Subordinated Obligations” has the meaning assigned to it in Section 10.2.

“Senior Subordinated Trustee” means the Trustee.

“Significant Subsidiary” means any Restricted Subsidiary that meets any of the following conditions:

(1)                                  the Company’s and its Restricted Subsidiaries’ investments in and advances to the Restricted Subsidiary exceed 10 percent of the total assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year;

(2)                                  the Company’s and its Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10 percent of the total assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

(3)                                  the Company’s and its Restricted Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Restricted Subsidiary exceeds 10 percent of such income of the Company and its Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Holdings Guarantee” has the meaning assigned to it in Section 10.2

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the Senior Subordinated Notes pursuant to a written agreement.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Company by any Parent, any Affiliate of any Parent, any Permitted Holder or any other holder of Capital Stock of any Parent or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided that such Subordinated Shareholder Funding:

(1)                                  does not mature or require any amortization or other payment of principal prior to the first anniversary of the maturity of the Senior Subordinated Notes (other than through conversion or exchange of any such security or instrument for Capital Stock (other than Disqualified Stock) or for any other security or instrument meeting the requirements of this definition);

(2)                                  does not require the payment of cash interest prior to the first anniversary of the maturity of the Senior Subordinated Notes;

(3)                                  does not accelerate and has no right to declare a default or event of default or take any enforcement action prior to the first anniversary of the maturity of the Senior Subordinated Notes;

(4)                                  is not secured by any asset of the Company or a Restricted Subsidiary; and

(5)                                  is subordinated in right of payment to the prior payment in full of the Senior Subordinated Notes in the event of any Default, bankruptcy, reorganization, liquidation, winding up or other disposition of assets of the Company.

“Subsidiary” means, with respect to any Person:

(1)                                  any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;

(2)                                  any partnership, joint venture, limited liability company or similar entity of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Parent” with respect to any Person means any other Person with more than 50% of the total voting power of the Voting Stock of which is, at the time the first Person becomes a Subsidiary of such other Person, “beneficially owned” (as defined below) by one or more Persons that “beneficially owned” (as defined below) more than 50% of the total voting power of the Voting Stock of the first Person immediately prior to the first Person becoming a Subsidiary of such other Person. For purposes hereof, “beneficially own” has the meaning correlative to the term “beneficial owner,” as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act.

“Successor Company” has the meaning assigned to it in Section 5.1(1).

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Tax Redemption Date” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture and Paragraph 9 of the Initial Notes and Paragraph 8 of the Exchange Notes.

“Tax Sharing Agreement” means the Tax Sharing Agreement entered into prior to the Issue Date by the Company, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Indenture.

“TIA” means the Trust Indenture Act of 1939 (15 USC Sections 77aaa-77bbbb), as it may be amended from time to time.

“Temporary Cash Investments” means any of the following: (1) any investment in (x) direct obligations of, or obligations Guaranteed by, (i) Ireland, the United Kingdom, the United States of America, France or Germany, (ii) any other European Union member state, (iii) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country with such funds or (iv) any agency or instrumentality of any such country or member state or (y) direct obligations of any country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (2) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (a) any lender under the Senior Credit Agreement, (b) any institution authorized to operate as a bank in any of the countries or member states referred to in subclause (1)(x) above or (c) any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof, in each case, having capital and surplus aggregating in excess of €250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) above entered into with a Person meeting the qualifications described in clause (2) above, (4) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (5) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America or any European Union member state, or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (6) investment funds investing 95% of their assets in securities of the type described in clauses (1) through (5) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (7) any money market deposit accounts issued or offered by a commercial bank organized under the laws of Ireland or organized and located in a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of €250 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (8) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (9) similar short-term investments approved by the Board of Directors of the Company in the ordinary course of business.

“Total Assets” means the consolidated total assets of the Company and its Restricted Subsidiaries as shown on the most recent balance sheet (excluding the footnotes thereto) of the Company.

“Transactions” means, collectively, any or all of the following:

(1)                                  the organization of Holdings and the exchange by shareholders of the Company of Capital Stock in the Company for Capital Stock in Holdings;

(2)                                  the registration of eircom Funding and the Company as Irish public unlimited companies;

(3)                                  the transfer of the entire issued share capital of ESOT from the Company to Holdings;

(4)                                  the execution and delivery of this Indenture and the Senior Indenture, the offer and issuance of the Senior Notes and Senior Subordinated Notes, the provision of the Note Guarantees and Subordinated Holdings Guarantee by the Note Guarantors and Holdings, and the provision of Guarantees in respect of the Senior Notes;

(5)                                  the entry into of the Senior Secured Credit Agreement, the finance documents referred to therein and all other related Credit Facility documentation, and the Incurrence of Indebtedness thereunder on or prior to the Issue Date or otherwise in connection with the repayments described in clause (8) below by any of the Company and its Subsidiaries;

(6)                                  the eircom Funding Intercompany Loan;

(7)                                  the receipt by the Company of amounts by way of repayment of the ESOT Loan;

(8)                                  the repayment of amounts outstanding under the credit facility agreement dated 29 June, 2001 among, amongst others, the Company and Deutsche Bank AG London as facility agent (as subsequently amended, restated, supplemented or varied), the termination of commitments thereunder and the collaterisation of letters of credit remaining outstanding (if any);

(9)                                  the capitalization by the Company of any of its reserves and the cancellation, redemption or repayment by the Company of any Capital Stock issued by the Company to Holdings in each case to effect or facilitate the payment described in clause (11);

(10)                            the cancellation, redemption or repayment by Holdings of all or any portion of its Capital Stock;

(11)                            any payment (i) by the Company or any of its Subsidiaries to Holdings or any Permitted Holder, whether by way of dividend, other distribution, loan, repayment, release or cancellation of a loan, or other payment, on the cancellation, redemption, repurchase of any Capital Stock or otherwise, of up to €462 million plus the total amount received by the Company on repayment of the ESOT Loan, (ii) by the Company to Holdings by way of dividend or other distribution, which payment is immediately applied in full to repay to the Company any loan pursuant to clause (i), and (iii) by Holdings of amounts referred to in clause (i) with interest if applicable; and

(12)                            all other transactions related to the foregoing (including but not limited to the payment of any fees and expenses related to any of the foregoing).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such Statistical Release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to August 15, 2008; provided, however, that if the period from the redemption date to August 15, 2008 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to August 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Unrestricted Global Notes” means one or more Global Notes that do not and are not required to bear the Private Placement Legend pursuant to the terms of this Indenture.

“Unrestricted Definitive Note” means a Definitive Note not required to bear the Private Placement Legend pursuant to the terms of this Indenture.

“Unrestricted Subsidiary” means:

(1)                                  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)                                  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)                                  such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)                                  such designation and the Investment of the Company in such Subsidiary complies with Section 4.4 hereof.

Any such designation by the Board of Directors of the Company shall be evidenced to the Senior Subordinated Trustee by filing with the Senior Subordinated Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, either (x) the Company could Incur at least €1.00 of additional Indebtedness (and if any Indebtedness of such Unrestricted Subsidiary is or would become Senior Debt, €1.00 of additional Senior Debt) pursuant to Section 4.3(a) on a pro forma basis taking into account such designation or (y) neither the Consolidated Leverage Ratio nor the Consolidated Senior Leverage Ratio would be greater than it was immediately prior to giving effect to such designation.

“US Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such US Government Obligations or a specific payment of principal of or interest on any such US Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the US Government Obligations or the specific payment of principal of or interest on the US Government Obligations evidenced by such depositary receipt.

“US Person” means a “US person” as defined in Rule 902 under the Securities Act or any successor rule.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Company or another Wholly-Owned Subsidiary) is owned by the Company or another Wholly-Owned Subsidiary.

SECTION 1.2   Incorporation by Reference of TIA.  This Indenture is subject to the mandatory provisions of the TIA which as of the date hereof and thereafter as in effect are incorporated by reference in, and made a part of, this Indenture.  The following TIA terms used in this Indenture have the following meanings:

“Commission” means the SEC;

“indenture securities” means the Notes;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the indenture securities means eircom Funding or any other obligor on the Notes (including any Note Guarantor and Holdings).

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by an SEC rule and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.3   Rules of Construction.  Unless the context otherwise requires:

(a)  a term defined in this Indenture has the meaning assigned to it in this Indenture;

(b)  an accounting term not otherwise defined in this Indenture has the meaning assigned to it in accordance with Irish GAAP;

(c)  “or” is not exclusive;

(d)  words in the singular include the plural, and words in the plural include the singular;

(e)   “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

(f)  all references to “$” or “US Dollars” shall refer to the lawful currency of the United States;

(g)  all references to “€” or “euro” are to the lawful currency of the participating member states of the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community; and

(h)  any reference to “Section” or “Article” refers to a “Section” or “Article” of this Indenture.

ARTICLE II

THE NOTES

SECTION 2.1   Form and Dating.  (a) The Initial Notes, Additional Notes that are not Exchange Notes and the notation thereon relating to the Trustee’s certificate of authentication thereof, shall be substantially in the form of Exhibits A or B, as applicable.  The Exchange Notes, and the notation relating to the Trustee’s certificate of authentication thereof, shall be substantially in the form of Exhibits C or D, as applicable.  The Notes may have such appropriate insertions, omissions, substitutions, notations, legends, endorsements, identifications and other variations as are required or permitted by law, stock exchange rule or Clearing Agency rule or usage, any agreements to which eircom Funding or any Note Guarantors are subject, if any, or any other customary usage, or as may consistently herewith be determined by an Officer of eircom Funding, as evidenced by the execution of such Notes (provided always that any such notation, legend, endorsement, identification or variation is in a form acceptable to eircom

Funding).  Each Note shall be dated the date of its issuance and shall show the date of its authentication.

The terms and provisions contained in the Notes, annexed hereto as Exhibits A, B, C, D shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, eircom Funding, Holdings, each Note Guarantor, the Trustee and the Principal Paying Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  The Notes will initially be represented by the Initial Global Notes.  Global Notes shall be issuable only in bearer form and Definitive Notes, if any, shall be issuable only in registered form.  The Global Notes shall be deposited with the applicable Book-Entry Depositary or a custodian therefor in accordance with the Deposit Agreements.

(b)  Notes offered and sold in their initial distribution in reliance on Regulation S shall be initially issued in global form without interest coupons, substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein.  Such Global Notes shall be referred to collectively herein as the “Regulation S Global Notes;” such Global Notes denominated in euro shall be referred to collectively herein as the “Euro Regulation S Global Note” and such Global Notes denominated in US Dollars shall be referred to collectively herein as the “Dollar Regulation S Global Note.”  The respective aggregate principal amounts of the Euro Regulation S Global Note and the Dollar Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as hereinafter provided (or by the issue of further Regulation S Global Notes), in connection with a corresponding decrease or increase in the aggregate principal amount of the Euro Rule 144A Global Note (as defined below) or the Dollar Rule 144A Global Note (as defined below), respectively, or in consequence of the issue of Definitive Notes or additional Regulation S Notes, as hereinafter provided.  The Regulation S Global Note and all other Initial Notes that are not Rule 144A Notes (as defined below) shall collectively be referred to herein as the “Regulation S Notes.”

(c)  Notes offered and sold in their initial distribution in reliance on Rule 144A shall be initially issued in global form without interest coupons, substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A, except as otherwise permitted herein.  Such Global Notes shall be referred to collectively herein as the “Rule 144A Global Notes;” such Global Notes denominated in euro shall be referred to collectively herein as the “Euro Rule 144A Global Note” and such Global Notes denominated in US Dollars shall be referred to collectively herein as the “Dollar Rule 144A Global Note.”  The respective aggregate principal amounts of the Euro Rule 144A Global Note and the Dollar Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as hereinafter provided (or by the issue of further Rule 144A Global Notes), in connection with a corresponding decrease or increase in the aggregate principal amount of the Euro Regulation S Global Note or the Dollar Regulation S Global Note, respectively, or in consequence of the issue of Definitive Notes or additional Rule 144A Notes, as hereinafter provided.  The Rule 144A Global Note and all other Initial Notes offered and sold in their initial distribution in reliance on Rule 144A under the Securities Act shall collectively be referred to herein as the “Rule 144A Notes.”

As long as the Notes are in global form, the Principal Paying Agent (in lieu of the Trustee) shall be responsible for:

(i)                                     paying sums due on the Global Notes; and

(ii)                                  arranging on behalf of and at the expense of eircom Funding for notices in respect of Notes to be communicated to Holders of Notes in accordance with the terms of this Indenture.  Each reference in this Indenture to the performance of duties set forth in clauses (i) and (ii), above, by the Trustee includes performance of such duties by the Principal Paying Agent in respect of Notes.

SECTION 2.2   Execution and Authentication.  One Officer of eircom Funding shall sign, or one member of the Board of Directors shall sign, the Notes for eircom Funding by manual or facsimile signature.

If an Officer or member of the Board of Directors of eircom Funding whose signature is on a Note was an Officer or member of the Board of Directors at the time of such execution but no longer holds that office or position at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

Except as otherwise provided herein, the aggregate principal amount of Notes which may be outstanding at any time under this Indenture is not limited in amount.  The Trustee shall authenticate such Notes which shall consist of (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount not to exceed €285,000,000 (in respect of Euro Notes) and $250,000,000 (in respect of Dollar Notes), (ii) Additional Notes from time to time for issuance after the Issue Date to the extent otherwise permitted hereunder (including, without limitation, under Section 4.3) and (iii) Exchange Notes from time to time for issue in principal amount for issuance in exchange for a like principal amount of Initial Notes or Additional Notes pursuant to an Exchange Offer, in each case upon receipt of a Company Order in the form of an Officer’s Certificate.  Exchange Notes may have such distinctive series designation, and such changes in the form thereof, as are specified in a Company Order with respect thereto.  Additional Notes will be treated as the same series of Notes as the Original Notes for all purposes under this Indenture, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase.  Such Company Order shall specify the aggregate principal amount of Notes to be authenticated, the series and type of Notes, the date on which the Notes are to be authenticated, the issue price and the date from which interest on such Notes shall accrue, whether the Notes are to be Original Notes or Additional Notes and whether such Notes are to be Exchange Notes, whether the Notes are to be issued as Definitive Notes or Global Notes and whether or not the Notes shall bear the Private Placement Legend, or such other information as the Trustee may reasonably request.  In authenticating the Notes, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel to the effect that the conditions precedent provided for in this Indenture which relate to the authentication and delivery of the Notes have been satisfied.  Upon receipt of a Company Order, the Trustee shall authenticate Notes in substitution of Notes originally issued to reflect any name change of eircom Funding.

The Trustee may appoint an authenticating agent (“Authenticating Agent”) reasonably acceptable to eircom Funding to authenticate Notes.  Unless otherwise provided in the appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent.  An Authenticating Agent has the same rights as an Agent to deal with eircom Funding and Affiliates of eircom Funding.

The Notes shall be issuable only in denominations of €1,000 or $1,000, as the case may be, and any integral multiples thereof.

SECTION 2.3   Registrar and Paying Agent.  eircom Funding shall maintain an office or agency in the Borough of Manhattan, The City of New York, where (a) Definitive Notes, if any, may be presented or surrendered for registration of transfer or for exchange (such office or agency, the “Registrar”) (b) Global Notes (and Definitive Notes, if issued) may be presented or surrendered for payment (“Paying Agent”) and (c) notices and demands in respect of such Global Notes (and Definitive Notes, if issued) and this Indenture may be served.  In addition, in all instances, eircom Funding shall ensure that a Paying Agent is maintained in London, England.  In the event that Definitive Notes representing Euro Notes (“Euro Definitive Notes”) are issued, (a) Euro Definitive Notes may be presented or surrendered for registration of transfer or for exchange, (b) Euro Definitive Notes may be presented or surrendered for payment and (c) notices and demands in respect of such Euro Definitive Notes and this Indenture may be served at an office of the Registrar or Principal Paying Agent, as applicable, in London, England.  The Registrar shall keep a register of the Definitive Notes, if any, and of their transfer and exchange.

In addition, for so long as any Notes are listed on the Luxembourg Stock Exchange or the Irish Stock Exchange and the rules of such stock exchange so require, eircom Funding shall have appointed a Person located in Luxembourg and/or a Person located in Dublin, respectively, each of which is reasonably acceptable to the Trustee as an additional paying agent and transfer agent for the relevant series of Notes. eircom Funding will, to the extent practicable, maintain a paying agent in a European Union member state that will not be obliged to withhold or deduct tax pursuant to the Directive.

eircom Funding may change the Paying Agent or Registrar for any series of Notes without prior notice to the Holders of such Notes. However, if and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, eircom Funding will publish notice of the change in the Paying Agent and Registrar in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or (in the case of Definitive Notes) in addition to such publication, mailed by first-class mail to each Holder’s registered address.  If and for so long as the Senior Subordinated Notes are listed on the Irish Stock Exchange and the rules of such exchange so require, eircom Funding shall also comply with applicable publication requirements of such exchange, including where appropriate the delivery of notices to the Companies Announcement Office of the Irish Stock Exchange.  eircom Funding or any of its Subsidiaries may act as Paying Agent or Registrar in respect of any series of Senior Subordinated Notes.

eircom Funding, upon written notice to the Trustee, may appoint one or more co-Registrars and one or more additional Paying Agents reasonably acceptable to the Trustee.  The term “Registrar” includes any co-Registrar and the term “Paying Agent” includes any additional Paying Agent.  eircom Funding initially appoints (i) The Bank of New York in the Borough of Manhattan, The City of New York, as Registrar and Paying Agent, (ii) The Bank of New York, London, as Principal Paying Agent, (iii) The Bank of New York (Luxembourg) S.A. in Luxembourg as an additional Paying Agent and transfer agent, and (iv) AIB/BNY Fund Management (Ireland) Limited in Dublin as an additional Paying Agent and transfer agent, in each case until such time as either such entity has resigned or a successor has been appointed.  eircom Funding agrees that if and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, eircom Funding shall maintain a co-Registrar in Luxembourg and hereby initially appoints The Bank of New York (Luxembourg) S.A. as a co-Registrar.

In respect of Definitive Notes, if any, payment of principal will be made upon the surrender of such Definitive Notes at the office of the Paying Agent, including, if any, the Paying Agent in Luxembourg.  In the case of a transfer of a Definitive Note in part, upon surrender of the Definitive Note to be transferred, a Definitive Note shall be issued to the transferee in respect of the principal amount transferred and a Definitive Note shall be issued to the transferor in respect of the balance of the principal amount of the transferred Definitive Note at the office of any transfer agent, including, if any, the transfer agent in Luxembourg.  In all circumstances, eircom Funding shall ensure that the Paying Agents, other than the Irish Paying Agent, shall be located outside Ireland.

For the avoidance of doubt, upon the issuance of Definitive Notes, if any, Holders will be able to receive principal and interest on the Notes and will be able to transfer Definitive Notes at the Luxembourg office of such paying and transfer agent, subject to the right of eircom Funding to mail payments in accordance with the terms of this Indenture.

SECTION 2.4   Paying Agent To Hold Assets in Trust.  eircom Funding shall require each Paying Agent other than the Trustee, the Principal Paying Agent and the Luxembourg Paying Agent to agree in writing that each Paying Agent shall hold in trust for the benefit of Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, Additional Amounts, if any, premium, if any, or interest on, the Notes, and shall notify the Trustee of any Default by eircom Funding, Holdings or any Note Guarantor in making any such payment.  eircom Funding at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed.  Upon distribution to the Trustee of all assets that shall have been delivered by eircom Funding to the Paying Agent, the Paying Agent shall have no further liability for such assets.

SECTION 2.5   List of Holders.  In the event that Definitive Notes are issued, the Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of Notes.  If the Trustee is not the Registrar, eircom Funding shall furnish to the Trustee before each Record Date and at such other times as the

Trustee may request in writing a list as of such date and in such form as the Trustee may reasonably require of the names and addresses of Holders of Notes, which list may be conclusively relied upon by the Trustee.

SECTION 2.6   Book-Entry Provisions for Global Notes.  (a)  The Global Notes initially shall (i) be issued in bearer form, (ii) be delivered to the relevant Book-Entry Depositary or its custodian as described in Section 2.1 and (iii) bear legends to the extent required by Section 2.7(g).

(b)  Notwithstanding any other provisions of this Indenture, the relevant Deposit Agreement will provide that Global Notes may not be transferred except (i) as a whole by the relevant Book-Entry Depositary to a nominee or custodian of such Book-Entry Depositary or by a nominee or custodian of such Book-Entry Depositary to such Book-Entry Depositary or, in each case, to another successor of such Book-Entry Depositary or a nominee or custodian of such successor and (ii) in connection with transfers, exchanges and cancellations pursuant to Sections 2.7, 2.8 or 2.12 hereof or in accordance with the relevant Deposit Agreement.  For the avoidance of doubt and notwithstanding the foregoing, a Global Note denominated in US Dollars may not be transferred or exchanged for a Global Note denominated in euro, and a Global Note denominated in euro may not be transferred or exchanged for a Global Note denominated in US Dollars.  The Deposit Agreements, as agreed by the parties thereto, provide that transfer of all or any portion of the Depositary Interests may only be made through the book-entry system maintained by the relevant Book-Entry Depositary and, unless and until the relevant Book-Entry Interests are exchanged for Definitive Notes, the Depositary Interests held by a Clearing Agency (including, where relevant, through the Common Depositary) may not be transferred except as a whole by a Clearing Agency to a nominee of a Clearing Agency or by a nominee of a Clearing Agency to a Clearing Agency or another nominee of a Clearing Agency or by a Clearing Agency or any nominee to a successor of a relevant Clearing Agency or a nominee of the successor.  Global Notes may be transferred or exchanged for Definitive Notes in accordance with the rules and procedures of the relevant Clearing Agency and the provisions of this Section 2.6.  All Global Notes shall be exchanged by eircom Funding (with authentication by the Trustee upon receipt of a Company Order) for one or more Definitive Notes, if (a) any Clearing Agency notifies eircom Funding at any time that it is unwilling or unable to continue as depositary for Depositary Interests representing the Global Notes and a successor depositary is not appointed within 90 days of such notification, (b) the Book-Entry Depositary notifies eircom Funding at any time that it is unwilling or unable to continue as book-entry depositary and a successor book-entry depositary is not appointed by Company within 90 days, (c) any Clearing Agency so requests following an Event of Default hereunder or (d) in whole (but not in part) at any time if eircom Funding in its sole discretion determines and notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes.  If an Event of Default occurs and is continuing, eircom Funding shall, at the written request of the Holder thereof, exchange all or part of a Global Note for one or more Definitive Notes (with authentication by the Trustee upon receipt of a Company Order); provided, however, that the principal amount at maturity of such Definitive Notes and such Global Note after such exchange shall be, in each case, €1,000 or integral multiples thereof (in the case of a Euro Note) or $1,000 or integral multiples thereof (in the case of a Dollar Note).  Whenever all of a Global Note is exchanged for one or more Definitive Notes, it shall be surrendered by the Holder thereof to the Trustee for cancellation.  Whenever a part of a Global Note is exchanged for one or more Definitive Notes, the Global Note shall be surrendered by the

Holder thereof to the Trustee who shall cause an adjustment to be made to Schedule A of such Global Note such that the principal amount of such Global Note will be equal to the portion of such Global Note not exchanged and shall thereafter return such Global Note to such Holder.  Exchanges of Global Notes for Definitive Notes shall be made at no expense to holders of Book-Entry Interests or the Trustee.  A Global Note may not be exchanged for a Definitive Note other than as provided in this Section 2.6(b).  Every Note authenticated and delivered in exchange for or in lieu of a Global Note, or any portion thereof, pursuant to Section 2.8, 2.11 or 3.7 or otherwise, shall be authenticated and delivered in the form of, and shall be, a Global Note.  For the avoidance of doubt and notwithstanding any provision in this Section 2.6(b), a Global Note denominated in US Dollars or a Book-Entry Interest therein cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of a Definitive Note denominated in euro, and a Global Note denominated in euro or a Book-Entry Interest therein cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Definitive Note denominated in US Dollars.

(c)  In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to paragraph (b) of this Section 2.6, a Global Note shall be deemed to be surrendered to the Trustee for cancellation, and eircom Funding shall execute, and the Trustee shall upon written instructions from eircom Funding authenticate and make available for delivery, to each beneficial owner identified by the relevant Book-Entry Depositary in exchange for its beneficial interest in the Global Notes, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(d)  Transfer and exchange of Global Notes shall be by delivery, but each Global Note issued and authenticated hereunder shall be in bearer form and shall initially be delivered to the Book-Entry Depositary or its custodian, and each such Global Note shall constitute a single note for all purposes of this Indenture.  In all cases, Definitive Notes delivered in exchange for any Depositary Interests representing Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the relevant Clearing Agency or its nominee in accordance with its customary procedures.  In no event will Definitive Notes in bearer form be issued.

(e)  Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to paragraph (b) of this Section 2.6 shall, except as otherwise provided by Section 2.8, bear the Private Placement Legend.

SECTION 2.7   Registration of Transfer and Exchange.  (a)  Notwithstanding any provision to the contrary herein, so long as a Note remains outstanding, transfers of beneficial interests in Global Notes or transfers of Definitive Notes, in whole or in part, shall be made only in accordance with this Section 2.7.  For the avoidance of doubt, Book-Entry Interests in a Global Note denominated in US Dollars cannot be exchanged for, or transferred to a Person who takes delivery in the form of, a Book-Entry Interest in a Global Note denominated in euro, and Book-Entry Interests in a Global Note denominated in euro cannot be exchanged for, or transferred to a Person who takes delivery in the form of, a Book-Entry Interest in a Global Note denominated in US Dollars.

(b)  If a holder of a Book-Entry Interest in a Dollar Rule 144A Global Note or Euro Rule 144A Global Note wishes at any time to exchange its interest in such Rule 144A Global Note for an interest in the Dollar Regulation S Global Note or Euro Regulation S Global Note, respectively, or to transfer its interest in such Rule 144A Global Note to a Person who wishes to take delivery thereof in the form of an interest in such Regulation S Global Note, such holder may, subject to the rules and procedures of the relevant Clearing Agency, to the extent applicable, and subject to the requirements set forth in the following sentence, exchange or cause the exchange or transfer or cause the transfer of such interest for an equivalent Book-Entry Interest in such Euro Regulation S Global Note or Dollar Regulation S Global Note, as applicable.  Upon (1) written instructions given in accordance with the procedures of the Clearing Agency, to the extent applicable, from or on behalf of a holder of a Book-Entry Interest in the relevant Rule 144A Global Note, directing the credit of a Book-Entry Interest in the corresponding Regulation S Global Note in an amount equal to the Book-Entry Interest in the Rule 144A Global Note to be exchanged or transferred, (2) a written order given in accordance with the procedures of the Clearing Agency, to the extent applicable, containing information regarding the  account to be credited with such increase and the name of such account and (3) receipt by the relevant Book-Entry Depositary of a certificate in the form of Exhibit E given by the holder of such Book-Entry Interest stating that the exchange or transfer of such interest has been made pursuant to and in accordance with Rule 903 or Rule 904 of Regulation S or with Rule 144 under the Securities Act, the Book-Entry Depositary shall present the relevant Initial Global Notes to the Trustee or its agent to reduce the principal amount of the relevant Rule 144A Global Note and to increase the principal amount of the corresponding Regulation S Global Note by the principal amount of the beneficial interest in the Rule 144A Global Note to be so transferred by annotation thereon or in the records of the Trustee (and an appropriate notation shall be made by the Trustee thereon or in the records of the Trustee).  The Trustee or its agent shall then promptly deliver appropriate instructions to the Clearing Agency to reduce or reflect on its records a reduction of the Book-Entry Interests in the relevant Rule 144A Global Note by the aggregate principal amount of the interest in such Rule 144A Global Note to be so exchanged or transferred from the relevant participant, and the Trustee shall promptly deliver appropriate instructions to the Clearing Agency concurrently with such reduction, to increase or reflect on its records an increase of the principal amount of Book-Entry Interests in such Regulation S Global Note by the aggregate principal amount of the interests in such Rule 144A Global Note to be so exchanged or transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a Book-Entry Interest in such Regulation S Global Note equal to the reduction in the principal amount of such Book-Entry Interests in the relevant Rule 144A Global Note.

(c)  If a holder of a Book-Entry Interest in a Dollar Regulation S Global Note or a Euro Regulation S Global Note wishes at any time to exchange its interest in such Regulation S Global Note for an interest in the Dollar Rule 144A Global Note or Euro Rule 144A Global Note, respectively, or to transfer its interest in such Regulation S Global Note to a Person who wishes to take delivery thereof in the form of an interest in such Rule 144A Global Note, such holder may, subject to the rules and procedures of the relevant Clearing Agency, to the extent applicable, and to the requirements set forth in the following sentence, exchange or cause the exchange or transfer or cause the transfer of such interest for an equivalent Book-Entry Interest in such Dollar Rule 144A Global Note or Euro Rule 144A Global Note.  Upon (l) written instructions given in accordance with the procedures of the Clearing Agency, to the extent applicable, from or on behalf of a holder of a Book-Entry Interest in the relevant Regulation S Global Note directing the credit of a Book-Entry Interest in the corresponding Rule 144A Global Note in an amount equal to the Book-Entry Interest in the Regulation S Global Note to be exchanged or transferred, (2) a written order given in accordance with the procedures of the Clearing Agency, to the extent applicable, containing information regarding the account to be credited with such increase and the name of such account and (3) if during the period prior to or on the 40th day after the later of the commencement of the offering of the Notes and the relevant Note Issue Date (the “Restricted Period”), receipt by the relevant Book-Entry Depositary of a certificate in the form of Exhibit F given by the holder of such Book-Entry Interest and stating that the Person transferring such interest in such Regulation S Global Note reasonably believes that the Person acquiring such interest in such Rule 144A Global Note is a Qualified Institutional Buyer (as defined in Rule 144A) and is obtaining such Book-Entry Interest in a transaction meeting the requirements of Rule 144A and any applicable securities laws of any state of the United States or any other jurisdiction, the Book-Entry Depositary shall present the relevant Initial Global Notes to the Trustee or its agent to reduce the principal amount of the relevant Regulation S Global Note and to increase the principal amount of the corresponding Rule 144A Global Note by the principal amount of the beneficial interest in the Regulation S Global Note to be so transferred by annotation thereon (and an appropriate notation shall be made thereon by the Trustee).  The Trustee or its agent shall then promptly deliver appropriate instructions to the Clearing Agency to reduce or reflect on its records a reduction of the Book-Entry Interests in the relevant Regulation S Global Note by the aggregate principal amount of the interest in such Regulation S Global Note to be exchanged or transferred, and the Trustee shall promptly deliver appropriate instructions to the Clearing Agency concurrently with such reduction, to increase or reflect on its records an increase of the principal amount of Book-Entry Interests in such Rule 144A Global Note by the aggregate principal amount of the interest in such Regulation S Global Note to be so exchanged or transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a Book-Entry Interest in such Rule 144A Global Note equal to the reduction in the principal amount of such Book-Entry Interests in the Regulation S Global Note.  After the expiration of the Restricted Period, the certification requirement set forth in clause (3) of the second sentence of this Section 2.7(c) will no longer apply to such transfers.

(d)  Any Book-Entry Interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to Book-Entry Interests in such other Global Note for as long as it remains such an interest.

(e)  In the event that a Global Note is exchanged for Definitive Notes, pursuant to Section 2.6(b), or a Definitive Note is exchanged for another such Definitive Note, or a Definitive Note is exchanged for a Book-Entry Interest in a Global Note, such Notes may be exchanged or transferred for one another only in accordance with (i) such procedures as are substantially consistent with the provisions of Sections 2.7(b) and (c) above (including the certification requirements intended to ensure that such exchanges or transfers comply with Rule 144, Rule 144A or Regulation S, as the case may be) and as may be from time to time adopted by eircom Funding and the Trustee.  For the avoidance of doubt and notwithstanding the foregoing, a Global Note denominated in US Dollars or Book-Entry Interests therein and Definitive Notes denominated in US Dollars cannot be exchanged for, or transferred to a Person who takes delivery in the form of, a Definitive Note denominated in euro, and a Global Note denominated in euro or Book-Entry Interests therein and Definitive Notes denominated in euro cannot be exchanged for, or transferred to a Person who takes delivery in the form of, a Definitive Note denominated in US Dollars.

(f)  Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may not be transferred to a U.S. person or for the account or benefit of a U.S. person within the meaning of Rule 902 under the Securities Act except to a person whom the transferor reasonably believes is purchasing or acquiring such beneficial interest for its own account or for the account or accounts as to which it exercises sole investment discretion and is a QIB within the meaning of Rule 144A and otherwise in a transaction meeting the requirements of Rule 144A and in accordance with all applicable securities laws of any state of the United States or any other jurisdiction and in accordance with the requirements of this Indenture.  Until the expiration of the Restricted Period, Book-Entry Interests in the Regulation S Global Notes may only be held through Euroclear and Clearstream (or, in the case of a Book-Entry Interest in a Regulation S Dollar Global Note, through an account of Euroclear or Clearstream (or the DTC Depositary thereof) in DTC.

(g)  Each Initial Note issued hereunder, including each Note issued in exchange therefor, unless such Note is sold or exchanged pursuant to an effective registration statement under the Securities Act, shall, upon issuance, bear the following legend (the “Private Placement Legend”):

“THIS NOTE OF EIRCOM FUNDING HAS NOT BEEN REGISTERED UNDER THE US SECURITIES ACT OF 1933, AS AMENDED (THE “US SECURITIES ACT”), OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE US SECURITIES ACT.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (WITHOUT PREJUDICE TO THE BEARER NATURE HEREOF)  (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE US SECURITIES ACT) OR (B) IT IS NOT A US PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE US SECURITIES ACT, (2) AGREES THAT IT WILL NOT, PRIOR TO (X) THE DATE WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144(k) UNDER THE US SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS NOTE) OR THE LAST DAY ON WHICH EIRCOM FUNDING OR ANY AFFILIATE OF EIRCOM FUNDING WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO EIRCOM FUNDING, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH

HAS BEEN DECLARED EFFECTIVE UNDER THE US SECURITIES ACT, (C) FOR SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE US SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE US SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE US SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES TO NON-US PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE US SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE US SECURITIES ACT, AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT EIRCOM FUNDING. THE TRUSTEE AND THE REGISTRAR SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) PRIOR TO THE END OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE US SECURITIES ACT OR PURSUANT TO CLAUSE (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THAT AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EIRCOM FUNDING, THE TRUSTEE AND THE REGISTRAR IS COMPLETED AND DELIVERED BY THE TRANSFEROR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “US PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE US SECURITIES ACT.”

The Private Placement Legend shall not be removed from such Note except as provided in this Section 2.7(g).  The Private Placement Legend shall be removed from a Note as provided by and in accordance with the terms of the penultimate sentence of the Private Placement Legend.  Upon the satisfaction of the terms of such sentence, the Trustee, upon receipt of a Company Order, shall authenticate and deliver in exchange for such Note another Note or Notes having an equal aggregate principal amount that does not bear such legend.  If the Private Placement Legend has been removed from a Note as provided above, no other Note issued in exchange for all or any part of such Note shall bear such legend, unless eircom Funding has reasonable cause to believe that such other Note is a “restricted security” within the meaning of Rule 144 and instructs the Trustee to cause a legend to appear thereon.

(h)  By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and that such restrictions also apply to transfers of any beneficial interests in these Notes and agrees that it will transfer such Note only as provided in this Indenture.

Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note

(including any transfers between or among Agent Members of a relevant Clearing Agency or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

The Registrar and each Book-Entry Depositary shall retain copies of all letters, notices and other written communications received pursuant to Section 2.6 or this Section 2.7.  eircom Funding shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

(i)  Definitive Notes shall be transferable only upon the surrender of a Definitive Note for registration of transfer.  When a Definitive Note is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements for such transfers and the requirements of this Indenture are met.  When Definitive Notes are presented to the Registrar or a co-registrar with a request to exchange them for an equal principal amount of Definitive Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met.  To permit registration of transfers and exchanges, eircom Funding shall execute and, upon receipt of a Company Order, the Trustee shall authenticate Definitive Notes at the Registrar’s or co-registrar’s request.

(j)  eircom Funding shall not be required to make, and the Registrar need not register transfers or exchanges of, Definitive Notes (i) that have been selected for redemption (except, in the case of Definitive Notes to be redeemed in part, the portion thereof not to be redeemed) or (ii) for a period of 15 days prior to a selection of Definitive Notes to be redeemed.

(k)  Prior to the due presentation for registration of transfer of any Definitive Note, eircom Funding, any Note Guarantor, Holdings, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the Person in whose name a Definitive Note is registered as the absolute owner of such Definitive Note for the purpose of receiving payment of principal, interest, or Additional Amounts, if any, on such Definitive Note and for all other purposes whatsoever, whether or not such Definitive Note is overdue, and none of eircom Funding, any Note Guarantor, Holdings, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

(l)  Upon the occurrence of an Exchange Offer, eircom Funding shall issue, and upon receipt of a Company Order in accordance with Section 2.2 hereof, the Trustee shall authenticate, (i) one or more Unrestricted Global Notes denominated in US Dollars or euro, as the case may be, in an aggregate principal amount equal to the aggregate principal amount of the Dollar Book-Entry Interests in the Depositary Interests representing the Dollar Regulation S Global Note and the Dollar Rule 144A Global Note taken together, or the principal amount of the Euro Book-Entry Interests in the Depositary Interests representing the Euro Regulation S Global Note and the Euro Rule 144A Global Note taken together, as the case may be, tendered in response to the Exchange Offer, and shall exchange such Unrestricted Global Notes for that portion of each Dollar Regulation S Global Note and Dollar Rule 144A Global Note or Euro Regulation S Global Note and Euro Rule 144A Global Note, as the case may be (to the extent such portions of such Global Notes are accepted pursuant to the Exchange Offer) in accordance with the terms of the relevant Deposit Agreement, and (ii) one or more Unrestricted Definitive Notes denominated in US Dollars or euro, as the case may be, in an aggregate principal amount equal to the principal amount of Definitive Notes denominated in US Dollars or euro, as the case may be, tendered and accepted pursuant to the Exchange Offer.

(m)  (A) A Book-Entry Interest related to any Global Note that is a Restricted Global Note may be exchanged by any holder thereof for a Book-Entry Interest related to an Unrestricted Global Note, or transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest related to an Unrestricted Global Note only if (1) such exchange or transfer is effected pursuant to an Exchange Offer in which the Book-Entry Interests are accepted pursuant to and in accordance with such Exchange Offer in exchange for Book-Entry Interests in such Unrestricted Global Note (including pursuant to any certification procedures that may be required in relation to such Exchange Offer), (2) such transfer is effected pursuant to a registration statement entered into in relation to, and in accordance with, an applicable Registration Rights Agreement, (3) such transfer is effected by a broker-dealer pursuant to a registration statement related to an Exchange Offer and in accordance with the applicable Registration Rights Agreement, or (4) such transfer is effected in circumstances where, in relation to such Book-Entry Interests, the conditions for the removal of the Private Placement Legend set forth in Section 2.7(g) are satisfied.

(B) If a holder of a Book-Entry Interest related to a Restricted Global Note wishes at any time to exchange its interest in such Restricted Global Note for an interest in an Unrestricted Global Note in accordance with the terms of this Indenture, or to transfer its interest in such Restricted Global Note to a Person who wishes to take delivery thereof in the form of an interest in such Unrestricted Global Note, such holder may, subject to the provisions of the relevant Deposit Agreement and the rules and procedures of the relevant Clearing Agency, to the extent applicable, and subject to the requirements set forth in the following sentence and paragraph (A) of this Section 2.7(m), exchange or cause the exchange or transfer or cause the transfer of such interest for an equivalent Book-Entry Interest in such Unrestricted Global Note, as applicable.  Upon (1) written instructions given in accordance with the procedures of the Clearing Agency, to the extent applicable, from or on behalf of a holder of a Book-Entry Interest in the relevant Restricted Global Note, directing the credit of a Book-Entry Interest related to the Unrestricted Global Note in an amount equal to the Book-Entry Interest related to the Restricted Global Note to be exchanged or transferred, (2) a written order given in accordance with the provisions of the relevant Deposit Agreement and the procedures of the Clearing Agency, to the extent applicable, containing information regarding the  account to be credited with such increase and the name of such account and (3) receipt by the relevant Book-Entry Depositary of a certificate given by the holder of such Book-Entry Interest stating that the exchange or transfer of such interest (i) is effected pursuant to an Exchange Offer in which the Book-Entry Interests are accepted pursuant to and in accordance with such Exchange Offer in exchange for Book-Entry Interests in such Unrestricted Global Note (including pursuant to any certification procedures that may be required in relation to such Exchange Offer), (ii) is effected pursuant to a registration statement entered into in relation to, and in accordance with, an applicable Registration Rights Agreement, (iii) is effected by a broker-dealer pursuant to a registration statement related to an Exchange Offer and in accordance with the applicable Registration Rights Agreement, or (iv) is effected in circumstances where, in relation to such Book-Entry Interests, the conditions for the removal of the Private Placement Legend set forth in Section 2.7(g) are satisfied, the Book-Entry Depositary shall present the relevant Global Notes to the Trustee or its agent to reduce the principal amount of the relevant Restricted Global Note and to increase the principal amount of the corresponding Unrestricted Global Note by the principal amount of the beneficial interest in the Restricted Global Note to be so transferred by annotation thereon or in the records of the Trustee (and an appropriate notation shall be made by the Trustee thereon or in the records of the Trustee).

(n)  No service charge will be made for any registration or transfer or exchange of the Notes, but the Trustee and the Paying Agent and transfer agents in Luxembourg and Ireland may require payment by a transferor of a sum sufficient to pay all taxes or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.7 (other than in respect of an Exchange Offer, except as otherwise provided in a Registration Rights Agreement).

(o)  All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture will evidence the same debt and will be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(p)  The Registrar shall effect and register, upon receipt of a written request from eircom Funding so to do, a transfer not otherwise provided for by this Section 2.7, such registration to be done in accordance with the otherwise applicable provisions of Section 2.7, upon the furnishing by the proposed transferor or transferee to eircom Funding and the Trustee of a written opinion of counsel (which opinion and counsel are satisfactory to eircom Funding and the Trustee) to the effect that, and/or such other certifications or information as eircom Funding may require to confirm that, the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

SECTION 2.8   Replacement Notes.  If a mutilated Definitive Note is surrendered to the Registrar, if a mutilated Global Note is surrendered to eircom Funding or if the Holder of a Note provides evidence to the reasonable satisfaction of eircom Funding and the Trustee that such Note has been lost, destroyed or wrongfully taken, eircom Funding shall issue and, upon receipt of a Company Order, the Trustee shall authenticate a replacement Note in such form as the Note being replaced if the requirements of the Trustee, the Registrar, eircom Funding, any Note Guarantor and Holdings are met.  If required by the Trustee, the Registrar, or eircom Funding, such Holder must provide an indemnity bond or other indemnity, sufficient in the judgment of eircom Funding, the Registrar and the Trustee, to protect eircom Funding, Holdings and any Note Guarantor, the Registrar, the Trustee and any Agent from any loss which any of them may suffer if a Note is replaced.  eircom Funding may charge such Holder for any tax or other governmental charge that may be imposed on or in relation to the issuance of any replacement Note and for its reasonable, out-of-pocket expenses in replacing a Note, including reasonable fees and expenses of counsel and of the Trustee.  If any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, eircom Funding in its discretion may, instead of issuing a replacement Note, pay such Note.  Every replacement Note is an additional obligation of eircom Funding and any Note Guarantor.  The provisions of this Section 2.8 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement of mutilated, destroyed, lost or wrongfully taken Notes.

SECTION 2.9   Outstanding Notes.  Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation, those reductions in the Global Note effected in accordance with the provisions hereof and those described in this Section as not outstanding.  Subject to Section 2.10, a Note does not cease to be outstanding because eircom Funding or any of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.8 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless a Responsible Officer of the Trustee receives proof satisfactory to it and eircom Funding that the replaced Note is held by a bona fide purchaser.  A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.8.

If the principal amount of any Note is considered paid under Section 4.1, it ceases to be outstanding and interest and Additional Amounts, if any, on it cease to accrue.

If on a Redemption Date or the Maturity Date the Paying Agent holds cash in euro sufficient to pay all of the principal, interest, and Additional Amounts, if any, due on the Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest, and Additional Amounts, if any, on such Notes cease to accrue.

SECTION 2.10   Treasury Notes.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by eircom Funding or its Affiliates shall be disregarded, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be disregarded.

For purposes of determining whether such Holders have so concurred, the Trustee may require an Officer’s Certificate listing Notes owned by the Company, eircom Funding, a Subsidiary of the Company or (to the Company’s knowledge) an Affiliate of the Company.

SECTION 2.11   Temporary Notes.  In the event that Definitive Notes become issuable under the Indenture, until permanent Definitive Notes are ready for delivery, eircom Funding may prepare and the Trustee shall authenticate temporary Definitive Notes upon receipt of a Company Order in the form of an Officer’s Certificate.  The Officer’s Certificate shall specify the amount of temporary Definitive Notes to be authenticated and the date on which the temporary Definitive Notes are to be authenticated.  Temporary Definitive Notes shall be substantially in the form of permanent Definitive Notes but may have variations that eircom Funding considers appropriate for temporary Definitive Notes.  Without unreasonable delay, eircom Funding shall prepare and the Trustee shall authenticate upon receipt of a Company Order pursuant to Section 2.2 permanent Definitive Notes in exchange for temporary Definitive Notes.  Holders of temporary Definitive Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.12   Cancellation.  eircom Funding at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment.  The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, and no one else, shall cancel and, at the written direction of eircom Funding, shall dispose of (subject to the record retention requirements of the Exchange Act) all Notes surrendered for transfer, exchange, payment or cancellation; provided, however, that the Trustee may, but shall not be required to, destroy such canceled Notes.  Subject to Section 2.7, eircom Funding may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation.  If eircom Funding shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.12.

SECTION 2.13   Defaulted Interest.  If eircom Funding defaults in a payment of interest on the Notes, it shall pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, to the Holders thereof.  If such default in payment of interest continues for 30 days, eircom Funding shall (in the case of Definitive Notes) establish a subsequent special Record Date, which date shall be the fifteenth day next preceding the date fixed by eircom Funding for the payment of defaulted interest.  If no special Record Date is required to be established pursuant to the immediately preceding sentence, (i) in the case of Definitive Notes, Holders of record on the original Record Date shall be entitled to such payment of defaulted interest and any such interest payable on the defaulted interest and (ii) in the case of Global Notes, Holders on the Default Interest Payment Date (as defined in the next sentence) shall be entitled to such payment of defaulted interest and any such interest payable on the defaulted interest.  eircom Funding shall notify the Trustee and Paying Agent in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment (a “Default Interest Payment Date”), and at the same time eircom Funding shall deposit with the Trustee or Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements reasonably satisfactory to the Trustee or Paying Agent for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as in this Section 2.13; provided, however, that in no event shall eircom Funding deposit monies proposed to be paid in respect of defaulted interest later than 10:00 a.m. London time (in relation to Euro Notes) or 10:00 a.m. New York time (in relation to Dollar Notes) on the proposed Default Interest Payment Date with respect to defaulted interest to be paid on the Note.  In the case of Definitive Notes, at least 15 days before the subsequent special Record Date, if applicable, eircom Funding shall publish in a leading newspaper having a general circulation in New York (which is expected to be The Wall Street Journal) and (if and so long as the Notes are listed on the Luxembourg Stock Exchange and/or the Irish Stock Exchange and the rules of such Stock Exchange shall so require) a leading newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) and/or Dublin (which is expected to be the Irish Times), as the case may be, and, in addition to such publication, mail by first-class mail to each Holder’s registered address, with a copy to the Trustee, a notice that states the subsequent special Record Date, the payment date and the amount of defaulted interest.  In the case of Global Notes, at least 15 days before the Default Interest Payment Date, eircom Funding shall publish in a leading newspaper having a general circulation in New York (which is expected to be The Wall Street Journal) and (if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require) a leading newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger

Wort) and (if and so long as the Notes are listed on the Irish Stock Exchange and the rules of such stock exchange shall so require) a leading newspaper having a general circulation in Dublin (which is expected to be the Irish Times), with a copy to the Trustee, a notice that states the Default Interest Payment Date, the payment date and the amount of defaulted interest to be paid.  In addition (if and so long as the Notes are listed on the Irish Stock Exchange and the rules of such stock exchange shall so require) copies of all notices transmitted to Holders shall be delivered to the Companies Announcement Office of the Irish Stock Exchange.

SECTION 2.14   CUSIP, ISIN and Common Code Numbers.  eircom Funding in issuing the Notes may use a “CUSIP”, “ISIN” or “Common Code” number, and if so, the Trustee shall use the CUSIP, ISIN and Common Code number in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP, ISIN and Common Code number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes.  eircom Funding shall promptly notify the Trustee in writing of any change in any CUSIP, ISIN or Common Code number.

SECTION 2.15   Deposit of Moneys.  On each interest payment date and on the Maturity Date, eircom Funding shall deposit with the Trustee or its designated Paying Agent (which shall be the Principal Paying Agent unless otherwise notified to eircom Funding by the Trustee) in immediately available funds money sufficient to make cash payments, if any, due on such interest payment date or Maturity Date, as the case may be, on all Notes then outstanding.  Such payments shall be made by eircom Funding in a timely manner which permits the Paying Agent to remit payment to the Holders on such interest payment date or Maturity Date, as the case may be.

SECTION 2.16   Certain Matters Relating to Global Notes.  (a)  Neither eircom Funding nor the Trustee nor any of their respective agents shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or a Depositary Interest, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.  Members of or participants in a Clearing Agency (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held by the Book-Entry Depositary or its custodian, or under such Global Note, and the Book-Entry Depositary or its custodian may be treated by eircom Funding, the Trustee and any agent of eircom Funding or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent eircom Funding, the Trustee or any agent of eircom Funding or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Book-Entry Depositary or impair, as between the Clearing Agency and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b)  The Holder of any Global Note may grant proxies and otherwise authorize any Person, including the relevant Clearing Agency and their Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

ARTICLE III

REDEMPTION

SECTION 3.1   Optional Redemption.  The Notes may be redeemed, as a whole or from time to time in part, upon the terms and at the redemption prices set forth in the Notes.  Any redemption pursuant to this Section 3.1 shall be made pursuant to the provisions of this Article III.

SECTION 3.2   Notices to Trustee.  If eircom Funding elects to redeem Initial Notes pursuant to Paragraph 8 or 9 of such Notes or Exchange Notes pursuant to Paragraph 7 or 8 thereof it shall notify the Trustee and the Principal Paying Agent in writing of the Redemption Date and the principal amount of Notes to be redeemed at least 30 days but not more than 60 days before the Redemption Date (or such shorter period as the Trustee in its sole discretion shall determine).  eircom Funding shall give notice of redemption as required under the relevant paragraph of the Notes pursuant to which such Notes are being redeemed.  Any redemption and notice may, at eircom Funding’s discretion, be subject to the satisfaction of one or more conditions precedent.

SECTION 3.3   Selection of Notes to Be Redeemed.  If less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, and/or in compliance with the requirements of each relevant Clearing Agency, or if such Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through a Clearing Agency or such Clearing Agency prescribes no method of selection, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate (and in such manner as complies with applicable legal and exchange requirements); provided, however, that no Note of €1,000 (in the case of Euro Notes) or $1,000 (in the case of Dollar Notes) in aggregate principal amount or less shall be redeemed in part.  Unless otherwise provided herein, in the event of partial redemption by lot the particular Notes to be redeemed shall be selected, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

SECTION 3.4   Notice of Redemption.  At least 30 days but not more than 60 days before a Redemption Date, eircom Funding shall, so long as the Notes are in global form, publish in a leading newspaper having a general circulation in New York (which is expected to be The Wall Street Journal) (and, if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort)) or in the case of Definitive Notes, in addition to such publication, mail to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar (any such mailed notice, if mailed in the manner provided in this Section 3.4, to be conclusively deemed to have been given, whether or not the Holder receives such notice).  If and for so long as the Senior Subordinated Notes are listed on the Irish Stock Exchange and the rules of such exchange so require, notice of such redemption shall be sent to the Companies Announcements Office of such exchange.  At eircom Funding’s request made at least 30 days before the Redemption Date (or such shorter period as the Trustee in its sole discretion shall determine), the Trustee shall give the notice of redemption in eircom Funding’s name and at eircom Funding’s expense; provided, however, that eircom Funding shall deliver to the Trustee an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the following items.  Any defect, other than a material defect, in any redemption notice shall not affect the validity of the proceedings for the redemption of any Note.  Each such notice for redemption shall identify the Notes to be redeemed and shall state:

(a)   the expected Redemption Date;

(b)   the Redemption Prices (and the fact that accrued and unpaid interest, as well as Additional Amounts, if, any, shall also be paid);

(c)   the name and address of the relevant Paying Agent;

(d)   the place where the Notes called for redemption must be surrendered to collect the Redemption Price as well as accrued and unpaid interest, and Additional Amounts, if any;

(e)   that, unless eircom Funding does not make the redemption payment (whether because any conditions to redemption have not been met or otherwise), interest and Additional Amounts, if any, on Notes called for redemption cease to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Notes redeemed;

(f)   (i) if any Global Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, interest and Additional Amounts, if any, shall cease to accrue on the portion called for redemption, and upon surrender of such Global Note, the Global Note with a notation on Schedule A thereof adjusting the principal amount thereof to be equal to the unredeemed portion, will be returned and (ii) if any Definitive Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed, and that, after the Redemption Date, upon surrender of such Definitive Note, a new Definitive Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof, upon cancellation of the original Note;

(g)   if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(h)   the paragraph of the Notes pursuant to which the Notes are to be redeemed;

(i)   the CUSIP, ISIN or Common Code number, and that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number, if any, listed in such notice or printed on the Notes; and

(j)  the conditions to redemption, if any, specified by eircom Funding.

SECTION 3.5   Effect of Notice of Redemption.  Subject to the fulfillment of any conditions to redemption specified in Section 3.4, once notice of redemption is given in accordance with Section 3.4, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price plus accrued and unpaid interest, if any, and Additional Amounts, if any.  Upon surrender to the Trustee or Paying Agent, such Notes called for redemption shall be paid at the Redemption Price (which shall include accrued and unpaid interest thereon, if any, and Additional Amounts, if any, to the Redemption Date), but (in the case of Definitive Notes) installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates.

SECTION 3.6   Deposit of Redemption Price.  On or prior to 10:00 a.m. London time (in the case of Euro Notes) or 10:00 a.m. New York time (in the case of Dollar Notes) on the Redemption Date, eircom Funding shall deposit with the Trustee or its designated Paying Agent (which shall be the Principal Paying Agent unless otherwise notified to eircom Funding by the Trustee) cash in euro (in the case of Euro Notes) or US Dollars (in the case of Dollar Notes) sufficient to pay the Redemption Price plus accrued and unpaid interest, if any, and Additional Amounts, if any, of all Notes to be redeemed on that date.  The Paying Agent shall promptly return to eircom Funding any cash so deposited which is not required for that purpose upon the written request of eircom Funding.

If eircom Funding complies with the preceding paragraph, then, unless eircom Funding does not make the redemption payment (whether because any conditions to redemption have not been met or otherwise), interest and Additional Amounts on the Notes to be redeemed will cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment.  With respect to Definitive Notes, if a Definitive Note is redeemed on or after an interest Record Date but on or prior to the related interest payment date, then any accrued and unpaid interest, and Additional Amounts, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of eircom Funding to comply with the preceding paragraph, interest, and Additional Amounts, if any, shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, in each case at the rate provided in the Notes and in Section 4.1.

SECTION 3.7   Notes Redeemed in Part.  Upon surrender and cancellation of a Definitive Note that is redeemed in part (with, if eircom Funding or the Trustee so requires, the endorsement by, or a written instrument of transfer in form satisfactory to eircom Funding and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), eircom Funding shall execute and upon receipt of a Company Order the Trustee shall authenticate for the Holder without a service charge a new Definitive Note equal in principal amount to the unredeemed portion of the Definitive Note surrendered and canceled; provided, however, that each such Definitive Note shall be in a principal amount at maturity of €1,000 (in the case of Euro Notes) or $1,000 (in the case of Dollar Notes) or an integral multiple thereof.  Upon surrender of a Global Note that is redeemed in part, the Paying Agent shall forward such Global Note to the Trustee who shall make a notation on Schedule A thereof to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion of the

Global Note surrendered; provided, however, that each such Global Note shall be in a principal amount at maturity of €1,000 or $1,000, as applicable, or an integral multiple thereof.

ARTICLE IV

COVENANTS

SECTION 4.1   Payment of Notes.  (a)  eircom Funding shall pay the principal, premium, if any, interest and Additional Amounts, if any, on the Notes in the manner provided in such Notes and this Indenture.  An installment of principal of or interest on the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (including the Principal Paying Agent) holds, on or prior to the time required by Section 2.15, on that date money deposited by eircom Funding in immediately available funds and designated for, and sufficient to pay the installment in full and is not prohibited from paying such money to the Holders pursuant to the terms of this Indenture.

(b)  eircom Funding shall pay, to the extent such payments are lawful, interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and on overdue installments of interest (without regard to any applicable grace periods), and on any overdue Additional Amounts, from time to time on demand at the rate borne by the Notes.

(c)  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 4.2   Maintenance of Office or Agency.  eircom Funding shall maintain the office or agency (which office may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-Registrar) required under Section 2.3 where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon eircom Funding in respect of the Notes and this Indenture may be served.  eircom Funding shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time eircom Funding shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 12.2.  eircom Funding hereby initially designates the office of the New York Corporate Trust Office of the Trustee as its initial office or agency outside Ireland as required under Section 2.3 hereof.  If the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, eircom Funding will appoint The Bank of New York (Luxembourg) S.A., or such other Person located in Luxembourg and reasonably acceptable to the Trustee, as an additional paying and transfer agent.

SECTION 4.3   Limitation on Indebtedness.  (a)  The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company, eircom, eircom Funding and any Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto, (x) the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries is less than 5.00 to 1.00 and (y) in the case only of an Incurrence of Senior Debt, the

Consolidated Senior Leverage Ratio for the Company and its Restricted Subsidiaries is less than 3.50 to 1.00.

(b)  Section 4.3(a) will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness Incurred (a) pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness or (b) by a Receivables Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition, in a maximum aggregate principal amount at any time outstanding not exceeding (A) €1.4 billion plus (B) in the case of any refinancing of any Credit Facility or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(2) (a) Guarantees in respect of Indebtedness permitted to be secured by a Lien in compliance with Section 4.6, (b) Guarantees by the Company or any Note Guarantor of Indebtedness or any other obligation or liability of the Company, any Note Guarantor or eircom Funding (other than any Indebtedness incurred by the Company, any Note Guarantor or eircom Funding, as the case may be, in violation of this Section 4.3), including, without limitation, any Guarantees of the Senior Subordinated Notes, (c) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of any Restricted Subsidiary (except, in the case of Guarantees issued by a Restricted Subsidiary, eircom Funding) that is not a Note Guarantor (other than of any Indebtedness incurred by such Restricted Subsidiary in violation of this Section 4.3), (d) without limiting Section 4.6, Indebtedness of the Company or any Note Guarantor arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness incurred by the Company or any Restricted Subsidiary, as the case may be, in violation of this Section 4.3(b)), or (e) without limiting Section 4.6, Indebtedness of any Restricted Subsidiary that is not a Note Guarantor arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of any Restricted Subsidiary that is not a Note Guarantor (other than any Indebtedness incurred in violation of this Section 4.3) or Note Guarantor Senior Indebtedness;

(3) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(a) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be and provided further that if a Restricted Subsidiary that is not a Note Guarantor owns or holds such Indebtedness and the Company or any Note Guarantor is the obligor on such Indebtedness, such Indebtedness (other than the eircom Funding Intercompany Loan or any Guarantee thereof) is expressly subordinated to the prior payment in full of all obligations with respect to the Senior Subordinated Notes;

(4) Indebtedness represented by: (a) the Senior Subordinated Notes (other than any Additional Notes) and any exchange notes issued in exchange for any Senior Subordinated Notes; (b) Note Guarantees; (c) the Senior Notes issued on the Issue Date and any exchange notes issued in exchange therefor; (d) any Guarantee of the Senior Notes; (e) any Indebtedness (other than the Indebtedness described in Section 4.3(b)(1) and (3)) outstanding on the Issue Date; (f) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this Section 4.3(b)(4) or Section 4.3(b)(5) or Incurred pursuant to Section 4.3(a); and (g) any Management Advances;

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which a Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, (x) the Company would have been able to Incur €1.00 of additional Indebtedness (and if the Indebtedness Incurred pursuant to this clause (5) includes Senior Debt, €1.00 of additional Senior Debt) pursuant to Section 4.3(a) after giving effect to the Incurrence of such Indebtedness pursuant to this Section 4.3(b)(5) or (y) neither the Consolidated Leverage Ratio nor the Consolidated Senior Leverage Ratio would be greater than it was immediately prior to giving effect to such acquisition;

(6) Indebtedness under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by the Board of Directors or senior management of the Company);

(7) Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations, and in each case any Refinancing Indebtedness in respect thereof, in an aggregate principal amount not to exceed the greater of €150 million and 3.75% of Total Assets;

(8) Indebtedness Incurred in respect of (a) workers’ compensation claims, self-insurance obligations, performance, surety, judgment, appeal or other similar bonds, instruments or obligations and completion guarantees provided by the Company or a Restricted Subsidiary, or relating to liabilities or obligations incurred, in the ordinary course of business, (b) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business and (c) the financing of insurance premiums in the ordinary course of business;

(9) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for guarantees, indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition);

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of Incurrence; and

(11) in addition to the items referred to in Sections 4.3(b)(1) through (10) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 4.3(b)(11) and then outstanding, will not exceed the greater of €100 million and 2.5% of Total Assets at any time outstanding.

(c)  For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.3:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Sections 4.3(a) and (b), the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses;

(2) all Indebtedness outstanding on the date of this Indenture under the Senior Secured Credit Agreement shall be deemed initially Incurred on the Issue Date under Section 4.3(b)(1) and not Sections 4.3(a) or (b)(3), and may not be reclassified pursuant to Section 4.3(c)(1);

(3) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Sections 4.3(b)(1) or (11) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor,

will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6) Indebtedness permitted by this Section 4.3 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.3 permitting such Indebtedness; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d)  Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.3. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, in the case of any other Indebtedness.

(e)  If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.3, the Company shall be in Default of this Section 4.3).

(f)  For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the euro-equivalent principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that (x) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than euros, and such refinancing would cause the applicable euro-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, (y) the euro-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date and (z) the euro equivalent principal amount of Indebtedness denominated in a currency other than euros and incurred pursuant to the Senior Secured Credit Agreement shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Issue Date, (ii) the date on which any of the respective commitments under the Senior Secured Credit Agreement shall be reallocated among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of Incurrence.  Notwithstanding any other provision of this Section 4.3, the maximum amount of Indebtedness that the Company may Incur pursuant to this Section 4.3 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 4.4   Limitation on Restricted Payments(a) The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b) dividends or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect Parent of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Note Guarantor Subordinated Obligations (other than (x) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (y) any Indebtedness incurred pursuant to Section 4.3(b)(3)) or any Subordinated Shareholder Funding or Management Proceeds Funding; or

(4) make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in Sections 4.4(a)(1) through (4) hereof are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default shall have occurred and be continuing (or would result therefrom);

(B) the Company is not able to Incur an additional €1.00 of Indebtedness pursuant to Section 4.3(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) would exceed the sum of:

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter commencing after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate Net Cash Proceeds, and Fair Market Value (as determined in accordance with the next succeeding sentence) of property or assets, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or Subordinated Shareholder Funding or Management Proceeds Funding subsequent to the Issue Date or other capital contributions subsequent to the Issue Date (other than (x) Net Cash Proceeds or property or assets received from an issuance or sale of such Capital Stock to a Restricted Subsidiary of the Company, (y) Net Cash Proceeds or property or assets to the extent that any Restricted Payment has been made from such proceeds in reliance on clause (6) of the next succeeding paragraph, and (z) Excluded Contributions);

(iii) 100% of the aggregate Net Cash Proceeds, and Fair Market Value (as determined in accordance with Section 4.4(b) hereof) of property or assets, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary of the Company) by the Company or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock) or Subordinated Shareholder Funding or Management Proceeds Funding (plus the amount of any cash, and the Fair Market Value of any other property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange); and

(iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries resulting from:

(A) repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Company or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Company or any Restricted Subsidiary of the Company; or

(B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary,

which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included in Consolidated Net Income for purposes of the preceding clause (i) to the extent that it is (at the Company’s option) included under this clause (iv).

(b) The Fair Market Value of property or assets other than cash for the purposes of Section 4.4(a) shall be the fair market value thereof as determined in good faith by the Company and (A) for property or assets so determined to have a Fair Market Value in excess of €15 million, the Fair Market Value shall be set forth in an Officer’s Certificate; or (B) for property or assets so determined to have a Fair Market Value in excess of €30 million, the Fair Market Value shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company attached to an Officer’s Certificate.

(c) The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”):

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Subordinated Shareholder Funding, Management Proceeds Funding, Subordinated Obligations or Note Guarantor Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock), Subordinated Shareholder Funding or Management Proceeds Funding or a substantially concurrent capital contribution to the Company; provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments and (b) to the extent so applied, the Net Cash Proceeds or Fair Market Value of property or assets from such sale of Capital Stock, Subordinated Shareholder Funding or Management Proceeds Funding will be excluded from Section 4.4(a)(C)(ii);

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Note Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 4.3; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.3 and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(4) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations or Note Guarantor Subordinated Obligations:

(A) from Net Available Cash to the extent permitted under Section 4.10;

(B) to the extent required by the agreement governing such Subordinated Obligations or Note Guarantor Subordinated Obligations, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with Section 4.14 and, if required, purchased all Senior Subordinated Notes tendered pursuant to the offer to repurchase all the Senior Subordinated Notes required thereby, prior to purchasing, redeeming, repurchasing, defeasing or otherwise acquiring or retiring such Subordinated Obligations or Note Guarantor Subordinated Obligations; or

(C) consisting of Acquired Indebtedness;

provided, however, that such purchase, redemption, repurchase, defeasance or other acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(5) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(6) so long as no Default or Event of Default has occurred and is continuing, the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of the Company, any Restricted Subsidiary or any Parent (including any options, warrants or other rights in respect thereof) and loans, advances, dividends or distributions (or payments in respect of any Management Proceeds Funding) by the Company to any Parent to permit any Parent to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of the Company, any Restricted Subsidiary or any Parent (including any options, warrants or other rights in respect thereof), or payments to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of the Company, any Restricted Subsidiary or any Parent (including any options, warrants or other rights in respect thereof), in each case from Management Investors, such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (1) €10 million, plus (2) €5 million multiplied by the number of calendar years that have commenced since the Issue Date plus (3) the Net Cash Proceeds received by the Company since the Issue Date (including, without limitation, through receipt of proceeds from the issuance or sale of its Capital Stock to a Parent or the incurrence of any Management Proceeds Funding) from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under Section 4.4(a)(C)(ii), provided, however, that the amount of such payments will be included in subsequent calculations of the amount of Restricted Payments;

(7) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor, Incurred in accordance with Section 4.3; provided that the payment of such dividends will be excluded from the calculation of Restricted Payments;

(8) purchases, repurchases, redemptions, defeasance or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such purchases, repurchases, redemptions, defeasance or other acquisitions or retirements will be excluded from subsequent calculations of the amount of Restricted Payments;

(9) dividends, loans, advances or distributions to any Parent or other payments by the Company or any Restricted Subsidiary in amounts equal to:

(A) the amounts required for any Parent to pay any Parent Expenses or any Related Taxes;

(B) the amounts which constitute, or are payment in respect of, a surrender of group relief actually utilized by the Company or any Restricted Subsidiary;

(C) the amounts payable pursuant to any Tax Sharing Agreement; and

(D) amounts constituting payments satisfying the requirements of Sections 4.11(c)(14) or (15),

provided that such dividends, loans, advances, distributions or other payments will be excluded from subsequent calculations of the amount of Restricted Payments;

(10) the payment by the Company of, or loans, advances, dividends or distributions to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity, in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Company in or from such public offering, provided that the net amount of such payments will be included in subsequent calculations of Restricted Payments;

(11) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed €75 million (net of repayments of any such loans or advances), provided that the net amount of such payments will be included in subsequent calculations of Restricted Payments;

(12) payments by the Company, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of the issuance of fractional shares of such Capital Stock, not to exceed €200,000 in the aggregate outstanding at any time, provided that the net amount of such payments will be included in subsequent calculations of Restricted Payments;

(13) dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries, provided that such dividends or other distributions shall be excluded in subsequent calculations of Restricted Payments;

(14) Investments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments in exchange for or using as consideration Investments previously made under this Section 4.4(c)(14), provided that the amount of such Investments shall be excluded from the calculation of Restricted Payments;

(15) the Transactions, including but not limited to any Restricted Payment pursuant to or in connection with, the Transactions, provided that the amount of such payments shall be excluded in subsequent calculations of the amount of Restricted Payments;

(16) any payment by way of loan, advance, dividend, distribution, contribution, or otherwise (i) to any Parent to permit any Parent to pay a cash dividend on the ESOT Preference Shares or to make a loan, advance, dividend, distribution, contribution, or other payment to the ESOT or (ii) to the ESOT, which payments shall not exceed an amount equal to €3.5 million in the aggregate per year, plus interest in the form of a notional dividend or distribution that accrues on such amount to the extent unpaid, provided that the net amount of such payments will be included in subsequent calculations of Restricted Payments; and

(17) payment of any Receivables Fees, provided that the net amount of such payments will be excluded in subsequent calculations of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith.

SECTION 4.5   Compliance Certificate; Notice of Default.  The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer’s Certificate stating that, to the best of the signer’s knowledge, no Default occurred during such year and at the date of such certificate there is no Default which has occurred and is continuing or, if such signer does know of such Default, the certificate shall describe its status, with particularity and what action the Company is taking or proposes to take with respect thereto.  The Officer’s Certificate shall also notify the Trustee should the Company elect to change the manner in which it fixes its fiscal year end.  Upon becoming aware of a Default, the Company also shall deliver to the Trustee, within 30 days thereafter, written notice of any events of which it is aware which would constitute a Default, their status and what action the Company is taking or proposes to take in respect thereof.  The Company shall also comply with TIA Section 314(a)(4).

SECTION 4.6   Limitation on Liens.  The Company will not, and will not permit eircom or any other Note Guarantor to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries of the Company), whether owned on the Issue Date or acquired thereafter, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), unless contemporaneously with the Incurrence of such Initial Lien effective provision is made to secure the Indebtedness due under this Indenture and the Senior Subordinated Notes or, in respect of Liens on any Note Guarantor’s property or assets, such Note Guarantor’s Note Guarantee, equally and ratably with (or prior to, in the case of Liens with respect to Subordinated Obligations or Note Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured. Any such Lien thereby created in favor of the Senior Subordinated Notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, or (ii) any sale, exchange or transfer to any Person other than the Company or any Note Guarantor of the property or assets secured by such Initial Lien.

SECTION 4.7   Waiver of Stay; Extension or Usury Laws.  The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of and/or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted,

SECTION 4.8   Limitation on Lines of Business.  The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Company Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

SECTION 4.9   Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)  The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(A) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(B) make any loans or advances to the Company or any Restricted Subsidiary; or

(C) transfer any of its property or assets to the Company or any Restricted Subsidiary,

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock and (y) the subordination of (including but not limited to, the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

(b)  The provisions of the preceding paragraph will not prohibit:

(1) any encumbrance or restriction pursuant to any Credit Facility, this Indenture, any Senior Notes, the Senior Indenture, any Senior Subordinated Notes, or any agreement or instrument in effect at or entered into on the date of this Indenture;

(2) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged or consolidated with or into the Company or any Restricted Subsidiary or in connection with the transaction) and outstanding on such date, provided that, for the purposes of this Section 4.9(b)(2), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(3) any encumbrance or restriction pursuant to an agreement or instrument effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in Sections 4.9(b)(1) or (2) or this Section 4.9(b)(3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in Sections 4.9(b)(1) or (2) or this Section 4.9(b)(3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the holders of the Senior Subordinated Notes taken as a whole than the encumbrances and restrictions contained in such agreements and instruments referred to in Sections 4.9(b)(1) or (2) (as determined in good faith by the Company);

(4) any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;

(B) (x) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary or (y) contained in mortgages, pledges or other security agreements permitted under this Indenture or securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, pledges or other security agreements; or

(C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(5) any encumbrance or restriction pursuant to (a) Purchase Money Obligations and (b) Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property or assets so acquired;

(6) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(7) customary provisions in leases, joint venture agreements and other agreements and instruments entered into in the ordinary course of business;

(8) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(9) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(10) any encumbrance or restriction that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary;

(11) any encumbrance or restriction pursuant to Currency Agreements, Interest Rate Agreements or Commodity Hedging Agreements; or

(12) any encumbrance or restriction arising pursuant to an agreement or instrument (a) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.3, (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Senior Subordinated Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Senior Subordinated Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines that such encumbrance or restriction will not materially affect the Company’s ability to (or to cause eircom Funding to) make principal or interest payments on the Senior Subordinated Notes as and when they come due or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, or (b) relating to any working capital Indebtedness or sale of receivables by a Foreign Subsidiary or to Indebtedness of or a Financing Disposition to or by any Receivables Entity.

SECTION 4.10   Limitation on Sales of Assets and Subsidiary Stock

(a)  The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Company whose determination shall be conclusive (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2) in the case of any Asset Disposition (or series of related Asset Dispositions) and unless the Asset Disposition is a Permitted Asset Swap, at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(A) to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Senior Indebtedness or Indebtedness of a Restricted Subsidiary), to prepay, repay or purchase Senior Indebtedness, Note Guarantor Senior Indebtedness or Indebtedness of a Restricted Subsidiary that is not a Note Guarantor (other than eircom Funding) (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this Section

4.10(a)(3)(A), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or

(B) to the extent the Company or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of (x) the date of such Asset Disposition and (y) the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive agreement or a commitment approved by the Board of Directors of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 6 months of such 365th day; provided that, pending the final application of any such Net Available Cash in accordance with clause (A) or clause (B) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.

(b)  Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.”  On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds €20 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all holders of Senior Subordinated Notes and, to the extent the Company elects, to all holders of other outstanding Indebtedness that is pari passu in right of payment with the Senior Subordinated Notes requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Senior Subordinated Notes”), to purchase the maximum principal amount of Senior Subordinated Notes and any such Pari Passu Senior Subordinated Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Senior Subordinated Notes and Pari Passu Senior Subordinated Notes plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Senior Subordinated Notes, as applicable, in each case in integral multiples of €1,000 in the case of Senior Subordinated Euro Notes or $1,000 in the case of Senior Subordinated Dollar Notes.

(c)  To the extent that the aggregate amount of Senior Subordinated Notes and Pari Passu Senior Subordinated Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of the Senior Subordinated Notes surrendered in any Asset Disposition Offer by holders thereof and other Pari Passu Senior Subordinated Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Senior Subordinated Notes and Pari Passu Senior Subordinated Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Senior Subordinated Notes and Pari Passu Senior Subordinated Notes. For the purposes of calculating the principal amount of any such Indebtedness not denominated in euro, such Indebtedness shall be calculated by converting any such principal amounts into their Euro Equivalent determined as of a date selected by the Company that is within the Asset Disposition Offer Period. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(d)  Any Net Available Cash payable in respect of the Senior Subordinated Notes pursuant to this Section 4.10 will be apportioned between the Senior Subordinated Dollar Notes and the Senior Subordinated Euro Notes in proportion to the respective aggregate principal amounts of Senior Subordinated Dollar Notes and Senior Subordinated Euro Notes validly tendered and not withdrawn, based upon the Euro Equivalent of such principal amount of Senior Subordinated Dollar Notes determined as of a date selected by the Company that is within the Asset Disposition Offer Period. To the extent that any portion of Net Available Cash payable in respect of the Senior Subordinated Notes is denominated in a currency other than the currency in which the relevant Senior Subordinated Notes are denominated, the amount thereof payable in respect of such Senior Subordinated Notes shall not exceed the net amount of funds in the currency in which such Senior Subordinated Notes are denominated that is actually received by the Company upon converting such portion into such currency.

(e)  The Asset Disposition Offer, in so far as it relates to the Senior Subordinated Notes, will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Senior Subordinated Notes and, to the extent it elects, Pari Passu Senior Subordinated Notes required to be purchased by it pursuant to this Section 4.10 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Senior Subordinated Notes and, to the extent it elects, Pari Passu Senior Subordinated Notes validly tendered in response to the Asset Disposition Offer.

(f)  In the case of certificated Senior Subordinated Notes, if the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Senior Subordinated Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Senior Subordinated Notes pursuant to the Asset Disposition Offer. In the case of global bearer Senior Subordinated Notes, the Company will pay accrued and unpaid interest to the Change of Control Payment Date to the Holders on such date.

(g)  On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Senior Subordinated Notes and, to the extent it elects, Pari Passu Senior Subordinated Notes or portions of Senior Subordinated Notes and, to the extent it elects, Pari Passu Senior Subordinated Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Senior Subordinated Notes and Pari Passu Senior Subordinated Notes so validly tendered and not properly withdrawn, in each case in integral multiples of €1,000 or $1,000, as the case may be. The Company will deliver to the Senior Subordinated Trustee an Officer’s Certificate stating that such Senior Subordinated Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 4.10. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Senior Subordinated Notes an amount equal to the purchase price of the Senior Subordinated Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Senior Subordinated Note, and the Senior Subordinated Trustee, upon delivery of an Officer’s Certificate from the Company will authenticate and mail or deliver (or cause to be transferred by book entry) such new Senior Subordinated Note to such holder, in a principal amount equal to any unpurchased portion of the Senior Subordinated Note surrendered; provided that each such new Senior Subordinated Note will be in a principal amount of €1,000 in the case of Senior Subordinated Euro Notes or $1,000 in the case of Senior Subordinated Dollar Notes, or an integral multiple of €1,000 or $1,000, as the case may be. Any Senior Subordinated Note not so accepted will be promptly mailed or delivered (or transferred by book entry) by the Company to the holder thereof.

(h)  For the purposes of Section 4.10(a)(2), the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness of the Company (other than Disqualified Stock or Subordinated Obligations of the Company) or Indebtedness of a Restricted Subsidiary (other than Note Guarantor Subordinated Obligations) and the release of the Company or such Restricted Subsidiary from all liability on the principal amount of such Indebtedness in connection with such Asset Disposition;

(2) securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash;

(3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition;

(4) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary; and

(5) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.10 that is at that time outstanding, not to exceed 10% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(i)  The Company will comply, to the extent applicable, with the requirements of Section 10(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Subordinated Notes pursuant to this Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

SECTION 4.11   Limitation on Affiliate Transactions.  (a)  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of €10 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors; and

(3) in the event such Affiliate Transaction involves an aggregate consideration in excess of €20 million, the Company has received a written opinion (a “Fairness Opinion”) from an independent investment banking, accounting or appraisal firm of internationally recognized standing (as determined by the Company in good faith) that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

(b)  Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 4.11(a)(2) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event that there are no such directors, a Fairness Opinion is provided with respect to such Affiliate Transaction.

(c)  The provisions of the preceding paragraph will not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 4.4 hereof, any Permitted Payment, any Permitted Investment or any transaction specifically excluded from the definition of the term “Restricted Payment;”

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining, or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including, without limitation, valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) and/or indemnities provided on behalf of officers, employees or directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business;

(3) any Management Advances and any Management Proceeds Funding and any payments in respect thereof;

(4) any transaction with the Company, any Restricted Subsidiary or any Receivables Entity;

(5) the payment of reasonable fees and reimbursement of expenses to, and indemnities provided on behalf of, directors, officers or employees of the Company, any Restricted Subsidiary of the Company or any Parent (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6) the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of, any transaction arising out of and any payments pursuant to, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 4.11;

(7) any transaction with an officer or director in the ordinary course of business not involving more than €100,000 in any one case;

(8) execution, delivery and performance of any Tax Sharing Agreement;

(9) the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees or expenses paid or payable in connection with the Transactions;

(10) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors of the Company or the senior management of the Company or the relevant Restricted Subsidiary, as applicable, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(11) any transaction in the ordinary course of business between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is an Unrestricted Subsidiary or a joint venture or similar entity;

(12) any surrender of group relief or payment in respect thereof;

(13) issuances or sales of Capital Stock (other than Disqualified Stock) of the Company or options, warrants or other rights to acquire such Capital Stock;

(14) payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including without limitation through any Parent) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation in connection with acquisitions or divestitures, which payments satisfy the requirements of Section 4.11(a)(1) and are approved by a majority of the Disinterested Directors; and

(15) payment to any Permitted Holder of all reasonable out of pocket expenses incurred by any Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries.

SECTION 4.12   Reports.  Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, for so long as any Senior Subordinated Notes are outstanding, the Company will provide to the Senior Subordinated Trustee:

(1) within 120 days after the end of the Company’s fiscal year, information substantially identical to that which would be required to be included in an Annual Report on Form 20-F (as in effect on June 30, 2002) by a foreign private issuer subject to the Exchange Act, including all annual financial information that would be required by Form 20-F if the Company were required to prepare and file such form, including an “Operating and Financial Review and Prospects” section, a “Business Description” section and a “Management and Shareholders” section, and, in relation to the annual financial statements therein only, which will be prepared in accordance with GAAP, a report thereon by the Company’s independent auditors, which will be prepared in accordance with Irish auditing standards; provided that the Company shall not be required to include: (A) any reconciliation of any line items to US GAAP nor any other US GAAP disclosures nor any audit under US generally accepting auditing standards; (B) any segment data other than net sales by geographic segments; (C) the disclosures required by Item 11 of such form; (D) the exhibits required by such form; or (E) separate financial statements for any of its affiliates, even if such statements would be required to be included on Form 20-F pursuant to a rule or rules under Regulation S-X, as promulgated by the SEC; provided further that the Company shall not be required to provide such information with respect to the fiscal year ended March 31, 2003;

(2) within 60 days after the end of each of the first three fiscal quarters in each fiscal year of the Company, beginning with the fiscal quarter ended June 30, 2003, all quarterly financial statements of the Company (but in GAAP) that would be required by Form 10-Q (as in effect on June 30, 2003) if the Company were required to prepare and file such form, including a financial review consisting of a discussion of (A) the financial condition and results of operations of the Company and material changes between the current quarterly period and the quarterly period of the prior year, (B) material developments in the business of the Company and (C) financial developments and trends in the business in which the Company is engaged; and

(3) the following information that would be required to be filed with the SEC in current reports on Form 8-K (as in effect on June 30, 2003) if the Company were required to file such reports: all the information set forth in Items (1), (2), (3), (4) and (5) of Form 8-K; and with respect to Item (7), an unaudited pro forma balance sheet as of a recent date of the Company giving effect to the acquired business and an unaudited pro forma income statement (which income statement shall be deemed to suffice so long as it (together with any supplemental information provided therewith) permits the calculation of earnings before interest, taxes, depreciation and amortization (EBITDA) derived from accounting data prepared under GAAP) for the fiscal year recently ended and for the most recent quarter of the Company giving effect to the acquired business, in each case, all such information above to be provided within the time periods applicable to each item in Form 8-K and the general instructions thereof.

(b)  Substantially concurrently with the issuance to the Senior Subordinated Trustee of the reports specified in Sections 4.12(a)(1) and (2), the Company shall also (1) use its commercially reasonable efforts (i) to post copies of such reports on such website as may be then maintained by the Company and its subsidiaries or (ii) otherwise to provide substantially comparable public availability of such reports (as determined by the Company in good faith) or (2) to the extent the Company determines in good faith that it cannot make such reports available in the manner described in the preceding clause (1) after the use of its commercially reasonable efforts, furnish such reports to the Holders and prospective purchasers of the Senior Subordinated Notes, upon their request.

(c)  In the event the Company becomes an SEC registrant and subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or elects to comply with such provisions, the Company will, for so long as it continues to file the reports required by Section 13(a) with the SEC, make available to the Trustee the annual reports, information, documents and other reports that the Company is, or would be, required to file with the SEC pursuant to such Section 13(a) or 15(d). Upon complying with the foregoing requirement, the Company will be deemed to have complied with Sections 4.12(a) and (b).

(d)  In addition, so long as the Senior Subordinated Notes remain outstanding and during any period during which the Company is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), the Company shall furnish to the Holders and prospective purchasers of the Senior Subordinated Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(e)  For so long as the Senior Subordinated Notes are listed on the Luxembourg Stock Exchange or the Irish Stock Exchange and to the extent that the rules of such Stock Exchange require, the above information will also be made available in Luxembourg through the offices of the Paying Agent in Luxembourg or in Ireland through the offices of the Company, as the case may be.

(f)  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

SECTION 4.13   Fall-Away of Covenants on Achievement of Investment Grade Status

If, at any time after the Issue Date, the Senior Subordinated Notes achieve Investment Grade Status, then Sections 4.3, 4.4, 4.9, 4.10, 4.11, 4.14, 4.17, 5.1(a)(3) and any related default provisions of this Indenture (including, without limitation, those set out in Section 6.1(4) and 6.1(5) to the extent that they apply to such covenants) will cease to be effective and will not be applicable to the Company and its Restricted Subsidiaries.

SECTION 4.14   Change of Control

(a)  If a Change of Control occurs, subject to the terms of this Section 4.14, each holder will have the right to require the Company to repurchase all of such holder’s Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount of the Senior Subordinated Notes plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase (subject, in the case of Definitive Notes, to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obliged to repurchase Senior Subordinated Notes pursuant to this Section 4.14(a) in the event that the Company has unconditionally exercised its right to redeem all of the Senior Subordinated Notes in compliance with this Indenture and the Notes or all conditions to such redemption have been satisfied or waived.

(b)  Unless the Company has unconditionally exercised its right to redeem all the Senior Subordinated Notes in compliance with this Indenture and the Notes or all conditions to such redemption have been satisfied or waived, no later than the date that is 30 days after any Change of Control, the Company will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Senior Subordinated Trustee (and, if the Senior Subordinated Notes are at that time listed on the Luxembourg Stock Exchange or the Irish Stock Exchange, to such Stock Exchange), stating:

(1) that a Change of Control has occurred or may occur and that such holder has the right to require the Company to purchase such holder’s Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount of such Senior Subordinated Notes plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase (in the case of Definitive Notes, subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);

(3) the procedures determined by the Company, consistent with this Indenture, that a holder must follow in order to have its Senior Subordinated Notes repurchased; and

(4) if such notice is mailed prior to the occurrence of a Change of Control, that the Change of Control Offer is conditional on the occurrence of such Change of Control.

(c)  On the Change of Control Payment Date, if the Change of Control shall have occurred, the Company will, to the extent lawful:

(1) accept for payment all Senior Subordinated Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Subordinated Notes so tendered; and

(3) deliver or cause to be delivered to the Senior Subordinated Trustee the Senior Subordinated Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of the Senior Subordinated Notes or portions of Senior Subordinated Notes being purchased by the Company.

(d)  The Paying Agent will promptly mail to each holder of Senior Subordinated Notes so tendered the Change of Control Payment for such Senior Subordinated Notes, and the Senior Subordinated Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Senior Subordinated Note equal in principal amount to any unpurchased portion of the Senior Subordinated Notes surrendered, if any; provided that each such new Senior Subordinated Note will be in a principal amount of €1,000 (in the case of Euro Notes) or $1,000 (in the case of Dollar Notes), as the case may be, or an integral multiple thereof.

(e)  If and for so long as the Senior Subordinated Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Company will publish such public announcement in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) and for so long as the Senior Subordinated Notes are listed on the Irish Stock Exchange and the rules of such exchange so require, procure the deliver of such announcement to the Companies Announcements Office of the Irish Stock Exchange.  In the case of Definitive Notes, if the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Amounts, if any, will be paid to the Person in whose name a Senior Subordinated Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer. In the case of Global Notes, the Company will pay accrued and unpaid interest and Additional Amounts, if any, to the Change of Control Payment Date to the Holders on such date.

(f)  The Change of Control provisions described above will be applicable whether or not any other provisions of this Indenture are applicable. Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Senior Subordinated Notes in the event of a takeover, recapitalization or similar transaction.

(g)  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer.

(h)  The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Subordinated Notes pursuant to this Section 4.14. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of the conflict.

SECTION 4.15   Additional Amounts.  All payments made by eircom Funding, the Company, any Note Guarantor, Holdings or a successor of any of the foregoing (each a “Payor”) on the Senior Subordinated Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1) Ireland or the United Kingdom or any political subdivision or governmental authority thereof or therein having power to tax;

(2) any jurisdiction from or through which payment on the Senior Subordinated Notes, any Note Guarantee or the Holdings Guarantee is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(3) any other jurisdiction in which the Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of Sections 4.15(a)(1), (2) and (3), a “Relevant Taxing Jurisdiction”),

will at any time be required from any payments made with respect to the Senior Subordinated Notes, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the Holders of the Senior Subordinated Notes or the Senior Subordinated Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), equal the amounts which would have been received in respect of such payments on the Senior Subordinated Notes in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

(1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant holder, if the relevant holder is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant

Taxing Jurisdiction) other than by the mere ownership or holding of such Senior Subordinated Note or the receipt of payments in respect thereof;

(2) any Taxes that would not have been so imposed if (i) the holder of the Senior Subordinated Note had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (x) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the relevant holder at that time has been notified (in accordance with the procedures set forth in Section 3.4) by the Payor or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made), or (ii) in the case of Taxes imposed by or on behalf of Ireland or any political subdivision or governmental authority thereof or therein having the power to tax (each of the foregoing an “Irish Taxing Jurisdiction”), the holder of the Senior Subordinated Note had provided such other evidence as is reasonably necessary to enable the Payor or any other person through whom payment may be made to determine the residence of the holder (provided that (x) such determination of residence is necessary under the applicable laws of the Irish Taxing Jurisdiction to determine the application of the exemption from the requirement to deduct or withhold all or a part of any such Taxes and (y) at least 30 days prior to the first payment date with respect to which such determination is required under the applicable law of the Irish Taxing Jurisdiction, the relevant holder at that time has been notified (in accordance with the procedures set forth in each relevant Note under the caption “Selection and Notice of Redemption”) by the Payor or any other person through whom payment may be made that such evidence must be provided);

(3) any Senior Subordinated Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Senior Subordinated Note been presented during such 30 day period);

(4) any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any or interest, if any, on the Senior Subordinated Notes or under any Note Guarantee or the Subordinated Holdings Guarantee;

(5) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(6) any Taxes imposed on a payment to an individual and required to be made pursuant to the European Union Directive (the “Directive”) on the taxation of savings implemented by the ECOFIN Council meeting of June 3, 2003 or any law implementing or complying with, or introduced in order to conform to, such Directive;

(7) any Taxes imposed in connection with a Senior Subordinated Note presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Senior Subordinated Note to, or otherwise accepting payment from, another paying agent in a member state of the European Union; or

(8) any combination of the above.

Such Additional Amounts will also not be payable where, had the beneficial owner of the Senior Subordinated Note been the Holder of the Senior Subordinated Note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (8) inclusive above.

(b)  The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the Senior Subordinated Trustee.

The Payor will attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Senior Subordinated Notes then outstanding and (y) the amount of such withholding Taxes paid per €1,000 principal amount of the Senior Subordinated Euro Notes or per $1,000 principal amount of the Senior Subordinated Dollar Notes, as the case may be.

(c)  If any Payor will be obligated to pay Additional Amounts under or with respect to the Senior Subordinated Notes, any Note Guarantee or the Subordinated Holdings Guarantee, at least 30 days prior to the date of such payment the Payor will deliver to the Senior Subordinated Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Senior Subordinated Trustee to pay such Additional Amounts to holders of Senior Subordinated Notes on the payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the repayment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date).

(d)  Wherever in this Indenture, the Senior Subordinated Notes, any Note Guarantee or the Holdings Guarantee there are mentioned, in any context:

(1) the payment of principal,

(2) purchase prices in connection with a purchase of Senior Subordinated Notes,

(3) interest, or

(4) any other amount payable on or with respect to any of the Senior Subordinated Notes, any Note Guarantee or the Subordinated Holdings Guarantee, such reference shall be deemed to include payment of Additional Amounts as described under this Section

4.15 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(e)  The Payor will pay any present or future stamp, court or documentary taxes, or any similar taxes, charges or levies which arise in any jurisdiction from the execution, delivery, registration or enforcement of any Senior Subordinated Notes or any other document or instrument referred to therein (other than a transfer of the Senior Subordinated Notes) excluding any such taxes, charges or similar levies imposed by any jurisdiction outside Luxembourg, Ireland, the United States, the United Kingdom or any jurisdiction in which a Paying Agent is located. The foregoing obligations will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or any political subdivision or taxing authority or agency thereof or therein.

SECTION 4.16   Corporate Existence

Except as otherwise permitted by Article V, each of eircom Funding, the Company and eircom shall do or cause to be done all things necessary to preserve and keep in full force and effect its respective corporate existence and the corporate, partnership, limited liability or other existence of each of them in accordance with the respective organizational documents (as the same may be amended from time to time) of each such Person and their rights (charter and statutory).

SECTION 4.17   Limitation on Layering

The Company will not Incur any Indebtedness if such Indebtedness is expressly subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is pari passu in right of payment with or is subordinate in right of payment to the Company’s Note Guarantee of the Senior Subordinated Notes. No Note Guarantor will Incur any Indebtedness if such Indebtedness is expressly subordinate in right of payment to such Note Guarantor’s Note Guarantor Senior Indebtedness unless such Indebtedness is pari passu in right of payment with or is subordinate in right of payment to the Note Guarantee of such Note Guarantor. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured, and Indebtedness that is not Guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so Guaranteed merely because it is not so Guaranteed.

SECTION 4.18   Investment Company Status

For so long as the Notes are outstanding, eircom Funding shall not become, and the Company shall cause eircom Funding not to become, an investment company as defined under the U.S. Investment Company Act of 1940, as amended and the rules and regulations thereunder (the “Investment Company Act”), that would be required to register as such under the Investment Company Act.  For purposes of establishing the compliance of the Company and eircom Funding with this Section 4.18, the exceptions under Section 3(c)(1) or 3(c)(7) of the Investment Company Act will be disregarded.

ARTICLE V

SUCCESSOR CORPORATION

SECTION 5.1   Consolidation and Merger.  (a)  The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the Republic of Ireland or any member state of the European Union as of the Issue Date, or the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Senior Subordinated Trustee, in form reasonably satisfactory to the Senior Subordinated Trustee, all the obligations of the Company under the Senior Subordinated Notes and this Indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, either (A) the Successor Company would be able to Incur at least an additional €1.00 of Indebtedness (and if the amount of Senior Subordinated Debt of the Successor Company and its Restricted Subsidiaries following such transaction is greater than the Senior Subordinated Debt of the Company and its Restricted Subsidiaries immediately prior thereto, €1.00 of additional Senior Subordinated Debt) pursuant to Section 4.3(a) or (b) neither the Consolidated Leverage Ratio nor the Consolidated Senior Subordinated Leverage Ratio would be greater than it was immediately prior to giving effect to such transaction;

(4) eircom (unless it is the other party to the transactions above, in which case Section 5.1(a)(1) shall apply) shall have by supplemental indenture confirmed that its Senior Subordinated eircom Guarantee shall apply to eircom Funding’s obligations in respect of this Indenture and the Senior Subordinated Notes; and

(5) the Company shall have delivered to the Senior Subordinated Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture, provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact.

Any Indebtedness that becomes an obligation of the Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Section 5.1(a), and any

Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 4.3.

(b)  For purposes of this Section 5.1, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c)  The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from its Note Guarantee of eircom Funding’s obligation to pay the principal of and interest on the Senior Subordinated Notes.

(d)  Notwithstanding Sections 5.1(a)(2) and (3) (which do not apply to transactions referred to in this Section 5.1(d)), (x) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company, (y) the Company may merge with or into eircom and (z) the Company may merge with an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with Section 5.1(a)(5).

(e)  The Company will not permit eircom to consolidate with or merge with or into any Person unless:

(1) the resulting, surviving or transferee Person (if other than eircom) will be a Wholly-Owned Subsidiary of the Company (except in the case of a consolidation with or merger of eircom into the Company) organized and existing under the laws of the Republic of Ireland or any member state of the European Union as of the date of this Indenture, or the United States of America, any State of the United States or the District of Columbia and such Person will expressly assume, by supplemental indenture, executed and delivered to the Senior Subordinated Trustee, all the obligations of eircom under the Senior Subordinated eircom Guarantee;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of any such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(3) the Company will have delivered to the Senior Subordinated Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger and transfer and such supplemental indenture (if any) comply with this Indenture, provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to compliance with Section 5.1(e)(2) and as to any matters of fact.

Notwithstanding Section 5.1(e)(2) (which does not apply to transactions referred to in this Section 5.1(e)), in each case if eircom is a Restricted Subsidiary immediately prior to such transaction, (x) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to eircom and (y) eircom may merge with an Affiliate incorporated or organized for the purpose of changing the legal domicile of eircom, reincorporating eircom in another jurisdiction, or changing the legal form of eircom; provided that, in the case of a Restricted Subsidiary that merges into eircom, eircom will not be required to comply with Section 5.1(e)(3).

(f)  In the event of an occurrence of any of the events described in this Article V, the Company will, if the Notes are then listed on the Luxembourg Stock Exchange and if the rules of such exchange require, inform the Luxembourg Stock Exchange of the occurrence of such event and provide a supplement to the Offering Memorandum setting forth reasonable details concerning the occurrence of such event.  If and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Company will publish notice of the occurrence of any of the events described in this Article V in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

(g)  In the event of an occurrence of any of the events described in this Article V, the Company will, if the Notes are then listed on the Irish Stock Exchange and if the rules of such exchange require, inform the Irish Stock Exchange of the occurrence of such event and provide a supplement to the Offering Memorandum setting forth reasonable details concerning the occurrence of such event.  If and for so long as the Notes are listed on the Irish Stock Exchange and the rules of such exchange so require, the Company will comply with applicable publication requirements of such exchange.

ARTICLE VI

DEFAULT AND REMEDIES

SECTION 6.1   Events of Default.  Whenever used herein with respect to the Notes, “Event of Default” means any one of the following events which shall have occurred and be continuing:

(1) default in any payment of interest or Additional Amounts on any Senior Subordinated Note issued under this Indenture when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Senior Subordinated Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure of eircom (or any Successor Company thereof) to be a Wholly-Owned Subsidiary of the Company, save in a transaction permitted by Section 5.1 pursuant to which either the Successor Company remains a Wholly-Owned Subsidiary of the Company or eircom or any Successor Company of eircom merges into the Company;

(4) failure by the Company to comply for 30 days after notice by the Senior Subordinated Trustee or the holders of 25% in principal amount of the outstanding Senior Subordinated Notes with any of its obligations under Section 4.3, 4.4, 4.6, 4.8, 4.9, 4.10, 4.11, 4.17 or 5.1 (in each case, other than a failure to purchase Senior Subordinated Notes which will constitute an Event of Default under clause (2) above);

(5) failure by the Company to comply for 60 days after notice by the Senior Subordinated Trustee or the holders of 25% in principal amount of the outstanding Senior Subordinated Notes with its other agreements contained in this Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €25 million or more;

(7) (A) a court having jurisdiction in the premises enters a decree or order for (i)  appointment of a receiver, liquidator, assignee, custodian, trustee, examiner, administrator, sequestration or similar official of eircom Funding, the Company or any of the Company’s Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary or for all or substantially all of the property and assets of the Company or any of its Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, which appointment remains in effect for a period of 30 consecutive days, or (ii) the winding up or liquidation of the affairs of eircom Funding, the Company or any of its Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or (B) eircom Funding, the Company or any of its Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (i) commences a voluntary case (including taking any action for the purpose of winding up) under any applicable bankruptcy, insolvency, examination, court protection or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, examiner, administrator, sequestration or similar official of eircom Funding, the Company or any of its Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary or for all or substantially all of the property and assets of the Company or any of its Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary or (iii) effects any general assignment for the benefit of creditors (the “bankruptcy provisions”);

(8) failure by eircom Funding or the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of €25 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or

(9) save as otherwise permitted by this Indenture, any Note Guarantee, or the Subordinated Holdings Guarantee ceases to be in full force and effect or is declared null and void in a judicial proceeding or any Note Guarantor or Holdings denies or disaffirms in writing its obligations under this Indenture, its Note Guarantee or the Subordinated Holdings Guarantee (as applicable), and in the case of an Additional Note Guarantee or the Subordinated Holdings Guarantee such Default (if it is capable of being cured) continues for 21 days.

However, a default under clause (4) or (5) of this Section 6.1 will not constitute an Event of Default until the Senior Subordinated Trustee or the holders of 25% in principal amount of the outstanding Senior Subordinated Notes under this Indenture notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

SECTION 6.2   Acceleration.  (a)  If an Event of Default (other than an Event of Default described in clause (7) of Section 6.1) occurs and is continuing, the Senior Subordinated Trustee by notice in writing to the Company or the holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes under this Indenture by notice in writing to the Company and the Senior Subordinated Trustee, may, and the Senior Subordinated Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest and Additional Amounts, if any, on all the Senior Subordinated Notes under this Indenture to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest and Additional Amounts will be due and payable immediately. In the event of a declaration of acceleration of the Senior Subordinated Notes because an Event of Default described in clause (6) of Section 6.1 has occurred and is continuing, the declaration of acceleration of the Senior Subordinated Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to such clause (6) shall be remedied or cured by eircom Funding, the Company or a Restricted Subsidiary of the Company or waived by the holders of the Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Senior Subordinated Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest and Additional Amounts, if any, on the Senior Subordinated Notes that became due solely because of the acceleration of the Senior Subordinated Notes, have been cured or waived.

(b)  If an Event of Default described in clause (7) of Section 6.1 occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest and Additional Amounts, if any, on all the Senior Subordinated Notes will become and be immediately due and payable without any declaration or other act on the part of the Senior Subordinated Trustee or any holders.

SECTION 6.3   Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or, premium, if any, interest, or Additional Amounts, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

SECTION 6.4   The Trustee May Enforce Claims Without Possession of Securities.  All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto.

SECTION 6.5   Rights and Remedies Cumulative.  Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes in Section 2.8, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders of Notes is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

SECTION 6.6   Delay or Omission Not Waiver.  No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article or by law to the Trustee or to the Holders of Notes may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders of Notes.

SECTION 6.7   Waiver of Past Defaults.  Subject to Sections 6.10 and 9.2, at any time after a declaration of acceleration with respect to the Notes as described in Section 6.2, the Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Trustee, may, on behalf of the Holders of all the Notes, waive any past or existing Default or Event of Default (except with respect to a continuing Default or Event of Default in the payment of principal, premium, interest and Additional Amounts, if any) and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, interest and Additional Amounts, if any, that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.  Such waiver shall not excuse a continuing Event of Default in the payment of interest, premium, if any, principal, or Additional Amounts, if any, on such Note held by a non-consenting Holder. eircom Funding shall deliver to the Trustee (a) an Officer’s Certificate stating (i) that the requisite percentage of Holders has consented to such waiver and attaching copies of such consents and (ii) whether the Officer is aware of any judgment or decree of a court of competent jurisdiction that could conflict with such rescission, and (b) if pursuant to (a)(ii) above an Officer states that they are aware of any judgment or decree of a court of competent jurisdiction that could conflict with such rescission, an Opinion of Counsel that such judgment or decree of a court of competent jurisdiction does not conflict with such rescission.  When a Default or Event of Default is waived, it is cured and ceases.

SECTION 6.8   Control by Majority.  Subject to Section 2.10, the Holders of not less than a majority in principal amount of the outstanding Notes may, by written notice to the Trustee, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it.  Subject to Section 7.1, however, the Trustee may refuse to follow any direction that conflicts with any applicable law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of another Holder of Notes, or that would involve the Trustee in liability or expense; provided, however, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.  Prior to taking any action under this Indenture, the Trustee will be entitled to indemnification reasonably satisfactory to it against all losses, liabilities and expenses caused by taking or not taking such action.

SECTION 6.9   Limitation on Suits.  Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes, unless:

(1)                                  such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)                                  Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3)                                  such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)                                  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)                                  the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

SECTION 6.10   Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture (including, without limitation, Section 8.9 hereof), the right of any Holder to receive payment of principal of and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.11   Collection Suit by Trustee.  If an Event of Default in payment of principal, premium, if any, interest, or Additional Amounts, if any, specified in clause (1) or clause (2) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against eircom Funding or any other obligor on the Notes for the whole amount of principal and accrued interest remaining unpaid, or Additional Amounts, if any.

SECTION 6.12   Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, accountants and experts) and the Holders allowed in any judicial proceedings relating to eircom Funding, Holdings, the Company or their respective creditors or its property or other obligor on the Notes, their respective creditors and property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.7.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties which the Holders of the Notes may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

SECTION 6.13   Priorities.  If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

First:  to the Trustee, the Agents and their agents and attorneys for amounts due under Section 7.7, including payment of all reasonable compensation, fees, expense and liabilities incurred, and all advances made, by the Trustee and the reasonable costs and expenses of collection;

Second:  to Holders for amounts due and unpaid on the Notes for principal, premium, if any, interest, and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, and Additional Amounts, if any, respectively; and

Third:  to eircom Funding or any other obligor on the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee, upon prior notice to eircom Funding, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13; provided that the failure to give any such notice shall not affect the establishment of such record date or payment date for Holders pursuant to this Section 6.13.

SECTION 6.14   Restoration of Rights and Remedies.  If the Trustee or any Holder of any Note has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, eircom Funding, the Trustee and the Holders of Notes shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders of Notes shall continue as though no such proceeding had been instituted.

SECTION 6.15   Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.15 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.10, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1   Duties of Trustee.  (a)  If an Event of Default actually known to a Responsible Officer of the Trustee has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)  Except during the continuance of an Event of Default actually known to the Trustee:

(1)                                  The Trustee and the Agents will undertake to perform only those duties as are specifically set forth herein and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee or the Agents.

(2)                                  In the absence of bad faith on their part, the Trustee and the Agents may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions and such other documents delivered to them and conforming to the requirements of this Indenture.  However, in the case of any such certificates or opinions which by any provision hereof are required to be furnished to the Trustee or the Agents, the Trustee or the Agents, as applicable, shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)  The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)                                  This paragraph does not limit the effect of subsection (b) of this Section 7.1.

(2)                                  Neither the Trustee nor Agent shall be liable for any error of judgment made in good faith by a Responsible Officer of such Trustee or Agent, unless it is proved that the Trustee or such Agent was negligent in ascertaining the pertinent facts.

(3)                                  The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.8.

(d)  No provision of this Indenture shall require the Trustee or any Agent to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or take any action at the request or direction of Holders if it shall have reasonable grounds for believing that repayment of such funds is not assured to it or it does not receive an indemnity satisfactory to it in its sole discretion against such risk, liability, loss, fee or expense which might be incurred by it in compliance with such request or direction.

(e)  Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to subsections (a), (b), (c) and (d) of this Section 7.1.

(f)  Any provision hereof relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1 and, upon qualification of this Indenture under the TIA, the TIA.

(g)  The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by the Trustee in each of its capacities it which it may serve, and to each Agent, and any custodian, agent or other persons employed to act hereunder.

SECTION 7.2   Rights of Trustee.  Subject to Section 7.1:

(a)  The Trustee and each Agent may rely conclusively on and shall be protected from acting or refraining from acting based upon any document believed by them to be genuine and to have been signed or presented by the proper person.  Neither the Trustee nor any Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent order, approval, appraisal, bond, debenture, note, coupon, security or other paper or document, but the Trustee or Agent, as the case may be, in its discretion, may make reasonable further inquiry or investigation into such facts or matters stated in such document.  The Trustee shall not be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice thereof is received by the Trustee at the Corporate Trust Office and such notice references the Notes and this Indenture.

(b)  Any request, direction, order or demand of eircom Funding or the Company mentioned herein shall be sufficiently evidenced by an Officer’s Certificate or Company Order (or in respect of the Company, a similar instrument of the Company)  and any resolution of the Board of Directors of the Company or eircom Funding, as the case may be, may be sufficiently evidenced by a Board Resolution in respect of such entity.

(c)  Whenever in the administration of this Indenture the Trustee, acting reasonably, shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officer’s Certificate.

(d)  The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel, as to any legal matter, shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(e)  The Trustee and any Agent may act through their attorneys and agents and shall not be responsible for the misconduct or negligence of any agent (other than an agent who is an employee of the Trustee or such Agent) appointed with due care.

(f)  The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers conferred upon it by this Indenture; provided, however, that the Trustee’s conduct does not constitute willful misconduct, negligence or bad faith.

(g)  The Trustee shall be entitled to request and conclusively rely upon an Opinion of Counsel with respect to whether any consent, waiver, approval, amendment or modification shall have a material adverse effect on the interests of any Holder.

SECTION 7.3   Individual Rights of Trustee.  The Trustee or any Agent in its respective individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries, or their respective Affiliates with the same rights it would have if it were not the Trustee or an Agent.  The Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.4   Trustee’s Disclaimer.  The Trustee and the Agents shall not be responsible for and make no representation as to the validity, effectiveness, correctness or adequacy of this Indenture, the offering materials related to the Indenture or the Notes; the Trustee shall not be accountable for eircom Funding’s use of the proceeds from the Notes or any money paid to eircom Funding or upon eircom Funding’s direction under any provision hereof; the Trustee shall not be responsible for the use or application of any money received by any Agent and it shall not be responsible for any statement or recital herein of eircom Funding, or any document issued in connection with the sale of Notes or any statement in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5   Notice of Default.  If an Event of Default occurs and is continuing and a Responsible Officer of the Trustee receives actual notice of such event, the Trustee shall mail to each Holder, as their names and addresses appear on the list of Holders described in Section 2.5, notice of the uncured Default or Event of Default within 90 days after the Trustee receives such notice.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, interest, or Additional Amounts, if any, on any Note, including the failure to make payment on (i) the Change of Control Payment Date pursuant to a Change of Control Offer or (ii) the date required for payment pursuant to an Asset Disposition Offer, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interest of the Holders.

SECTION 7.6   Report by Trustee to Holders.  This Section 7.6 shall not be operative as a part of this Indenture until this Indenture is qualified under the TIA, and, until such qualification, this Indenture shall be construed as if this Section 7.6 were not contained herein.

Within 60 days after each September 30 beginning with September 30, 2004, the Trustee shall, to the extent that any of the events described in TIA Section 313(a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with TIA Section 313(a).  The Trustee also shall comply with TIA Sections 313(b), 313(c) and 313(d).

A copy of each report at the time of its mailing to Holders shall be mailed to eircom Funding and filed with the SEC and each securities exchange, if any, on which the Notes are listed.

eircom Funding shall promptly notify the Trustee in writing if subsequent to the date hereof the Notes become listed on any securities exchange or of any delisting thereof.

SECTION 7.7   Compensation and Indemnity.  eircom Funding shall pay to the Trustee and Agents from time to time such reasonable compensation as eircom Funding and the Trustee shall from time to time agree in writing for its acceptance of this Indenture and services hereunder.  The Trustee’s and the Agents’ compensation shall not be limited by any law on compensation of a trustee of an express trust.  eircom Funding shall reimburse the Trustee and Agent upon request for all reasonable disbursements, expenses and advances (including reasonable fees and expenses of their agents and counsel) incurred or made by it in addition to the compensation for their services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s or any Agent’s negligence, willful misconduct or bad faith.

eircom Funding agrees to pay the reasonable fees and expenses of the Trustee’s legal counsel, Emmet, Marvin & Martin LLP, no later than 28 days after the Issue Date in connection with its review and delivery of this Indenture and related documentation.

eircom Funding shall indemnify each of the Trustee, any predecessor Trustee and the Agents (which, for purposes of this paragraph, include such Trustee’s and Agents’ affiliates, officers, directors, employees and agents) and in any other capacity the Trustee may serve hereunder for, and hold them harmless against, any and all loss, damage, claim, expense or liability (including taxes (other than taxes based on the income of the Trustee or franchise, doing business or other similar taxes imposed on the Trustee)) incurred by the Trustee or an Agent without negligence, willful misconduct or bad faith on the part of any of them, in connection with acceptance of administration of this trust and performance of its duties under this Indenture, including the reasonable expenses and attorneys’ fees and expenses of defending itself against any claim of liability arising hereunder.  The Trustee and the Agents shall notify eircom Funding promptly of any claim asserted against the Trustee or such Agent for which it may seek indemnity.  However, the failure by the Trustee or the Agent to so notify eircom Funding shall not relieve eircom Funding of its obligations hereunder.  eircom Funding may defend the claim and the Trustee or such Agent shall cooperate in the defense (and may employ its own counsel reasonably satisfactory to the Trustee) at eircom Funding’s expense.  The Trustee or such Agent may have separate counsel from eircom Funding in the defense of any claim against them and eircom Funding shall pay the reasonable fees and expenses of such counsel.  eircom Funding need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld.

To secure eircom Funding’s payment obligations in this Section 7.7, the Trustee and the Agents shall have a claim prior to the Notes against all money or property held or collected by the Trustee and the Agents, in its capacity as Trustee or Agent, except money or property held in trust to pay principal or premium, if any, and Additional Amounts, if any, or interest on particular Notes.

When the Trustee or an Agent incurs expenses or renders services after the occurrence of an Event of Default specified in clause (7) of Section 6.1, the expenses (including the reasonable fees and expenses of its agents and counsel) and the compensation for their services may, to the extent permitted by applicable law, be preferred over the status of the Holders in a proceeding under any Bankruptcy Law and are intended, to the extent permitted by applicable law, to constitute expenses of administration under any Bankruptcy Law.  eircom Funding’s obligations under this Section 7.7 and any claim arising hereunder shall survive the termination or discharge of this Indenture, the resignation or removal of any Trustee or Agent, the discharge of the Company’s and eircom Funding’s obligations pursuant to Article VIII and any rejection or termination under any Bankruptcy Law.

SECTION 7.8   Replacement of Trustee.  The Trustee and any Agent may resign at any time by so notifying eircom Funding in writing.  The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee or Agent by so notifying eircom Funding and the Trustee or such Agent, as the case may be, in writing and may appoint a successor trustee or agent with eircom Funding’s consent.  A resignation or removal of the Trustee or any Agent and appointment of a successor Trustee or Agent, as the case may be, shall become effective only upon the successor Trustee’s or Agent’s acceptance of appointment, as the case may be, as provided in this section.  eircom Funding may remove the Trustee or an Agent if:

(1)                                  the Trustee or Agent, as the case may be, fails to comply with Section 7.10 or Section 7.11;

(2)                                  the Trustee or Agent, as the case may be, is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee or Agent, as the case may be, under any Bankruptcy Law or under any other applicable law;

(3)                                  a receiver or public officer takes charge of the Trustee or Agent, as the case may be, or its respective property or affairs; or

(4)                                  the Trustee or Agent, as the case may be, becomes incapable of acting with respect to its duties hereunder.

If the Trustee or an Agent resigns or is removed or if a vacancy exists in the office of Trustee or Agent for any reason, eircom Funding shall promptly appoint a successor Trustee or Agent, as the case may be.  Within one year after the successor Trustee or Agent takes office, the Holders of a majority in principal amount of the then outstanding Notes may, with eircom Funding’s consent, appoint a successor Trustee or Agent, as the case may be, to replace the successor Trustee or Agent appointed by eircom Funding.

A successor Trustee or Agent, as the case may be, shall deliver a written acceptance of its appointment to the retiring Trustee or Agent and to eircom Funding.  Promptly after that, the retiring Trustee or Agent, as the case may be, shall transfer, after payment of all sums then owing to the Trustee or Agent, as the case may be, pursuant to Section 7.7, all property held by it as Trustee or Agent to the successor Trustee or Agent, subject to the Lien provided in Section 7.7, the resignation or removal of the retiring Trustee or Agent, as the case may be, shall become effective, and the successor Trustee or Agent, as the case may be, shall have all the rights, powers and duties of the Trustee or Agent under this Indenture.  A successor Trustee or Agent shall mail notice of its succession to each Holder.

If a successor Trustee or Agent does not take office within 60 days after the retiring Trustee or Agent resigns or is removed, the retiring Trustee or Agent (as the case may be), eircom Funding or any Holder who has been a bona fide Holder for not less than 6 months may petition any court of competent jurisdiction, at the expense of eircom Funding, for the appointment of a successor Trustee or Agent.

If the Trustee or Agent after written request by any Holder who has been a Holder for at least six months fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee or Agent, as the case may be, and the appointment of a successor thereto.

Notwithstanding replacement of the Trustee or Agent pursuant to this Section 7.8, eircom Funding’s and the Company’s respective obligations under Section 7.7 relating to indemnification and any amounts already owing or accrued at the time of such replacement shall continue for the benefit of the retiring Trustee or Agent, as the case may be, and the Company and eircom Funding, as the case may be, shall pay to any replaced or removed Trustee or Agent all amounts owed under Section 7.7 upon such replacement or removal.

SECTION 7.9   Successor Trustee by Merger, etc.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation is otherwise eligible hereunder, be the successor Trustee.  In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by consolidation, merger or conversion to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

SECTION 7.10   Corporate Trustee Required; Eligibility.  There shall be at all times a Trustee hereunder which shall be eligible to act as Trustee under the TIA and shall have a combined capital and surplus of at least US$50,000,000 and have a New York Corporate Trust Office in the Borough of Manhattan, The City of New York.  If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of a federal, State or District of Columbia supervising or examining authority within the United States of America, then for the purposes of this Section, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.  If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign promptly in the manner and with the effect hereinafter specified in this Article.

The Trustee under this Indenture shall always satisfy the requirements of TIA Sections 310(a)(1), (2) and (5).  The Trustee shall comply with Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of eircom Funding are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

SECTION 7.11   Disqualification; Conflicting Interests.  If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture.

SECTION 7.12   Preferential Collection of Claims Against eircom Funding.  The Trustee, in its capacity as Trustee hereunder, shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b).  A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.

SECTION 7.13   Force Majeure.  In no event shall the Trustee, in each of its capacities hereunder, be liable for any failure or delay in the performance of its obligations under this Indenture because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo and government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services or the obligations contemplated by this Indenture.

ARTICLE VIII

DEFEASANCE AND SATISFACTION AND DISCHARGE OF INDENTURE

SECTION 8.1   Option to Effect Legal Defeasance or Covenant Defeasance.  The Company may, at any time, with respect to the Notes, elect to have either Section 8.2 or 8.3 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2   Legal Defeasance and Discharge.  Upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.2, eircom Funding shall be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, such Legal Defeasance means that eircom Funding, the Note Guarantors and Holdings shall be deemed to have paid and discharged all the obligations relating to the outstanding Notes and the Notes shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.6, Section 8.8 and the other Sections of this Indenture referred to below in this Section 8.2, and to have satisfied all of their respective other obligations under such Notes and this Indenture and cured all then existing Events of Default (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following which, as regards eircom Funding and the Company but not the other Note Guarantors or Holdings, shall survive until otherwise terminated or discharged hereunder:

(1)                                  the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, interest, and Additional Amounts, if any, on such Notes on such Notes when such payments are due (including on a Redemption Date) from the trust created pursuant to this Indenture;

(2)                                  eircom Funding’s obligations with respect to Notes concerning issuing temporary Notes, or, where relevant, registration of such Notes, mutilated, destroyed, lost or wrongfully taken Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)                                  the rights, powers, trusts, duties and immunities of the Trustee, and eircom Funding’s obligations in connection therewith set forth in Article VII hereof; and

(4)                                  this Article VIII and the obligations set forth in Section 8.6 hereof.

Subject to compliance with this Article VIII, the Company may exercise its option under Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 with respect to the Notes.  If the Company exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default and the Subordinated Holdings Guarantee and any Note Guarantee in effect at the time of such Legal Defeasance shall terminate and be discharged and of no further force and effect.

SECTION 8.3   Covenant Defeasance.  Upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.3, the Company shall be released from any obligations under the covenants contained in Sections 4.3, 4.4, 4.6, 4.8, 4.9, 4.10, 4.11, 4.12, 4.14, 4.17, 4.18 and 5.1 (other than the provisions of Sections 5.1(a)(1) and (2)) hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”) and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  If the Company exercises its Covenant Defeasance option, the Senior Subordinated eircom Guarantee, any Additional Note Guarantee and, at the Company’s option, the Subordinated Holdings Guarantee will terminate at such time and be discharged and of no further force and effect.

For the purposes hereof, such Covenant Defeasance means that, (i) with respect to the outstanding Notes, each of eircom Funding and the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and (ii) payment on the Notes may not be accelerated because of an Event of Default specified in clause (2) (only insofar as it relates to Section 4.10 or 4.14 hereof), (3) (to the extent limited by Section 5.1), (4) (insofar as it relates to Sections 4.3, 4.4, 4.6, 4.8, 4.9, 4.11, 4.12, 4.14, 4.17, 4.18 and 5.1 (other than the provisions of Sections 5.1(a)(1) and (2) hereof), (5), (6), (7) (with respect only to Significant Subsidiaries, including any group of Restricted Subsidiaries referred to therein), (8) or (9) of Section 6.1 hereof.

SECTION 8.4   Conditions to Legal or Covenant Defeasance.  The following shall be the conditions to the application of either Section 8.2 or Section 8.3 to the outstanding Notes:

(1)                                  the Company must (or must cause eircom Funding to) irrevocably deposit in trust (the “defeasance trust”), for the benefit of the Holders of the Notes, cash in euros or European Government Obligations or a combination thereof (in the case of the Senior Subordinated Euro Notes) or in dollars or US Government Obligations or a combination thereof (in the case of the Senior Subordinated Dollar Notes) as will be sufficient for the payment of principal, premium, if any, and interest and Additional Amounts, if any, on the Senior Subordinated Notes to redemption or maturity, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)                                  the Company must (or must cause eircom Funding to) deliver to the Senior Subordinated Trustee (x) an Opinion of Counsel in the United States to the effect that holders of the relevant Senior Subordinated Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and (y) an Opinion of Counsel in the jurisdiction of incorporation of each of the Company, eircom Funding and eircom to the effect that the

Holders of the outstanding Senior Subordinated Notes of the relevant series will not recognize income, gain or loss for tax purposes in such jurisdiction as a result of such defeasance and will be subject to income tax in such jurisdiction on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel in the United States must be based on a ruling of the United States Internal Revenue Service or other change in applicable United States federal income tax law),

(3)                                  the Company must (or must cause eircom Funding to) deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company or eircom Funding with the intent of preferring the Holders of such Notes over the other creditors of the Company or eircom Funding with the intent of defeating, hindering, delaying or defrauding creditors of the Company or eircom Funding or others; and

(4)                                  the Company must (or must cause eircom Funding to) deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which may rely as to matters of fact on such Officer’s Certificate), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance referred to in Sections 8.1, 8.2, 8.3 and 8.4 (as appropriate) have been complied with.

SECTION 8.5   Satisfaction and Discharge of Indenture.  The Indenture will be discharged and will cease to be of further effect as to all Notes issued, and the Trustee, at the expense of the Company, shall execute and deliver an instrument acknowledging the satisfaction and discharge of the Indenture, when (1) either (A) all of the Senior Subordinated Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Senior Subordinated Notes for which provision for payment was previously made and thereafter the funds have been released to the Company or eircom Funding) have been delivered to the Senior Subordinated Trustee for cancellation or (B) all Senior Subordinated Notes not previously delivered to the Senior Subordinated Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Senior Subordinated Trustee for the giving of notice of redemption by the Senior Subordinated Trustee in the name, and at the expense, of the Company or eircom Funding; (2) the Company or eircom Funding has deposited or caused to be deposited with the Senior Subordinated Trustee money, US Government Obligations, European Government Obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the Senior Subordinated Notes not previously delivered to the Senior Subordinated Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Senior Subordinated Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be; (3) the Company or eircom Funding has paid or caused to be paid all other sums payable under this Indenture by the Company, eircom Funding, any Note Guarantor or Holdings; and (4) the Company or eircom Funding has delivered to the Senior Subordinated Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under this Section 8.5 have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3).

SECTION 8.6   Application of Trust Moneys.  All cash in euro deposited with the Trustee pursuant to Section 8.4 or 8.5 in respect of Notes shall be held in trust and applied by it, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of the Notes of all sums due and to become due thereon for principal, premium, if any, interest, and Additional Amounts, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against any US Government Obligations or European Government Obligations deposited pursuant to Section 8.4 or 8.5 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of outstanding Notes.

SECTION 8.7   Repayment to the Company; Unclaimed Money.  The Trustee and any Paying Agent shall promptly pay or return to eircom Funding upon Company Order any cash held by them at any time that is not required for the payment of the principal of, premium, if any, interest, and Additional Amounts, if any, on the Notes for which cash has been deposited pursuant to Section 8.4 or 8.5.

Any money held by the Trustee or any Paying Agent for the payment of the principal of, premium, if any, interest, and Additional Amounts, if any, on any Note and remaining unclaimed for two years after such principal, premium, if any, interest, and Additional Amounts, if any, has become due and payable shall be paid to eircom Funding upon Company Order or if then held by eircom Funding shall be discharged from any trust to which it is subject; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to eircom Funding for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, shall thereupon cease.

SECTION 8.8   Reinstatement.  If the Trustee or Paying Agent is unable to apply any cash in accordance with Sections 8.2, 8.3, 8.4 or 8.5 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, eircom Funding’s and the Company’s respective obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Sections 8.2, 8.3, 8.4 or 8.5 until such time as the Trustee or Paying Agent is permitted to apply all such cash in accordance with Sections 8.2, 8.3, 8.4 or 8.5; provided, however, that if eircom Funding has made any payment of interest on, premium, if any, principal, and Additional Amounts, if any, of any Notes because of the reinstatement of its obligations, eircom Funding shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.1   Without Consent of Holders of Notes.  Notwithstanding Section 9.2 hereof, eircom Funding, the Company, any Note Guarantor, Holdings and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note or any other Person to:

(1) cure any ambiguity, omission, defect, error or inconsistency;

(2) provide for the assumption by a successor Person of the obligations of the Company or any Note Guarantor or other obligor under this Indenture;

(3) provide for uncertificated Senior Subordinated Notes in addition to or in place of certificated Senior Subordinated Notes (provided that the uncertificated Senior Subordinated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Subordinated Notes are described in Section 163(f)(2)(B) of the Code);

(4) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(5) make any change that does not adversely affect the rights of any Holder in any material respect;

(6) comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act;

(7) make such provisions as necessary (as determined in good faith by the Company) for the issuance of exchange securities or Additional Notes;

(8) provide for any Restricted Subsidiary to become an Additional Note Guarantor in accordance with the provisions of Section 10.1, to add Guarantees with respect to the Senior Subordinated Notes, to secure the Senior Subordinated Notes, or to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Senior Subordinated Notes when such release, termination or discharge is provided for under this Indenture; or

(9) to provide that any Indebtedness that becomes or will become an obligation of a Successor Company or a Note Guarantor pursuant to a transaction governed by Section 5.1 (that is not a Subordinated Obligation) is Senior Subordinated Indebtedness or Note Guarantor Senior Subordinated Indebtedness for the purposes of the Senior Subordinated Indenture.

However, no amendment may be made to the provisions of Article XI or Section 10.5(a)(1) or 10.5(b)(2) of this Indenture that materially and adversely affects the rights of any holder of the Senior Notes or any other Designated Senior Debt (in either case, then outstanding) unless the trustee in respect of the Senior Notes (acting on the instructions of a majority in principal amount of the holders of such Senior Notes), the requisite holders of such Designated Senior Debt or the relevant Designated Senior Agent, as the case may be, consent to such change.

Upon the request of the Company, accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, subject to Section 9.6, the Trustee shall join with eircom Funding, the Company, any Note Guarantor and Holdings in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture which adversely affects its own rights, duties or immunities hereunder or otherwise.

The Company will inform the Luxembourg Stock Exchange and the Irish Stock Exchange, if the Senior Subordinated Notes are listed on such exchanges and the rules of such exchanges so require, of any of the foregoing amendments, supplements and waivers and provide, if the Senior Subordinated Notes are listed on such exchanges and the rules of such exchanges so require, a supplement to the Offering Memorandum setting forth reasonable details in connection with any such amendments, supplements or waivers.

SECTION 9.2   With Consent of Holders of Notes.  eircom Funding, the Company, any Note Guarantor, Holdings and the Trustee may amend or supplement this Indenture, the Notes or any amended or supplemental indenture with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 6.7 and 6.10, any existing Default or Event of Default and its consequences or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

However, without the consent of each holder of an outstanding Senior Subordinated Note affected, no amendment or waiver may:

(1) reduce the amount of Senior Subordinated Notes whose holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest or Additional Amounts on any Senior Subordinated Note;

(3) reduce the principal of or extend the Stated Maturity of any Senior Subordinated Note;

(4) reduce the premium payable upon the redemption of any Senior Subordinated Note or change the time at which any Senior Subordinated Note may be redeemed;

(5) make any Senior Subordinated Note payable in money other than that stated in the Senior Subordinated Note;

(6) impair the right of any holder to receive payment of principal of and interest on such holder’s Senior Subordinated Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such holder’s Senior Subordinated Notes;

(7) make any change in Section 4.15 that adversely affects the rights of any Holder of such Senior Subordinated Notes in any material respect or amends the terms of such Senior Subordinated Notes in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Payor agrees to pay Additional Amounts, if any, in respect thereof;

(8) release any Note Guarantor from any of its obligations under any Additional Note Guarantee or this Indenture, as applicable, except in accordance with the terms of this Indenture; or

(9) make any change in the amendment or waiver provisions which require each holder’s consent described in this sentence.

Upon the request of eircom Funding, accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, the Trustee shall join with eircom Funding, the Company, any Note Guarantor and Holdings in the execution of such amended or supplemental indenture unless such amended or supplemental indenture adversely affects the Trustee’s own rights, duties or immunities hereunder or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.  It shall not be necessary for the consent of the Holders of Notes under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.  A consent to any amendment or waiver under this Indenture by any holder of Senior Subordinated Notes given in connection with a tender of such holder’s Senior Subordinated Notes will not be rendered invalid by such tender.  After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes a notice briefly describing the amendment, supplement or waiver.  In addition, for so long as the Notes are listed on the Luxembourg Stock Exchange and/or the Irish Stock Exchange and the rules of such stock exchanges so require, the Company will publish notice of any amendment, supplement and waiver in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) and Dublin (which is expected to be the Irish Times).  In addition (if and so long as the Notes are listed on the Irish Stock Exchange and the rules of such stock exchange shall so require) copies of all notices transmitted to Holders shall be delivered to the Companies Announcement Office of the Irish Stock Exchange.  Any failure of the Company to mail or give or publish such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

SECTION 9.3   Compliance with TIA.  From the date on which this Indenture is qualified under the TIA, every amendment, waiver or supplement of this Indenture or the Notes shall comply with the TIA as then in effect.

SECTION 9.4   Revocation and Effect of Consents.  (a)  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date on which the Trustee receives an Officer’s Certificate certifying that the Holders of the requisite principal amount of Notes have consented to the waiver, supplement or amendment.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder of a Note.

(b)  eircom Funding may fix a record date for determining which Holders of the Notes must consent to such amendment, supplement or waiver.  If eircom Funding fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders of Notes furnished to the Trustee prior to such solicitation pursuant to Section 2.5 or (ii) such other date as eircom Funding shall designate.

SECTION 9.5   Notation on or Exchange of Notes.  The Trustee may (and shall if directed by a Company Order) place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  eircom Funding in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.  Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6   Trustee to Sign Amendments, etc.

The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article IX; provided, however, that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which adversely affects the Trustee’s own rights, duties or immunities under this Indenture.  The Trustee shall be entitled to receive indemnity reasonably satisfactory to it, and shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article IX is authorized or permitted by this Indenture and constitutes the legal, valid and binding obligations of the Company enforceable in accordance with its terms.  Such Opinion of Counsel shall not be an expense of the Trustee.

ARTICLE X

GUARANTEES

SECTION 10.1   Additional Note Guarantors.  The Company may from time to time designate a Restricted Subsidiary as an additional guarantor of the Senior Subordinated Notes by causing it to enter into a supplemental indenture substantially in the form annexed hereto as Exhibit G or otherwise in form and substance reasonably satisfactory to the Trustee (each such guarantee, an “Additional Note Guarantee,” and each such guarantor, an “Additional Note Guarantor”).

SECTION 10.2   Guarantees.  Subject to this Article X, Article XI and Section 12.19, each of the Company, eircom, Holdings and each Additional Note Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to each Holder of the Notes and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, interest, and Additional Amounts, if any, on the Notes and all other payment obligations of eircom Funding under this Indenture (all of the foregoing being hereinafter collectively called the “Senior Subordinated Obligations”).  Each of the Company, eircom, Holdings and each Additional Note Guarantor further agrees (to the extent permitted by law) that the Senior Subordinated Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Senior Subordinated Obligation.

The guarantee of the Company given hereby is referred to herein as the “Senior Subordinated Valentia Guarantee,” the guarantee of eircom given hereby is referred to herein as the “Senior Subordinated eircom Guarantee” (which, together with the Senior Subordinated Valentia Guarantee and each Additional Note Guarantee, are referred to herein as the “Note Guarantees”).  The guarantee of Holdings given hereby is referred to herein as the “Subordinated Holdings Guarantee.”

Each of the Company, eircom, Holdings and any Additional Note Guarantor waives (to the extent permitted by law) presentation to, demand of payment from and protest to eircom Funding of any of the Senior Subordinated Obligations and also waives (to the extent permitted by law) notice of protest for nonpayment.  Each of the Company, eircom, Holdings and any Additional Note Guarantor waives (to the extent permitted by law) notice of any default under the Notes or the Senior Subordinated Obligations.  The obligations of each of the Company, eircom, Holdings and any Additional Note Guarantor hereunder shall not (to the extent permitted by law) be affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against eircom Funding or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Senior Subordinated Obligations or any of them; or (e) any change in the ownership of eircom Funding.

Each of the Company, eircom, Holdings and any Additional Note Guarantor further agrees that each Note Guarantee herein (or in the case of Holdings, the Subordinated Holdings Guarantee herein) constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives (to the extent permitted by law) any right to require that any resort be had by any Holder to any security held for payment of the Senior Subordinated Obligations.

The obligations of each of the Company, eircom, Holdings and any Additional Note Guarantor hereunder (to the extent permitted by law) shall, subject to this Article X, Article XI and Section 12.19, not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Senior Subordinated Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Senior Subordinated Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each of the Company, eircom, Holdings and any Additional Note Guarantor herein (to the extent permitted by law) shall, subject to this Article X, Article XI and Section 12.19, not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under this Indenture, the Note or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Senior Subordinated Obligations, or by any other act or thing or omission or delay to do any other act or thing which would otherwise operate as a discharge of any of the Company, eircom, Holdings or any Additional Note Guarantor as a matter of law or equity.

Subject to Section 10.5, each of the Company, eircom, Holdings and any Additional Note Guarantor further agrees that each Note Guarantee herein (or, in the case of Holdings, the Subordinated Holdings Guarantee herein) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest, or Additional Amounts, if any, on any of the Senior Subordinated Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of eircom Funding or otherwise.

Subject to the provisions of Section 10.3 hereof, in furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any of the Company, eircom, Holdings and any Additional Note Guarantor by virtue hereof, upon the failure of eircom Funding to pay any of the Senior Subordinated Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each of the Company, eircom, Holdings and any Additional Note Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee for and on behalf of itself and the Holders an amount equal to the unpaid amount of such Senior Subordinated Obligations then due and owing.  Payments made under this guarantee shall be made to the Trustee on behalf of the Holders.

The Company further agrees that, as between it, on the one hand, and the Holders, on the other hand, but subject always to Section 11.2 hereof, (x) the maturity of the Senior Subordinated Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of the Note Guarantees herein (or, in the case of Holdings, the Subordinated Holdings Guarantee herein), notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Senior Subordinated Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Senior Subordinated Obligations, such Senior Subordinated Obligations (whether or not due and payable) shall forthwith become due and payable by each of the Company, eircom, Holdings and any Additional Note Guarantor for the purposes of this Senior Subordinated Guarantee (or, in the case of Holdings, this Subordinated Holdings Guarantee).

Each of the Company, eircom, Holdings and any Additional Note Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section.

SECTION 10.3   Limitation on Liability.  The obligations of each Note Guarantor and Holdings hereunder will be limited to the maximum amount that can be guaranteed under applicable laws, including without limitation fraudulent conveyance or fraudulent transfer restrictions under applicable insolvency laws.

SECTION 10.4   No Subrogation.  Notwithstanding any payment or payments made by a Note Guarantor or Holdings hereunder, none of such Note Guarantor or Holdings shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Senior Subordinated Obligations nor shall any of such Note Guarantor or Holdings seek or be entitled to seek any contribution or reimbursement from eircom Funding in respect of payments made by such Note Guarantor or Holdings, as the case may be, hereunder, until all amounts owing to the Trustee and the Holders by eircom Funding on account of the Senior Subordinated Obligations are paid in full.  If any amount shall be paid to such Note Guarantor or Holdings on account of such subrogation rights at any time when all of the Senior Subordinated Obligations shall not have been paid in full, such amount shall be held by such Note Guarantor or Holdings, as the case may be, in trust for the Trustee and the Holders, segregated from other funds of such Note Guarantor or Holdings, as the case may be, and shall, forthwith upon receipt by such Note Guarantor or Holdings, be turned over to the Trustee in the exact form received by such Note Guarantor or Holdings (duly indorsed by such Note Guarantor or Holdings, as the case may be, to the Trustee, if required), to be applied against the Senior Subordinated Obligations.

SECTION 10.5   Release.

(a)  The Senior Subordinated eircom Guarantee will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

(1)  in connection with the sale of the Capital Stock of eircom, (i) upon a sale pursuant to an enforcement of security over the Capital Stock of such entity or (ii) upon request of the security agent under the Senior Secured Credit Agreement following an event of default which is continuing under such Senior Secured Credit Agreement;

(2)  upon Legal Defeasance or Covenant Defeasance;

(3)  upon a falling-away of covenants pursuant to Section 4.13;

(4)  upon the designation of eircom as an Unrestricted Subsidiary in compliance with the terms of this Indenture; or

(5)  upon payment in full of the aggregate principal amount of all Senior Subordinated Notes then outstanding and all other financial obligations under the Senior Subordinated eircom Guarantee then due and owing.

Upon any occurrence giving rise to a release of the Senior Subordinated eircom Guarantee as specified above, the Senior Subordinated Trustee shall execute any documents reasonably required in order to evidence or effect such release, discharge and termination in respect of such Senior Subordinated eircom Guarantee.  None of Holdings, eircom Funding, the

Company or any Note Guarantor shall be required to make a notation on the Senior Subordinated Notes to reflect any such release, termination or discharge of the Senior Subordinated eircom Guarantee.

(b)  Any Additional Note Guarantee will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect) in connection with the sale or disposition (including through merger or consolidation) of the Capital Stock, or all or substantially all of the assets, of eircom or the relevant Note Guarantor (as applicable) or a Restricted Subsidiary of which eircom or such Additional Note Guarantor is a Subsidiary, if:

(1) such sale is made in compliance with this Indenture (including Section 4.10 hereof); or

(2) such sale is made pursuant to an enforcement of security over such Capital Stock or assets, or upon request of the security agent under the Senior Secured Credit Agreement following an event of default, which is continuing, under such Senior Secured Credit Agreement.

An Additional Note Guarantee of an Additional Note Guarantor may also be released at the option of the Company if at the date of such release either (i) there is no Indebtedness of such Additional Note Guarantor outstanding which was Incurred after the Issue Date and which would not have been Incurred in compliance with this Indenture if such Additional Note Guarantor had not been designated as an Additional Note Guarantor, or (ii) there is no Indebtedness of such Additional Note Guarantor outstanding which was Incurred after the Issue Date and which could not have been Incurred in compliance with this Indenture as at the date of such release if such Additional Note Guarantor were not designated as an Additional Note Guarantor as at that date.

In addition, an Additional Note Guarantee shall also be automatically released (1) upon Legal Defeasance or Covenant Defeasance, (2) upon a suspension of covenants pursuant to Section 4.13, (3) upon the designation by the Company of the Additional Note Guarantor as an Unrestricted Subsidiary in compliance with the terms of this Indenture or (4) upon payment in full of the aggregate principal amount of all Senior Subordinated Notes then outstanding and all other financial obligations under such Additional Note Guarantee then due and owing.

Each Note Guarantee (other than the Senior Subordinated Valentia Guarantee) will be automatically and unconditionally released (and thereupon shall terminate and be of no further force and effect) upon a Legal Defeasance or Covenant Defeasance.

Upon any occurrence giving rise to a release of a Note Guarantee as specified above, and following receipt by the Trustee of an Opinion of Counsel that all conditions precedent to the release have been satisfied (as to which such counsel may rely upon an Officer’s Certificate as to matters of fact), the Senior Subordinated Trustee shall execute any documents reasonably required in order to evidence or effect such release, discharge and termination in respect of such Note Guarantee. None of Holdings,  eircom Funding, the Company nor any Note Guarantor shall be required to make a notation on the Senior Subordinated Notes to reflect any Note Guarantee or any release, termination or discharge of a Note Guarantee.

ARTICLE XI

SUBORDINATION OF NOTE GUARANTEES AND HOLDINGS GUARANTEE

SECTION 11.1   Agreement To Subordinate.  Each of the Company, eircom and any Additional Note Guarantor agrees, and the Trustee and each Holder by accepting or acquiring or becoming entitled to claim under or pursuant to a Note agrees, that the Indebtedness evidenced by, and all other obligations in respect of, each Note Guarantee is subordinated in right of payment, to the extent and in the manner provided in this Article XI, to the prior irrevocable payment in full in cash of all Note Guarantor Senior Indebtedness and that the subordination is for the benefit of and enforceable by the holders of such Note Guarantor Senior Indebtedness.  Each Note Guarantee shall in all respects rank pari passu with all other Note Guarantor Senior Subordinated Indebtedness and only Indebtedness of a Note Guarantor that is Note Guarantor Senior Indebtedness will rank senior to the applicable Note Guarantee in accordance with the provisions set forth herein.  All provisions of this Article XI shall be subject to Section 11.12.

SECTION 11.2   Guarantee Not Due

Notwithstanding that a failure by eircom Funding to make any payment on the Notes when due may constitute an Event of Default under this Indenture and may enable the Trustee and the Holders of the Notes to accelerate the maturity of the Notes, prior to the repayment of all obligations in respect of Note Guarantor Senior Indebtedness, the obligations of each Note Guarantor under its Note Guarantee are not due (and no demand may be made on any Note Guarantor) until the earliest of:

(a)                                  (i) an order is made for the winding-up, dissolution, examination, or administration of such Note Guarantor; or (ii) a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, examiner, administrator or similar officer is appointed to the Note Guarantor;

(b)                                 each of the following shall have occurred:

(i)                                     a default in payment of any amounts due under this Indenture or the Notes (but only if, in the case of any amount not constituting principal or interest, such amounts exceed €500,000) has occurred;

(ii)                                  a Holder of Notes or the Trustee has notified the Designated Senior Agents in writing of such default;

(iii)                               a period of not less than 179 days has passed from the date of receipt by the Designated Senior Agents of that notice; and

(iv)                              at the end of such 179-day period, the default is continuing and has not been waived;

(c)                                  any Indebtedness outstanding under the Senior Secured Credit Agreement has been declared prematurely to be due and payable or payable on demand (and demand has been made) by reason of the occurrence of an event of default, as defined in the Senior Secured Credit Agreement; or

(d)                                 enforcement action has been taken by or on behalf of the lenders under the security documents granted pursuant to, or securing Indebtedness outstanding under, the Senior Secured Credit Agreement pursuant to which any assets of the Company or any Restricted Subsidiary thereof (including Capital Stock of eircom) are disposed of or sold.

So long as any amounts are outstanding under the Senior Secured Credit Agreement (including in relation to any Hedging Obligations thereunder) or in respect of Hedging Obligations which are secured ratably with the Senior Secured Credit Agreement, in each case to the extent such amounts constitute Note Guarantor Senior Indebtedness, prior to the occurrence of any of the foregoing events described in clauses (a) through (d), above, the Note Guarantor shall not pay the principal of, premium (if any) or interest on or other payment obligations in respect of the applicable Note Guarantee or make any deposit pursuant to Article VIII hereof (if such deposit would not be permitted by the Senior Secured Credit Agreement) or repurchase or redeem or otherwise retire for value the applicable Senior Subordinated Guarantee (collectively, “pay the Guarantee”).  After the occurrence of any of the foregoing events described in clauses (a) through (d), above, the Note Guarantor may pay the Guarantee.

Until the obligations of any Note Guarantor under the applicable Note Guarantee are due pursuant to the occurrence of the events described above, the Senior Subordinated Trustee may not make a demand under or bring any enforcement action on such Note Guarantee, including but not limited to the commencement or support of insolvency proceedings with respect to the relevant Note Guarantor, until such time.

SECTION 11.3   Liquidation, Dissolution, Bankruptcy

Upon any payment or distribution (including by exercise of any right of receipt, set-off, combination of accounts or other discharge) to creditors of any Note Guarantor, in a liquidation, dissolution, winding-up, bankruptcy, administration, reorganization, examination, receivership, administrative receivership or similar proceeding relating to such Note Guarantor or its property, or in an assignment for the benefit of creditors of such Note Guarantor or in any marshalling of such Note Guarantor’s assets:

(1) holders of all Note Guarantor Senior Indebtedness of such Note Guarantor, including without limitation holders of Bank Indebtedness and Hedging Obligations of such Note Guarantor, will be entitled to receive irrevocable payment in full in cash of all obligations due (and that become due thereafter) in respect of all Note Guarantor Senior Indebtedness (including interest accruing after the commencement of any liquidation, dissolution, winding-up, bankruptcy, administration, reorganization, receivership, administrative receivership or similar proceeding) before the Senior Subordinated Trustee or Holders of Senior Subordinated Notes will be entitled to receive any payment with respect to the relevant Note Guarantee (except that Holders may receive and retain payments made from any defeasance trust referred to in the section entitled “—Defeasance” if such trust was established prior to the proceedings described above and not in breach of the Senior Secured Credit Agreement or the terms of any other Note Guarantor Senior Indebtedness); and

(2) until all Note Guarantor Senior Indebtedness of such Note Guarantor has been irrevocably paid in full in cash, any payment or distribution to which the Senior Subordinated Trustee or holders of Senior Subordinated Notes would be entitled but for the subordination provisions of this Article XI shall be made first to the lenders under the Senior Secured Credit Agreement (including in relation to any Hedging Obligations thereunder) and to holders of Hedging Obligations which are secured ratably with the Senior Secured Credit Agreement if any Indebtedness is then outstanding thereunder and then to holders of such other Note Guarantor Senior Indebtedness as their respective interests may appear.

SECTION 11.4   When Distributions Must Be Paid Over.  In the event that the Senior Subordinated Trustee or any Holder of Senior Subordinated Notes receives or recovers any payment or distribution on or with respect to a Note Guarantee (other than payments made from any defeasance trust referred to in the section entitled “—Defeasance” if such trust was established prior to the proceedings described above and not in breach of the Senior Secured Credit Agreement or the terms of any other Note Guarantor Senior Indebtedness) at a time when such payment is prohibited by the provisions of this Article XI, such payment will be held by the Senior Subordinated Trustee or such Holder, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, first to the lenders under the Senior Secured Credit Agreement (including in relation to any Hedging Obligations thereunder) and to holders of Hedging Obligations which are secured ratably with the Senior Secured Credit Agreement and second to the holders of other Note Guarantor Senior Indebtedness as their interests may appear for application to the payment of all obligations with respect to such Indebtedness remaining unpaid to the extent necessary to pay such obligations in full in cash in accordance with their terms, after giving effect to any concurrent payment or distribution to or for such lenders or other holders. In the event that any such payment is received by the Senior Subordinated Trustee or such a Holder, the Senior Subordinated Trustee or such Holder shall, if it has knowledge that such payment was received at a time when it was so prohibited, give notice to the agent for the lenders under the Senior Secured Credit Agreement (if any Indebtedness is then outstanding under the Senior Secured Credit Agreement) and the Senior Trustee (if any Indebtedness is then outstanding under the Senior Indenture) and to all other Designated Senior Agents.

SECTION 11.5   Subrogation.  After all Note Guarantor Senior Indebtedness is paid in full and until the Notes are paid in full, Holders of Notes shall be subrogated to the rights of holders of Note Guarantor Senior Indebtedness to receive distributions applicable to Note Guarantor Senior Indebtedness.  A distribution made under this Article XI to holders of Note Guarantor Senior Indebtedness which otherwise would have been made to Holder of Notes is not, as between the Company and the Holders, a payment by eircom Funding of Note Guarantor Senior Indebtedness.

SECTION 11.6   Liquidation, Dissolution, Bankruptcy in respect of Holdings

Upon any payment or distribution (including by exercise of any right of receipt, set-off, combination of accounts or other discharge) to creditors of Holdings, in a liquidation,

dissolution, winding-up, bankruptcy, administration, reorganization, examination, receivership, administrative receivership or similar proceeding relating to Holdings or its property, or in an assignment for the benefit of creditors of Holdings or in any marshalling of Holdings’ assets:

(1) holders of all Indebtedness of Holdings, other than any such Indebtedness that expressly provides by its terms that it will be pari passu in right of payment with the Subordinated Holdings Guarantee (all Indebtedness of Holdings other than for which such express provision is made, “Holdings Senior Indebtedness”) will be entitled to receive irrevocable payment in full in cash of all obligations due (and that become due thereafter) in respect of all Holdings Senior Indebtedness (including interest accruing after the commencement of any liquidation, dissolution, winding-up, bankruptcy, administration, reorganization, receivership, administrative receivership or similar proceeding) before the Senior Subordinated Trustee or Holders of Senior Subordinated Notes will be entitled to receive any payment with respect to the Subordinated Holdings Guarantee (except that Holders may receive and retain payments made from any defeasance trust referred to in the section entitled “—Defeasance” if such trust was established prior to the proceedings described above and not in breach of the Senior Secured Credit Agreement or the terms of any Holdings Senior Indebtedness); and

(2) until all Holdings Senior Indebtedness of Holdings has been irrevocably paid in full in cash, any payment or distribution to which the Senior Subordinated Trustee or holders of Senior Subordinated Notes would be entitled but for the subordination provisions of this Article XI shall be made first to the holders of Holdings Senior Indebtedness as their respective interests may appear.

SECTION 11.7   When Distributions Must Be Paid Over in respect of Holdings  In the event that the Senior Subordinated Trustee or any Holder of Senior Subordinated Notes receives or recovers any payment or distribution from Holdings on or with respect to the Subordinated Holdings Guarantee (other than payments made from any defeasance trust referred to in the section entitled “—Defeasance”) at a time when such payment is prohibited by the provisions of this Article XI, such payment will be held by the Senior Subordinated Trustee or such Holder, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request to the holders of Holdings Senior Indebtedness as their interests may appear for application to the payment of all obligations with respect to such Indebtedness remaining unpaid to the extent necessary to pay such obligations in full in cash in accordance with their terms, after giving effect to any concurrent payment or distribution to or for such lenders or other holders.

SECTION 11.8   Subrogation in respect of Subordinated Holdings Guarantee.  After all Holdings Senior Indebtedness is paid in full and until the Notes are paid in full, Holders of Notes shall be subrogated to the rights of holders of Holdings Senior Indebtedness to receive distributions applicable to Holdings Senior Indebtedness.  A distribution made under this Article XI to holders of Holdings Senior Indebtedness which otherwise would have been made to Holders of Notes is not, as between eircom Funding and the Holders, a payment by eircom Funding of Holdings Senior Indebtedness.

SECTION 11.9   Acceleration of Payment of Securities.  If payment of the Notes is accelerated because of an Event of Default, the Note Guarantors and the Trustee shall promptly notify the Designated Senior Agents of the acceleration; provided, however, that the Note

Guarantors and the Trustee shall be obligated to notify such Designated Senior Agents only if such Designated Senior Agents have delivered or caused to be delivered to the Note Guarantors and the Trustee an address for service of such a notice (and the Note Guarantors and the Trustee shall only be obligated to deliver the notice to the address so specified).

SECTION 11.10   Relative Rights.  This Article XI defines the relative rights of Holders of Notes and holders of Note Guarantor Senior Indebtedness and Holdings Senior Indebtedness.  Nothing in this Indenture (save as set out in Section 10.3 hereof) shall:

(1)                                  impair, as between any Note Guarantor or Holdings and Holders of Notes, the obligation of any such Note Guarantor and Holdings which is absolute and unconditional, subject to the terms hereof, to guarantee the payment of principal of, interest, and Additional Amounts, if any, on the Notes in accordance with their terms; or

(2)                                  prevent the Trustee or any Holder from exercising its available remedies upon a Default or Event of Default against eircom Funding in respect of the Notes.

SECTION 11.11   Subordination May Not Be Impaired by eircom Funding, Note Guarantors or Holdings.  No right of any holder of Note Guarantor Senior Indebtedness or Holdings Senior Indebtedness to enforce the subordination of the Indebtedness evidenced by the Note Guarantees and the Subordinated Holdings Guarantee shall be impaired by any act or failure to act by eircom Funding, any Note Guarantor or Holdings or by the failure of any of them to comply with this Indenture.

SECTION 11.12   Rights of Trustee and Paying Agent.  The Trustee or Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Responsible Officer of the Trustee receives notice in writing satisfactory to it that payments may not be made under Article X and this Article XI.  Any Note Guarantor, Holdings, the Registrar or co-registrar, the Paying Agent, a Designated Senior Agent or a Representative or a holder of Holdings Senior Indebtedness may give the notice.

The Trustee in its individual or any other capacity may hold Note Guarantor Senior Indebtedness and Holdings Senior Indebtedness with the same rights it would have if it were not Trustee.  The Registrar and co-registrar and the Paying Agent may do the same with like rights.  The Trustee shall be entitled to all the rights set forth in this Article XI with respect to any Note Guarantor Senior Indebtedness and Holdings Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of Note Guarantor Senior Indebtedness and Holdings Senior Indebtedness; and nothing in Article VII shall deprive the Trustee of any of its rights as such holder.  Nothing in this Article XI shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.7.

SECTION 11.13   Articles X and XI Not To Prevent Events of Default or Limit Right To Accelerate.  The failure to make a payment in respect of the Notes and any Note Guarantee or the Subordinated Holdings Guarantee by reason of any provision in Article X and this Article XI shall not be construed as preventing the occurrence of a Default or Event of Default.  Nothing in

Article X hereof or this Article XI shall have any effect on the right of the Holders of Notes or the Trustee to accelerate the maturity of the Notes.

SECTION 11.14   Trust Moneys Not Subordinated.  Notwithstanding anything contained herein to the contrary, payments from money held in trust under Article VIII by the Trustee for the payment of principal of and interest on the Notes, any Note Guarantee and the Subordinated Holdings Guarantee shall not be subordinated to the prior payment of any Note Guarantor Senior Indebtedness and Holdings Senior Indebtedness or subject to the restrictions set forth in Article X hereof and this Article XI, and none of the Holders shall be obligated to pay over any such amount to any holder of Note Guarantor Senior Indebtedness or Holdings Senior Indebtedness, or any other creditor of any Note Guarantor or Holdings; provided that such trust was not established in breach of the Senior Secured Credit Agreement.

SECTION 11.15   Trustee Entitled To Rely.  Upon any payment or distribution pursuant to this Article XI, the Trustee and the Holders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 11.3 or Section 11.6 are pending, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (iii) upon the Designated Senior Agents and representatives for the holders of Holdings Senior Indebtedness for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Holdings Senior Indebtedness and other Indebtedness of the Note Guarantors and of Holdings, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto, to Article X hereof or to this Article XI.  In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Note Guarantor Senior Indebtedness or Holdings Senior Indebtedness to participate in any payment or distribution pursuant to Article X or this Article XI, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Note Guarantor Senior Indebtedness or Holdings Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under Article X or this Article XI, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.  The provisions of Sections 7.1 and 7.2 shall be applicable to all actions or omissions of actions by the Trustee pursuant to Article X hereof and this Article XI.

SECTION 11.16   Trustee To Effectuate Subordination.  Each Holder by accepting a Note authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holder and the holders of Note Guarantor Senior Indebtedness and Holdings Senior Indebtedness as provided in Article X and this Article XI.

SECTION 11.17   Trustee Not Fiduciary for Holders of Note Guarantor Senior Indebtedness or Holdings Senior Indebtedness.  The Trustee shall not be deemed to owe any fiduciary duty to the holders of Note Guarantor Senior Indebtedness or Holdings Senior Indebtedness and shall not be liable to any such holders if, acting in good faith, it shall mistakenly pay over or distribute to Holders or any Note Guarantor or Holdings or any other

Person, money or assets to which any holders of Note Guarantor Senior Indebtedness or Holdings Senior Indebtedness shall be entitled by virtue of this Article XI or otherwise.

SECTION 11.18   Reliance by Holders of Note Guarantor Senior Indebtedness or Holdings Senior Indebtedness on Subordination Provisions.  Each Holder by accepting a Note acknowledges and agrees that the provisions of this Article XI and of Sections 10.5(a)(1) and 10.5(b)(2) are, and are intended to be, an inducement and a consideration to each holder of any Note Guarantor Senior Indebtedness or Holdings Senior Indebtedness, whether such Note Guarantor Senior Indebtedness or Holdings Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Note Guarantor Senior Indebtedness or Holdings Senior Indebtedness and such holder of Note Guarantor Senior Indebtedness or Holdings Senior Indebtedness shall be deemed conclusively to have relied on such provisions in acquiring and continuing to hold, or in continuing to hold, such Note Guarantor Senior Indebtedness or Holdings Senior Indebtedness.

SECTION 11.19   Trustee Knowledge

The Trustee shall not be deemed to have knowledge of the making of a prohibited payment under this Article, except to the extent it is actually known by the Trustee.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1   TIA Controls.  If any provision of this Indenture limits, qualifies, or conflicts with the duties imposed by operation of the TIA, the imposed duties shall control.  If any provision of this Indenture modifies or excludes any provision of the TIA that can be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or excluded, as the case may be.  If any provision of the Indenture conflicts with any provision of the TIA that cannot be so modified or excluded, such provision of the TIA shall apply.  Each Note Guarantor and Holdings, in addition to performing its obligations under its Note Guarantee or the Subordinated Holdings Guarantee, as the case may be, shall perform such other obligations as may be imposed on it with respect to this Indenture under the TIA.

SECTION 12.2   Notices.  Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telecopier or first-class mail, postage prepaid, addressed as follows:

if to eircom Funding, the Company, any Note Guarantor or Holdings:

Attention:  Chief Financial Officer
Valentia Telecommunications
114 St Stephens Green West,
Dublin 2, Ireland

Facsimile:  +353 1 649 2000

if to the Trustee:

Attention: Corporate Trust Administration

The Bank of New York

One Canada Square

London E14 5AL

United Kingdom

Facsimile:  +44 207 964 7298

with a copy to:

Attention: Corporate Trust Administration

The Bank of New York

101 Barclay Street, Floor 21W

New York, NY 10286

Facsimile: +1 212 815 5802

if to the Principal Paying Agent, the Luxembourg Paying Agent or the Irish Paying Agent:

Attention:  Corporate Trust Office

The Bank of New York

One Canada Square

London E14 5AL

United Kingdom

Facsimile:  +44 207 964 7298

Each of eircom Funding, the Company, any Note Guarantor and Holdings and the Trustee by written notice to each other such Person may designate additional or different addresses for notices to such Person.  Any notice or communication to eircom Funding, the Company, any Note Guarantor and Holdings and the Trustee shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if telecopied; and five (5) calendar days after mailing if sent by first class mail, postage prepaid (except that a notice of change of address and a Notice to the Trustee shall not be deemed to have been given until actually received by the addressee).

All notices to Holders of each series of Senior Subordinated Notes will be validly given if mailed to them at their respective addresses in the register of the Holder of such Senior Subordinated Notes, if any, maintained by the Registrar. In addition, so long as any of the Senior Subordinated Notes are listed on the Luxembourg Stock Exchange or the Irish Stock Exchange and the rules of such Stock Exchange so require, notices with respect to the Senior Subordinated Notes listed on the Luxembourg Stock Exchange will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) and notices with respect to the Senior Subordinated Notes listed on the Irish Stock Exchange will be published in a leading newspaper having general circulation in Dublin (which is expected to be the Irish Times) or, if in the opinion of the Senior Subordinated Trustee such publication is not practicable, in an English language newspaper having general circulation in Europe. In addition, for so long as any Senior Subordinated Notes are represented by Global Notes, all notices to holders of the Senior Subordinated Notes will be delivered to DTC, Euroclear and Clearstream, each of which will give such notices to the holders of Book Entry Interests.  Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the day it is so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to him or to her if so mailed within the time prescribed.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.  While the Senior Subordinated Notes are listed on the Irish Stock Exchange, copies of all notices given to the Holders shall be sent to the Companies Announcement Office at the Irish Stock Exchange.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

In the event that, by reason of the suspension of the regular mail service, or by reason of any other cause, it shall be impractical to mail notice as required by any provision of this Indenture, then such notification as shall be made with the approval of the Trustee (such approval not to be unreasonably withheld or delayed) shall constitute a sufficient notification for every purpose hereof.

SECTION 12.3   Communications by Holders with Other Holders.  Holders may communicate pursuant to Section 312(b) of the TIA with other Holders with respect to their rights under this Indenture or the Notes.  eircom Funding, the Company, the Trustee, the Registrar and any other person shall have the protection of Section 312(c) of the TIA.

SECTION 12.4   Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Company or eircom  Funding to the Trustee or an Agent to take any action under this Indenture, the Company or eircom Funding, as the case may be, shall furnish to the Trustee at the request of the Trustee:

(1)                                  an Officer’s Certificate, in form and substance reasonably satisfactory to the Trustee (which shall where appropriate include the statements set forth in Section 12.5), stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied or complied with; and

(2)                                  an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or such Agent (which shall where appropriate include the statements set forth in Section 12.5) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied or complied with.

In any case where several matters are required to be certified by, or covered by an Opinion of Counsel of, any specified Person, it is not necessary that all such matters be certified by, or covered by the Opinion of Counsel of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an Opinion of Counsel with respect to some matters and one or more such Persons as to other matters, and any such Person may certify or give an Opinion of Counsel as to such matters in one or several documents.

Any certificate of an Officer of the Company or eircom Funding may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless such Officer knows, or in the exercise of reasonable care should know, that such Opinion of Counsel with respect to the matters upon which his certificate is based are erroneous. Any Opinion of Counsel may be based, and may state that it is so based, insofar as it relates to factual matters, upon a certificate of, or representations by, an officer or officers of the Company or eircom Funding, as the case may be,  stating that the information with respect to such factual matters is in the possession of the Company or eircom Funding, as the case may be, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 12.5   Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1)                                  a statement that the Person making such certificate or opinion has read such condition or covenant;

(2)                                  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)                                  a statement that, in the opinion of such Person, such Person has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)                                  a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with.

SECTION 12.6   Rules by Trustee, Paying Agent (Including Principal Paying Agent), Registrar.  The Trustee, Paying Agent (including the Principal Paying Agent) or Registrar may make reasonable rules for its functions, provided that such rules do not conflict with the provisions of this Indenture.

SECTION 12.7   Legal Holidays.  If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

SECTION 12.8   Governing Law.  This Indenture and the Notes, and the rights and duties of the  parties hereunder and thereunder, shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 12.9   Submission to Jurisdiction; Appointment of Agent for Service.  To the fullest extent permitted by applicable law, each of eircom Funding, the Company, any Note Guarantor and Holdings irrevocably submits to the non-exclusive jurisdiction of and venue in any federal or state court in the Borough of Manhattan in the City of New York, County and State of New York, United States of America, in any suit or proceeding based on or arising out of or under or in connection with this Indenture or any of the transactions contemplated hereby, and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court.  Each of eircom Funding, the Company, any Note Guarantor and Holdings, to the fullest extent permitted by applicable law, irrevocably and fully waives the defense of an inconvenient forum to the maintenance of such suit or proceeding and has irrevocably designated and appointed CT Corporation System (the “Authorized Agent”), as its authorized agent upon whom process may be served in any such suit or proceeding.  Each of eircom Funding, the Company, any Note Guarantor and Holdings represents that it has notified the Authorized Agent of such designation and appointment and that the Authorized Agent has accepted the same in writing.  Each of eircom Funding, the Company, any Note Guarantor and Holdings has irrevocably authorized and directed its Authorized Agent to accept such service.  Each of eircom Funding, the Company, any Note Guarantor and Holdings further agrees that service of process upon its Authorized Agent and written notice of said service to eircom Funding, the Company, any Note Guarantor and Holdings, as the case may be, mailed by first class mail or delivered to its Authorized Agent shall be deemed in every respect effective service of process upon eircom Funding, the Company, any Note Guarantor and Holdings, as the case may be, in any such suit or proceeding.  Nothing herein shall affect the right of any person to serve process in any other manner permitted by law.  Each of eircom Funding, the Company, any Note Guarantor and Holdings agrees, to the fullest extent permitted by law, that a final action in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other lawful manner.  Each of eircom Funding, the Company, any Note Guarantor and Holdings hereby irrevocably waives, to the extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including, without limitation, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Indenture, the Notes or the transactions contemplated hereby.  The provisions of this Section 12.9 are intended to be effective upon the execution of this Indenture and the Notes without any further action by eircom Funding, the Company, any Note Guarantor and Holdings and, to the fullest extent permitted by law, the introduction of a true copy of this Indenture into evidence shall be conclusive and final evidence as to such matters.

SECTION 12.10   Acts of Holders.  (a)  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to eircom Funding or the Company.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “act” of the Holders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.1) conclusive in favor of the Trustee, eircom Funding, the Company and any other obligor upon the Notes, if made in the manner provided in this Section 12.10.

(b)  The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof.  Where such execution is by an officer of a corporation or a member of a partnership or other entity, on behalf of such corporation or partnership or other entity, such certificate or affidavit shall also constitute sufficient proof of such Person’s authority of the person executing the same, may also be provided in any other manner that the Trustee deems sufficient.

(c)  Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind the Holder of every Note issued upon the transfer thereof or in exchange therefore or in lieu thereof in respect of anything done or suffered to be done by the Trustee, the Company or any other obligor upon the Notes in reliance thereon, whether or not notation of such action is made upon such Note.

SECTION 12.11   No Personal Liability of Directors, Officers and Others.  No director, officer, employee, incorporator, member or stockholder of eircom Funding, the Company, Holdings or any Note Guarantor as such, shall have any liability for any obligations of or eircom Funding, the Company, Holdings or any Note Guarantor under the Senior Subordinated Notes, this Indenture, the Subordinated Holdings Guarantee or any Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation, and each holder by accepting a Senior Subordinated Note waives and releases all such liability, which waiver and release are part of the consideration for issuance of the Senior Subordinated Notes.

SECTION 12.12   Currency Indemnity.  In the case of (i) the Senior Subordinated Euro Notes, the euro and (ii) the Senior Subordinated Dollar Notes, the US Dollar, is the sole currency of account and payment for all sums payable by eircom Funding, Holdings or any Note Guarantor under or in connection with the Senior Subordinated Euro Notes and the Senior Subordinated Dollar Notes, as the case may be, including damages. Any amount received or recovered in a currency other than euro (in the case of the Senior Subordinated Euro Notes) or the US Dollar (in the case the Senior Subordinated Dollar Notes), whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of eircom Funding, Holdings or any Note Guarantor or otherwise by any Holder of a Senior Subordinated Euro Note or a Senior Subordinated Dollar Note, as the case may be, or by the Senior Subordinated Trustee, in respect of any sum expressed to be due to it from eircom Funding, Holdings or any Note Guarantor will only constitute a discharge to eircom Funding, Holdings or any Note Guarantor to the extent of the euro amount or the US Dollar amount, as the case may be, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If that euro amount is less than the euro amount expressed to be due to the recipient or the Senior Subordinated Trustee under any Senior Subordinated Euro Note, or if that US Dollar amount is less than the US Dollar amount expressed to be due to the recipient or the Senior Subordinated Trustee under any Senior Subordinated Dollar Note, eircom Funding, Holdings and any Note Guarantor will indemnify them against any loss sustained by such recipient as a result. In any event, eircom Funding, Holdings and any Note Guarantor will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein for the Holder of a Senior Subordinated Note or the Senior Subordinated Trustee to certify in a manner satisfactory to the Company (indicating the sources of information used) the loss it incurred in making any such purchase. These indemnities constitute a separate and independent obligation from eircom Funding’s, Holdings’ and any Note Guarantor’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Senior Subordinated Note or the Senior Subordinated Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Senior Subordinated Note or to the Senior Subordinated Trustee.

SECTION 12.13   Currency Calculation.  Except as otherwise expressly set forth herein, for purposes of determining compliance with any euro-denominated restriction herein, the euro-equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is incurred or made, as the case may be.

SECTION 12.14   Information.  For so long as the Notes are listed on the Luxembourg Stock Exchange or the Irish Stock Exchange, and the rules of such stock exchanges so require, copies of this Indenture and the Registration Rights Agreement will be made available in Luxembourg or Dublin through the offices of the Paying Agent in such city.

SECTION 12.15   Successors.  All agreements of eircom Funding, Holdings and any Note Guarantor in this Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Indenture shall bind its successor.

SECTION 12.16   Counterpart Originals.  All parties hereto may sign any number of copies of this Indenture.  Each signed copy or counterpart shall be an original, but all of them together shall represent one and the same agreement.

SECTION 12.17   Severability.  In case any one or more of the provisions in this Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 12.18   Table of Contents, Headings, etc.  The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.19   Prescription.  Claims against eircom Funding, Holdings or any Note Guarantor for payment of principal, interest, and Additional Amounts, if any, on the Notes will become void unless presentment for payment is made (where so required herein) within, in the case of principal, and Additional Amounts, if any, a period of ten years or, in the case of interest, a period of five years, in each case from the applicable original payment date therefor, unless such prescription is not permitted by applicable law.

SECTION 12.20   Benefits of Indenture.  Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto their successors hereunder, any Agent and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 12.21   Waiver of Jury Trial

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, as of the date first written above.

EIRCOM FUNDING

Given under the Common Seal of eircom Funding:-

By:
Name:
Title:

By:
Name:
Title:

VALENTIA TELECOMMUNICATIONS

Given under the Common Seal of Valentia Telecommunications:-

By:
Name:
Title:

By:
Name:
Title:

eircom LIMITED

Given under the Common Seal of eircom Limited:-

By:
Name:
Title:

By:
Name:
Title:

VALENTIA HOLDINGS LIMITED

By:
Name:
Title:

THE BANK OF NEW YORK, as Trustee, Registrar, Transfer Agent and Paying Agent

By:
Name:
Title:

The BANK OF NEW YORK (LUXEMBOURG) S.A., as Paying Agent and Transfer Agent

By:
Name:
Title:

THE BANK OF NEW YORK, LONDON, as Principal Paying Agent and Transfer Agent

By:
Name:
Title:

AIB/BNY FUND MANAGEMENT (IRELAND) LIMITED, as Paying and Transfer Agent

By:
Name:
Title:

EXHIBIT A

TO THE INDENTURE

[FORM OF FACE OF INITIAL GLOBAL NOTE]

THIS BEARER NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS INITIALLY ISSUED TO THE BOOK-ENTRY DEPOSITARY OR ITS CUSTODIAN PURSUANT TO THE DEPOSIT AGREEMENT REFERRED TO IN THE INDENTURE.  TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO A NOMINEE OR CUSTODIAN OF THE BOOK-ENTRY DEPOSITARY, TO THE BOOK-ENTRY DEPOSITARY OR, IN EACH CASE, TO ANOTHER SUCCESSOR OF THE BOOK-ENTRY DEPOSITARY OR A NOMINEE OR CUSTODIAN OF SUCH SUCCESSOR AND ANY SUCH TRANSFERS SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH HEREIN AND IN THE INDENTURE.

THIS NOTE OF EIRCOM FUNDING HAS NOT BEEN REGISTERED UNDER THE US SECURITIES ACT OF 1933, AS AMENDED (THE “US SECURITIES ACT”), OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE US SECURITIES ACT.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (WITHOUT PREJUDICE TO THE BEARER NATURE HEREOF)  (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE US SECURITIES ACT) OR (B) IT IS NOT A US PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE US SECURITIES ACT, (2) AGREES THAT IT WILL NOT, PRIOR TO (X) THE DATE WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144(k) UNDER THE US SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS NOTE) OR THE LAST DAY ON WHICH EIRCOM FUNDING OR ANY AFFILIATE OF EIRCOM FUNDING WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO EIRCOM FUNDING, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE US SECURITIES ACT, (C) FOR SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE US SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE US SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE

ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE US SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES TO NON-US PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE US SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE US SECURITIES ACT, AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT EIRCOM FUNDING AND THE TRUSTEE SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) PRIOR TO THE END OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE US SECURITIES ACT OR PURSUANT TO CLAUSE (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THAT AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EIRCOM FUNDING AND THE TRUSTEE IS COMPLETED AND DELIVERED BY THE TRANSFEROR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “US PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE US SECURITIES ACT.

EIRCOM FUNDING

8.25% Senior Subordinated Note due 2013

[Common Code No.:              ](1)

[ISIN No.:              ](1)

[CUSIP No.:              ](1)

No.

EIRCOM FUNDING, an unlimited public company incorporated under the laws of Ireland and having its registered office at 114 St Stephen’s Green West, Dublin 2, Ireland (“eircom Funding,” which term includes any successor corporation), for value received promises to pay to the bearer hereof upon surrender hereof the principal sum indicated on Schedule A hereof, on August 15, 2013.

Interest Payment Dates:  February 15 and August 15, commencing • .

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

(1)  Insert as applicable.

IN WITNESS WHEREOF, eircom Funding has caused this Note to be signed manually or by facsimile by its duly authorized officer.

EIRCOM FUNDING

By:
Name:
Title:

This is one of the Notes referred to
 in the within-mentioned Indenture:

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title:

Dated:

[FORM OF REVERSE]

EIRCOM FUNDING

8.25% Senior Subordinated Note due 2013

1.              Interest.  EIRCOM FUNDING, an unlimited public company incorporated under the laws of Ireland and having its registered office at 114 St Stephen’s Green West, Dublin 2, Ireland (“eircom Funding”), promises to pay interest on the principal amount of this Note at the rate and in the manner specified below.  Interest on the Notes will accrue at 8.25% per annum on the principal amount then outstanding, and be payable semi-annually in arrears on each February 15 and August 15, or if any such day is not a Business Day, on the next succeeding Business Day, commencing • , to the Holder hereof.  Notwithstanding any exchange of this Note for a Definitive Note during the period starting on a Record Date relating to such Definitive Note and ending on the immediately succeeding interest payment date, the interest due on such interest payment date shall be payable to the Holders of the Global Note on such Record Date.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from • .  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

eircom Funding shall pay interest on overdue principal and on overdue installments of interest (without regard to any applicable grace periods), and on any overdue Additional Amounts, from time to time on demand at the rate borne by the Notes.  Any interest paid on this Note shall be increased to the extent necessary to pay Additional Amounts as set forth herein.

2.              Additional Interest.  Pursuant to a Registration Rights Agreement between the Company, eircom Funding and the Initial Purchasers on behalf of Holders of the Initial Notes, the Company and eircom Funding have agreed to use their commercially reasonable efforts to consummate an exchange offer pursuant to which the Holder of this Note shall have the right to exchange this Note for eircom Funding’s 8.25% Senior Subordinated Notes due 2013, which have then been registered under the Securities Act, in like principal amount and having substantially identical terms in all material respects as the Initial Notes or, in certain circumstances, to file and cause to become effective a registration statement for the sale of the Initial Notes.  The Holders shall be entitled to receive payment of additional interest in the event such exchange offer is not consummated and in certain other events, subject, in each case, to certain conditions, all pursuant to and in accordance with the terms of such Registration Rights Agreement.  Additional interest which may be payable pursuant to such Registration Rights Agreement shall be payable in the same manner as set forth herein with respect to the stated interest.  The provisions of such Registration Rights Agreement relating to such additional interest are incorporated herein by reference and made a part hereof as if set forth herein in full.  eircom Funding shall provide written notice to the Trustee of the accrual and amount of additional interest, if any, not less than ten (10) Business Days prior to each interest payment date.  Absent such notice, the Trustee shall be conclusively entitled to presume that no additional interest has accrued and is owing.(2)

(2)  If this is an Additional Note, remove or revise in accordance with the terms of any applicable Registration Rights Agreement.

3.              Additional Amounts.  All payments made by eircom Funding, the Company, Holdings or any Note Guarantor or a successor of any of the foregoing (each a “Payor”) on this Note will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1) Ireland or the United Kingdom or any political subdivision or governmental authority thereof or therein having power to tax;

(2) any jurisdiction from or through which payment on the Senior Subordinated Notes, any Note Guarantee or the Subordinated Holdings Guarantee is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(3) any other jurisdiction in which the Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of the above, a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to this Note, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the Holder of this Note or the Senior Subordinated Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), equal the amounts which would have been received in respect of such payments on this Note in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

(1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant holder, if the relevant holder is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere ownership or holding of such Senior Subordinated Note or the receipt of payments in respect thereof;

(2) any Taxes that would not have been so imposed if (i) the holder had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (x) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the holder at that time has been notified (in accordance with the procedures set forth in this Note under the caption “Selection and Notice of Redemption”) by the Payor or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made), or (ii) in the case of Taxes imposed by or on behalf of Ireland or any political subdivision or governmental authority thereof or therein having the power to tax (each of the foregoing an “Irish Taxing Jurisdiction”), the holder of this Note had provided such other evidence as is reasonably necessary to enable the Payor or any other person through whom payment may be made to determine the residence of the holder (provided that (x) such determination of residence is necessary under the applicable laws of the Irish Taxing Jurisdiction to determine the application of the exemption from the requirement to deduct or withhold all or a part of any such Taxes and (y) at least 30 days prior to the first payment date with respect to which such determination is required under the applicable law of the Irish Taxing Jurisdiction, the relevant holder at that time has been notified (in accordance with the procedures set forth in this Note under the caption “Selection and Notice of Redemption”) by the Payor or any other person through whom payment may be made that such evidence must be provided);

(3) any Senior Subordinated Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Senior Subordinated Note been presented during such 30 day period);

(4) any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any or interest, if any, on this Note, any Note Guarantee or the Subordinated Holdings Guarantee;

(5) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(6) any Taxes imposed on a payment to an individual and required to be made pursuant to the European Union Directive (the “Directive”) on the taxation of savings implemented by the ECOFIN Council meeting of June 3, 2003 or any law implementing or complying with, or introduced in order to conform to, such Directive;

(7) any Taxes imposed in connection with this Note presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Senior Subordinated Note to, or otherwise accepting payment from, another paying agent in a member state of the European Union; or

(8) any combination of the above.

Such Additional Amounts will also not be payable where, had the beneficial owner of this Note been the Holder of this Note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (8) inclusive above.

4.              Method of Payment.  eircom Funding shall pay interest on this Note to the bearer hereof.  The Holder must surrender this Note to a Paying Agent to collect principal payments.  eircom Funding shall pay all amounts owing hereunder in [euro][US Dollars].  Immediately available funds for the payment of the principal of (and premium, if any), interest, and Additional Amounts, if any, on this Note due on any interest payment date, Maturity Date, Redemption Date or other repurchase date will be made available to the Paying Agent to permit the Paying Agent to pay such funds to the Holders on such respective dates.

5.              Paying Agent and Registrar.  Initially, The Bank of New York will act as Paying Agent and Registrar and The Bank of New York London will act as Principal Paying Agent.  In addition, AIB/BNY Fund Management (Ireland) Limited will act as Irish Paying Agent and The Bank of New York (Luxembourg) S.A. will act as Luxembourg Paying Agent.  In the event that a Paying Agent or transfer agent is replaced, eircom Funding will provide notice thereof as set forth in the Indenture.  eircom Funding may change any Registrar without notice to the Holders.  eircom Funding or any of its Subsidiaries may, subject to certain exceptions, act in any such capacity.

6.              Indenture.  eircom Funding issued the Notes under an indenture, dated as of August 7, 2003 (the “Indenture”), among eircom Funding, the Company, eircom, Holdings, The Bank of New York (the “Trustee”), The Bank of New York (Luxembourg) S.A., as Paying Agent and transfer agent, AIB/BNY Fund Management (Ireland) Limited as Irish Paying Agent and transfer agent and The Bank of New York, London, as Principal Paying Agent and transfer agent.  This Note is one of a duly authorized issue of Notes (as defined in the Indenture) of eircom Funding designated as its euro-denominated 8.25% Senior Subordinated Notes due 2013 or its dollar-denominated 8.25% Senior Subordinated Notes due 2013 (the “Notes”).  The Notes include the Initial Notes and Additional Notes, if any, and the Exchange Notes (each as defined in the Indenture) issued in exchange for the Initial Notes and, as applicable, Additional Notes pursuant to the Indenture.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 US Code Sections 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA.  Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of them.  The Notes are general obligations of eircom Funding.  The Notes are not limited in aggregate principal amount and Additional Notes (as defined in the Indenture) may be issued from time to time under the Indenture, in each case subject to the terms of the Indenture; provided that the aggregate principal amount of Initial Notes that will be issued on the Issue Date will not exceed €285,000,000 (in the case of Euro Notes) and $250,000,000 (in the case of Dollar Notes).  Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.  Terms capitalized but not otherwise defined herein shall have the meaning assigned them in the Indenture.

7.              Guarantees.  Each of Valentia Telecommunications, eircom and Holdings has guaranteed pursuant to the terms of the Indenture the full and punctual payment of the principal of, premium, if any, interest, and Additional Amounts, if any, on the Notes and all other payment obligations of eircom Funding under the Indenture when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Indenture.  In addition, eircom Funding may from time to time designate Additional Note Guarantors to provide Additional Note Guarantees in favor of the Senior Subordinated Notes.  The guarantee given by eircom and any Additional Note Guarantor is subject to release in the circumstances described in the Indenture.

8.              Optional Redemption.  The Notes will be redeemable, at eircom Funding’s option, in whole or in part, on and after August 15, 2008, upon not less than 30 nor more than 60 days’ prior notice at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest, if any, and Additional Amounts, if any (each, a “Redemption Price”), to the date fixed by eircom Funding for redemption (a “Redemption Date”) (subject to the right of Holders of record of Definitive Notes on the relevant Record Date to receive interest, and Additional Amounts, if any, due on the relevant interest payment date), if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:

Year

2008	104.125%
2009	102.750%
2010	101.375%
2011 and thereafter	100.00%

In the event that eircom Funding effects an optional redemption of the Notes, eircom Funding will inform the Luxembourg Stock Exchange and Irish Stock Exchange of such optional redemption and confirm the aggregate principal amount of the Notes that will remain outstanding following such redemption.

In addition, at any time prior to August 15, 2006, eircom Funding may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture with funds in aggregate amount (the “Redemption Amount”) not exceeding the aggregate net cash proceeds of one or more Equity Offerings at a redemption price of 108.25% of the principal amount thereof (if a Euro Note) or 108.25% of the principal amount thereof (if a Dollar Note), plus in each case accrued and unpaid interest, if any, and Additional Amounts, if any (each, a “Redemption Price”), to the date fixed by eircom Funding for redemption (a “Redemption Date”) (subject to the right of Holders of record of Definitive Notes on the relevant Record Date to receive interest, and Additional Amounts, if any, due on the relevant interest payment date); provided that (i) at least 65% of the aggregate principal amount of the Notes of the series being redeemed remain outstanding after the occurrence of any and each such redemption (excluding Notes held by the Company and its Subsidiaries) and (ii) the redemption must occur within 180 days of the date of the closing of such offering or the making of such capital contribution.  Any redemption notice given in respect of the redemption referred to in this paragraph may be given prior to completion of the related Equity Offering, and any such redemption or notice may, at eircom Funding’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

Further, at any time prior to August 15, 2008, eircom Funding may redeem all or, from time to time, a part of the Senior Subordinated Notes of any series upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium and accrued and unpaid interest and Additional Amounts, if any, to the date of redemption (subject, in the case of certificated Senior Subordinated Notes, to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Any such redemption and notice may, at eircom Funding’s discretion, be subject to the satisfaction of one or more conditions precedent.

9.              Special Tax Redemption.  eircom Funding may redeem any series of Senior Subordinated Notes in whole as to such series, but not in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders of the relevant series of Senior Subordinated Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if eircom Funding determines that, as a result of: (1) any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation; or (2) any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), eircom Funding, with respect to the Senior Subordinated Notes, any Note Guarantor, with respect to any Note Guarantee, or Holdings, with respect to the Subordinated Holdings Guarantee, as the case may be, is, or on the next interest payment date in respect of the relevant series of Senior Subordinated Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to it. In the case of eircom Funding, the Company, Holdings or eircom, the Change in Tax Law must become effective on or after July 30, 2003. In the case of any Additional Note Guarantor, or a successor of any Person specified in the previous sentence, the Change in Tax Law must become effective after the date that such entity first makes payment on the Senior Subordinated Notes. Notice of redemption for taxation reasons will be published in accordance with the procedures described under paragraph 10 hereof.  Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Payor (as defined below) would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of any series of Senior Subordinated Notes pursuant to the foregoing, eircom Funding will deliver to the Senior Subordinated Trustee (a) an Officer’s Certificate stating that eircom Funding is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing to the effect that the circumstances referred to above exist.

10.        Selection and Notice of Redemption.

If less than all of any series of Senior Subordinated Notes is to be redeemed at any time, the Senior Subordinated Trustee will select Senior Subordinated Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which that series of Senior Subordinated Notes is listed, and/or in compliance with the requirements of Euroclear, Clearstream or DTC, as applicable, or if that series of Senior Subordinated Notes is not so listed or such exchange prescribes no method of selection and the Senior Subordinated Notes are not held through Euroclear, Clearstream or DTC, as applicable, or Euroclear, Clearstream or DTC, as applicable, prescribes no method of selection, on a pro rata basis, by lot or by such other method as the Senior Subordinated Trustee in its sole discretion deems fair and appropriate (and in such manner as complies with applicable legal and exchange requirements); provided, however, that no Note of €1,000 (in the case of Senior Subordinated Euro Notes) or $1,000 (in the case of Senior Subordinated Dollar Notes) in aggregate principal amount or less shall be redeemed in part.

If and for so long as the Senior Subordinated Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, eircom Funding shall publish notice of redemption in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort)  If and for so long as the Senior Subordinated Notes are listed on the Irish Stock Exchange and the rules of such exchange so require, notice of such redemption shall be sent to the Companies Announcements Office of such exchange.

If any Global Note is to be redeemed in part only, the notice of redemption that relates to that Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed.  In the case of a Global Note, an appropriate notation will be made on such Senior Subordinated Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof.  Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Subordinated Notes or portions of them called for redemption.

Except as set forth in the Indenture, from and after any Redemption Date, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date, then, unless eircom Funding fails to make payment of such Redemption Price, the Notes called for redemption will cease to bear interest, and Additional Amounts, if any, and the only right of the Holders of such Notes will be to receive payment of the Redemption Price.

11.        Denominations; Form.  The Global Notes are in bearer global form, without coupons, in denominations of [€][$]1,000 and integral multiples of [€][$]1,000.

12.        Persons Deemed Owners.  The bearer of this Note shall be treated as the owner of it for all purposes, subject to the terms of the Indenture.

13.        Unclaimed Funds.  If funds for the payment of principal, interest, premium, or Additional Amounts remain unclaimed for two years, the Trustee and the Paying Agents will repay the funds to eircom Funding at its written request.  After that, all liability of the Trustee and such Paying Agents with respect to such funds shall cease.

14.        Legal Defeasance and Covenant Defeasance.  eircom Funding, Holdings and the Note Guarantors may be discharged from their respective obligations under the Indenture and the Notes except for certain provisions thereof, and may be discharged from their respective obligations to comply with certain covenants contained in the Indenture, in each case upon satisfaction of certain conditions specified in the Indenture.

15.        Amendment; Supplement; Waiver.  Subject to certain exceptions specified in the Indenture, the Indenture (including any supplemental indenture) or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding.

16.        Restrictive Covenants.  The Indenture imposes certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, pay dividends or make other distributions or investments, repurchase its Capital Stock or make certain other Restricted Payments, enter into certain consolidations or mergers or enter into certain transactions with Affiliates and consummate certain mergers and consolidations or sales of all or substantially all assets.  The limitations are subject to a number of important qualifications and exceptions.

17.        Successors.  When a successor assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms of the Indenture, the predecessor will be released from those obligations.

18.        Defaults and Remedies.  Subject to certain restrictions, if an Event of Default (other than an Event of Default specified in clause (7) of Section 6.1 of the Indenture) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture.  Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it.  The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal, premium, interest, and Additional Amounts, if any, including an accelerated payment) if it determines that withholding notice is in their interest.

19.        Trustee Dealings with Company.  The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with eircom Funding, the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee or an Agent.

20.        No Recourse Against Others.  No director, officer, employee, incorporator, member or stockholder of eircom Funding, the Company, Holdings or any Note Guarantor, as such, shall have any liability for any obligations of eircom Funding, the Company, Holdings or any Note Guarantor under the Notes, this Indenture, the Subordinated Holdings Guarantee or any Note Guarantee herein or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

21.        Authentication.  This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on this Note.

22.        Abbreviations and Defined Terms.  Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).  Unless otherwise defined herein, terms defined in the Indenture are used herein as defined therein.

23.        CUSIP, ISIN and Common Code Numbers.  eircom Funding may cause CUSIP, ISIN and Common Code numbers to be printed on the Notes immediately prior to the qualification of the Indenture under the TIA as a convenience to the Holders of the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

24.        Governing Law.  The Indenture and the Notes, and the rights and duties of the  parties hereunder and thereunder, shall be governed by, and construed in accordance with, the laws of the State of New York.

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The initial principal amount at maturity of this Note shall be [€][$]               .  The following decreases/increases in the principal amount at maturity of this Note have been made:

Date of Decrease/ Increase	Decrease in Principal Amount at Maturity	Increase in Principal Amount at Maturity	Total Principal Amount at Maturity Following such Decrease/ Increase	Notation Made by or on Behalf of Trustee

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, check the appropriate box:

Section 4.10 [      ] Section 4.14 [        ]

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount: [€][$]

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

EXHIBIT B
TO THE INDENTURE

[FORM OF FACE OF INITIAL DEFINITIVE NOTE]

THIS NOTE IS A DEFINITIVE NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO.

THIS NOTE OF EIRCOM FUNDING HAS NOT BEEN REGISTERED UNDER THE US SECURITIES ACT OF 1933, AS AMENDED (THE “US SECURITIES ACT”), OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE US SECURITIES ACT.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE US SECURITIES ACT) OR (B) IT IS NOT A US PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE US SECURITIES ACT, (2) AGREES THAT IT WILL NOT, PRIOR TO (X) THE DATE WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144(k) UNDER THE US SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS NOTE) OR THE LAST DAY ON WHICH EIRCOM FUNDING OR ANY AFFILIATE OF EIRCOM FUNDING WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO EIRCOM FUNDING, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE US SECURITIES ACT, (C) FOR SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE US SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE US SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE US SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES TO NON-US PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE US SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE US SECURITIES ACT, AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT EIRCOM FUNDING AND THE TRUSTEE SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) PRIOR TO THE END

OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE US SECURITIES ACT OR PURSUANT TO CLAUSE (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THAT AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EIRCOM FUNDING AND THE TRUSTEE IS COMPLETED AND DELIVERED BY THE TRANSFEROR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “US PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE US SECURITIES ACT.

EIRCOM FUNDING

8.25% Senior Subordinated Note due 2013

[Common Code No.:             ](1)

[ISIN No.:             ](1)

[CUSIP No.:            ](1)

No.                                                   [€][$]

EIRCOM FUNDING, an unlimited public company incorporated under the laws of Ireland and having its registered office at 114 St Stephen’s Green West, Dublin 2, Ireland  (“eircom Funding,” which term includes any successor corporation), for value received promises to pay                          or registered assigns upon surrender hereof the principal sum hereof, on August 15, 2013.

Interest Payment Dates:  February 15 and August 15, commencing • .

Record Dates:  January 31 and July 31.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

(1)  Insert as applicable.

IN WITNESS WHEREOF, eircom Funding has caused this Note to be signed manually or by facsimile by its duly authorized officer.

EIRCOM FUNDING

By:
Name:
Title:

This is one of the Notes referred to
 in the within-mentioned Indenture:

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title:

Dated:

[FORM OF REVERSE]

EIRCOM FUNDING

8.25% Senior Subordinated Note due 2013

1.              Interest.   EIRCOM FUNDING, an unlimited public company incorporated under the laws of Ireland and having its registered office at 114 St Stephen’s Green West, Dublin 2, Ireland (the “eircom Funding”), promises to pay interest on the principal amount of this Note at the rate and in the manner specified below.  Interest on the Notes will accrue at 8.25% per annum on the principal amount then outstanding, and be payable semi-annually in arrears on each February 15 and August 15, or if any such day is not a Business Day, on the next succeeding Business Day, commencing •, to Holders of record of the Notes at the close of business on the immediately preceding January 31 and July 31, whether or not a Business Day.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from • .  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

eircom Funding shall pay interest on overdue principal and on overdue installments of interest (without regard to any applicable grace periods), and on any overdue Additional Amounts, from time to time on demand at the rate borne by the Notes.  Any interest paid on this Note shall be increased to the extent necessary to pay Additional Amounts as set forth herein.

2.              Additional Interest.  Pursuant to a Registration Rights Agreement between the Company, eircom Funding and the Initial Purchasers on behalf of Holders of the Initial Notes, the Company and eircom Funding have agreed to use their commercially reasonable efforts to consummate an exchange offer pursuant to which the Holder of this Note shall have the right to exchange this Note for eircom Funding’s 8.25% Senior Subordinated Notes due 2013, which have then been registered under the Securities Act, in like principal amount and having substantially identical terms in all material respects as the Initial Notes or, in certain circumstances, to file and cause to become effective a registration statement for the sale of the Initial Notes.  The Holders shall be entitled to receive payment of additional interest in the event such exchange offer is not consummated and in certain other events, subject, in each case, to certain conditions, all pursuant to and in accordance with the terms of the Registration Rights Agreement.  Additional interest which may be payable pursuant to the Registration Rights Agreement shall be payable in the same manner as set forth herein with respect to the stated interest.  The provisions of the Registration Rights Agreement relating to such additional interest are incorporated herein by reference and made a part hereof as if set forth herein in full.  eircom Funding shall provide written notice to the Trustee of the accrual and amount of additional interest, if any, not less than ten (10) Business Days prior to each interest payment date.  Absent such notice, the Trustee shall be conclusively entitled to presume that no additional interest has accrued and is owing.(2)

(2)  If this is an Additional Note, remove or revise in accordance with the terms of any applicable Registration Rights Agreement.

3.              Additional Amounts.  All payments made by eircom Funding, the Company, Holdings or any Note Guarantor or a successor of any of the foregoing (each a “Payor”) on the Senior Subordinated Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1) Ireland or the United Kingdom or any political subdivision or governmental authority thereof or therein having power to tax;

(2) any jurisdiction from or through which payment on the Senior Subordinated Notes, any Note Guarantee or the Subordinated Holdings Guarantee is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(3) any other jurisdiction in which the Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of the above, a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to this Note, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the Holder of  this Note or the Senior Subordinated Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), equal the amounts which would have been received in respect of such payments on this Note in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

(1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant holder, if the relevant holder is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere ownership or holding of such Senior Subordinated Note or the receipt of payments in respect thereof;

(2) any Taxes that would not have been so imposed if (i) the holder had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (x) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the holder at that time has been notified (in accordance with the procedures set forth in this Note under the caption “Selection and Notice of Redemption”) by the Payor or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made), or (ii) in the case of Taxes imposed by or on behalf of Ireland or any political subdivision or governmental authority thereof or therein having the power to tax (each of the foregoing an “Irish Taxing Jurisdiction”), the holder of this Note had provided such other evidence as is reasonably necessary to enable the Payor or any other person through whom payment may be made to determine the residence of the holder (provided that (x) such determination of residence is necessary under the applicable laws of the Irish Taxing Jurisdiction to determine the application of the exemption from the requirement to deduct or withhold all or a part of any such Taxes and (y) at least 30 days prior to the first payment date with respect to which such determination is required under the applicable law of the Irish Taxing Jurisdiction, the relevant holder at that time has been notified (in accordance with the procedures set forth in this Note under the caption “Selection and Notice of Redemption”) by the Payor or any other person through whom payment may be made that such evidence must be provided);

(3) any Senior Subordinated Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Senior Subordinated Note been presented during such 30 day period);

(4) any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any or interest, if any, on the Senior Subordinated Notes, any Note Guarantee or the Subordinated Holdings Guarantee;

(5) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(6) any Taxes imposed on a payment to an individual and required to be made pursuant to the European Union Directive (the “Directive”) on the taxation of savings implemented by the ECOFIN Council meeting of June 3, 2003 or any law implementing or complying with, or introduced in order to conform to, such Directive;

(7) any Taxes imposed in connection with this Note presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Senior Subordinated Note to, or otherwise accepting payment from, another paying agent in a member state of the European Union; or

(8) any combination of the above.

Such Additional Amounts will also not be payable where, had the beneficial owner of the Senior Subordinated Note been the Holder of this Note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (8) inclusive above.

4.              Method of Payment.  eircom Funding shall pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the interest payment date for such interest.  Holders must surrender Notes to a Paying Agent to collect principal payments.  eircom Funding shall pay all amounts owing hereunder in [euro][US Dollars].  If (i) a Holder of at least [€][$]10.0 million in aggregate principal amount of Notes has given wire transfer instructions to the Company or eircom Funding and the Paying Agent in writing, (ii) the Paying Agent has received such written wire transfer instruction at least 15 days prior to the date of the relevant payment and (iii) for so long as the Notes are listed on the Luxembourg Stock Exchange, such holder has also provided such notice to the paying agent in Luxembourg, then eircom Funding will pay all interest, premium, and Additional Amounts, if any, on that Holder’s Notes in accordance with those instructions by wire transfer of same day funds to the Paying Agent who in turn will wire such funds to the Holder hereof or to such other Person as the Holder hereof may in writing to the Paying Agent direct.  In all other cases, eircom Funding may elect to make payments of interest, premium, and Additional Amounts, if any, on a Holder’s Notes by check mailed to the Holders at their addresses set forth in the register of Holders.  Payments on Notes will be made through the office or agency of the Paying Agent and Registrar for the Notes unless eircom Funding elects to make interest payments by check as previously described.  If payments are made through the Paying Agent, immediately available funds for the payment of the principal of (and premium, if any), interest, Additional Amounts, and if any, on this Note due on any interest payment date, Maturity Date, Redemption Date or other repurchase date will be made available to the Paying Agent to permit the Paying Agent to pay such funds to the Holders on such respective dates.

5.              Paying Agent and Registrar.  Initially, The Bank of New York will act as Paying Agent and Registrar and The Bank of New York London will act as Principal Paying Agent.  In addition, AIB/BNY Fund Management (Ireland) Limited will act as Irish Paying Agent and The Bank of New York (Luxembourg) S.A. will act as Luxembourg Paying Agent.  In the event that a Paying Agent or transfer agent is replaced, eircom Funding will provide notice thereof as set forth in the Indenture.  eircom Funding may change any Registrar without notice to the Holders.  eircom Funding or any of its Subsidiaries may, subject to certain exceptions, act in any such capacity.

6.              Indenture.  eircom Funding issued the Notes under an indenture, dated as of August 7, 2003 (the “Indenture”), among eircom Funding, the Company, eircom, Holdings, The Bank of New York (the “Trustee”), The Bank of New York (Luxembourg) S.A., as Paying Agent and transfer agent, AIB/BNY Fund Management (Ireland) Limited as Irish Paying Agent and transfer agent and The Bank of New York, London, as Principal Paying Agent and transfer agent.  This Note is one of a duly authorized issue of Notes (as defined in the Indenture) of eircom Funding designated as its euro-denominated 8.25% Senior Subordinated Notes due 2013 or its dollar-denominated 8.25% Senior Subordinated Notes due 2013 (the “Notes”).  The Notes include the Initial Notes and Additional Notes, if any, and the Exchange Notes (each as defined in the Indenture) issued in exchange for the Initial Notes and, as applicable, Additional Notes, pursuant to the Indenture.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 US Code Sections 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA.  Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of them.  The Notes are general obligations of eircom Funding.  The Notes are not limited in aggregate principal amount and Additional Notes (as defined in the Indenture) may be issued from time to time under the Indenture, in each case subject to the terms of the Indenture; provided that the aggregate principal amount of Initial Notes that will be issued on the Issue Date will not exceed €285,000,000 (in the case of Euro Notes) and $250,000,000 (in the case of Dollar Notes).  Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.  Terms capitalized but not otherwise defined herein shall have the meaning assigned them in the Indenture.

7.              Ranking and Guarantees.  Each of Valentia Telecommunications, eircom and Holdings has guaranteed pursuant to the terms of the Indenture the full and punctual payment of the principal of, premium, if any, interest, and Additional Amounts, if any, on the Notes and all other payment obligations of eircom Funding under the Indenture when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Indenture.  In addition, eircom Funding may from time to time designate Additional Note Guarantors to provide Additional Note Guarantees in favor of the Senior Subordinated Notes.  The guarantee given by eircom and any Additional Note Guarantees are subject to release in the circumstances described in the Indenture.

8.              Optional Redemption.  The Notes will be redeemable, at eircom Funding’s option, in whole or in part, on and after August 15, 2008, upon not less than 30 nor more than 60 days’ prior notice at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest, if any, and Additional Amounts, if any (each, a “Redemption Price”), to the date fixed by eircom Funding for redemption (a “Redemption Date”) (subject to the right of Holders of record of Definitive Notes on the relevant Record Date to receive interest, and Additional Amounts, if any, due on the relevant interest payment date), if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:

Year

2008	104.125%
2009	102.750%
2010	101.375%
2011 and thereafter	100.00%

In the event that eircom Funding effects an optional redemption of the Notes, eircom Funding will inform the Luxembourg Stock Exchange and Irish Stock Exchange of such optional redemption and confirm the aggregate principal amount of the Notes that will remain outstanding following such redemption.

In addition, at any time prior to August 15, 2006, eircom Funding may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture with funds in an aggregate amount (the “Redemption Amount”) not exceeding the aggregate net cash proceeds of one or more Equity Offerings at a redemption price of 108.25% of the principal amount thereof (if a Euro Note) or 108.25% of the principal amount thereof (if a Dollar Note), plus in each case accrued and unpaid interest, if any, and Additional Amounts, if any (each, a “Redemption Price”), to the date fixed by eircom Funding for redemption (a “Redemption Date”) (subject to the right of Holders of record of Definitive Notes on the relevant Record Date to receive interest, and Additional Amounts, if any, due on the relevant interest payment date); provided that (i) at least 65% of the aggregate principal amount of the Notes of the series being redeemed remain outstanding after the occurrence of any and each such redemption (excluding Notes held by the Company and its Subsidiaries) and (ii) the redemption must occur within 180 days of the date of the closing of such offering or the making of such capital contribution.  Any redemption notice given in respect of the redemption referred to in this paragraph may be given prior to completion of the related Equity Offering, and any such redemption or notice may, at eircom Funding’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

Further, at any time prior to August 15, 2008, eircom Funding may redeem all or, from time to time, a part of the Senior Subordinated Notes of any series upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium and accrued and unpaid interest and Additional Amounts, if any, to the date of redemption (subject, in the case of certificated Senior Subordinated Notes, to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Any such redemption and notice may, at eircom Funding’s discretion, be subject to the satisfaction of one or more conditions precedent.

9.              Special Tax Redemption.  eircom Funding may redeem any series of Senior Subordinated Notes in whole as to such series, but not in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders of the relevant series of Senior Subordinated Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if eircom Funding determines that, as a result of: (1) any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation; or (2) any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), eircom Funding, with respect to the Senior Subordinated Notes, any Note Guarantor, with respect to any Note Guarantee, or Holdings, with respect to the Subordinated Holdings Guarantee, as the case may be, is, or on the next interest payment date in respect of the relevant series of Senior Subordinated Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to it. In the case of eircom Funding, the Company, Holdings or eircom, the Change in Tax Law must become effective on or after July 30, 2003. In the case of any Additional Note Guarantor, or a successor of any Person specified in the previous sentence, the Change in Tax Law must become effective after the date that such entity first makes payment on the Senior Subordinated Notes. Notice of redemption for taxation reasons will be published in accordance with the procedures described under paragraph 10 hereof.  Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Payor (as defined above) would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of any series of Senior Subordinated Notes pursuant to the foregoing, eircom Funding will deliver to the Senior Subordinated Trustee (a) an Officer’s Certificate stating that eircom Funding is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing to the effect that the circumstances referred to above exist.

10.        Selection and Notice of Redemption.

If less than all of any series of Senior Subordinated Notes is to be redeemed at any time, the Senior Subordinated Trustee will select Senior Subordinated Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which that series of Senior Subordinated Notes is listed, and/or in compliance with the requirements of Euroclear, Clearstream or DTC, as applicable, or if that series of Senior Subordinated Notes is not so listed or such exchange prescribes no method of selection and the Senior Subordinated Notes are not held through Euroclear, Clearstream or DTC, as applicable, or Euroclear, Clearstream or DTC, as applicable, prescribes no method of selection, on a pro rata basis, by lot or by such other method as the Senior Subordinated Trustee in its sole discretion deems fair and appropriate (and in such manner as complies with applicable legal and exchange requirements); provided, however, that no Note of €1,000 (in the case of Senior Subordinated Euro Notes) or $1,000 (in the case of Senior Subordinated Dollar Notes) in aggregate principal amount or less shall be redeemed in part.

If and for so long as the Senior Subordinated Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, eircom Funding shall publish notice of redemption in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) and, in the case of certificated Senior Subordinated Notes, in addition to such publication, not less than 30 nor more than 60 days prior to the redemption date, mail such notice to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar.  Any such notice shall be deemed sufficiently given if mailed in the manner provided for in the Indenture.  If and for so long as the Senior Subordinated Notes are listed on the Irish Stock Exchange and the rules of such exchange so require, notice of such redemption shall be sent to the Companies Announcements Office of such exchange.

If any Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to that Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. In the case of a certificated Senior Subordinated Note, a new Senior

Subordinated Note in principal amount equal to the unredeemed portion of the original Senior Subordinated Note will be issued in the name of the Holder thereof upon cancellation of the original Senior Subordinated Note. In the case of a global bearer Senior Subordinated Note, an appropriate notation will be made on such Senior Subordinated Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Senior Subordinated Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Subordinated Notes or portions of them called for redemption.

Except as set forth in the Indenture, from and after any Redemption Date, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date, then, unless eircom Funding fails to make payment of such Redemption Price, the Notes called for redemption will cease to bear interest, and Additional Amounts, if any, and the only right of the Holders of such Notes will be to receive payment of the Redemption Price.

11.        Denominations; Form.  The Definitive Notes are in registered form, without coupons, in denominations of [€][$]1,000 and integral multiples of [€][$]1,000.

12.        Persons Deemed Owners.  The registered Holder (as reflected on the records of the Registrar) shall be treated as the owner of it for all purposes, subject to the terms of the Indenture.

13.        Unclaimed Funds.  If funds for the payment of principal, interest, premium, or Additional Amounts remain unclaimed for two years, the Trustee and the Paying Agents will repay the funds to eircom Funding at its written request.  After that, all liability of the Trustee and such Paying Agents with respect to such funds shall cease.

14.        Legal Defeasance and Covenant Defeasance.  eircom Funding, Holdings and the Note Guarantors may be discharged from their respective obligations under the Indenture and the Notes except for certain provisions thereof, and may be discharged from their respective obligations to comply with certain covenants contained in the Indenture, in each case upon satisfaction of certain conditions specified in the Indenture.

15.        Amendment; Supplement; Waiver.  Subject to certain exceptions specified in the Indenture, the Indenture (including any supplemental indenture) or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding.

16.        Restrictive Covenants.  The Indenture imposes certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, pay dividends or make other distributions or investments, repurchase its Capital Stock or make certain other Restricted Payments, enter into certain consolidations or mergers or enter into certain transactions with Affiliates and consummate certain mergers and consolidations or sales of all or substantially all assets.  The limitations are subject to a number of important qualifications and exceptions.

17.        Successors.  When a successor assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms of the Indenture, the predecessor will be released from those obligations.

18.        Defaults and Remedies.  Subject to certain restrictions, if an Event of Default (other than an Event of Default specified in clause (7) of Section 6.1 of the Indenture) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture.  Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it.  The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal, premium, interest, and Additional Amounts, if any, including an accelerated payment) if it determines that withholding notice is in their interest.

19.        Trustee Dealings with Company.  The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with eircom Funding, the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

20.        No Recourse Against Others.  No director, officer, employee, incorporator, member or stockholder of eircom Funding, the Company, Holdings or any Note Guarantor, as such, shall have any liability for any obligations of eircom Funding, the Company, Holdings or any Note Guarantor under the Notes, this Indenture, the Subordinated Holdings Guarantee or any Note Guarantee herein or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

21.        Authentication.  This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on this Note.

22.        Abbreviations and Defined Terms.  Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).  Unless otherwise defined herein, terms defined in the Indenture are used herein as defined therein.

23.        CUSIP, ISIN and Common Code Numbers.  eircom Funding may cause CUSIP, ISIN and Common Code numbers to be printed on the Notes immediately prior to the qualification of the Indenture under the TIA as a convenience to the Holders of the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

24.        Governing Law.  The Indenture and the Notes, and the rights and duties of the  parties hereunder and thereunder, shall be governed by, and construed in accordance with, the laws of the State of New York.

ASSIGNMENT FORM

To assign this Note fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No., if any, or other appropriate identifying information)

and irrevocably appoint                          agent to transfer this Note on the books of eircom Funding.

The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, check the appropriate box:

Section 4.10 [      ] Section 4.14 [        ]

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount: [€][$]

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

EXHIBIT C
TO THE INDENTURE

[FORM OF FACE OF UNRESTRICTED GLOBAL NOTE]

THIS BEARER NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS INITIALLY ISSUED TO THE BOOK-ENTRY DEPOSITARY OR ITS CUSTODIAN PURSUANT TO THE DEPOSIT AGREEMENT REFERRED TO IN THE INDENTURE.  TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART TO A NOMINEE OR CUSTODIAN OF THE BOOK-ENTRY DEPOSITARY, TO THE BOOK-ENTRY DEPOSITARY OR, IN EACH CASE, TO ANOTHER SUCCESSOR OF THE BOOK-ENTRY DEPOSITARY OR A NOMINEE OR CUSTODIAN OF SUCH SUCCESSOR, AND ANY SUCH TRANSFERS SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH HEREIN AND IN THE INDENTURE.

EIRCOM FUNDING

8.25% Senior Subordinated Note due 2013

[Common Code No.:                 ](1)

[ISIN No.:                 ](1)

[CUSIP No.:                ](1)

No.

EIRCOM FUNDING, an unlimited public company incorporated under the laws of Ireland and having its registered office at 114 St Stephen’s Green West, Dublin 2, Ireland (“eircom Funding,” which term includes any successor corporation), for value received promises to pay to the bearer hereof upon surrender hereof the principal sum indicated on Schedule A hereof, on August 15, 2013.

Interest Payment Dates:  February 15 and August 15, commencing • .

(1)          Insert as applicable.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, eircom Funding has caused this Note to be signed manually or by facsimile by its duly authorized officer.

EIRCOM FUNDING

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title:

Dated:

[Form of REVERSE]

EIRCOM FUNDING

8.25% Senior Subordinated Note due 2013

1.  Interest.  EIRCOM FUNDING, an unlimited public company incorporated under the laws of Ireland and having its registered office at 114 St Stephen’s Green West, Dublin 2, Ireland (“eircom Funding”), promises to pay interest on the principal amount of this Note at the rate and in the manner specified below.  Interest on the Notes will accrue at 8.25% per annum on the principal amount then outstanding, and be payable semi-annually in arrears on each February 15 and August 15, or if any such day is not a Business Day, on the next succeeding Business Day, commencing • , to the Holder hereof.  Notwithstanding any exchange of this Note for a Definitive Note during the period starting on a Record Date relating to such Definitive Note and ending on the immediately succeeding interest payment date, the interest due on such interest payment date shall be payable to the Holders of the Global Note on such Record Date.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from • .  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

eircom Funding shall pay interest on overdue principal and on overdue installments of interest (without regard to any applicable grace periods), and on any overdue Additional Amounts, from time to time on demand at the rate borne by the Notes.  Any interest paid on this Note shall be increased to the extent necessary to pay Additional Amounts as set forth herein.

2.  Additional Amounts.  All payments made by eircom Funding, the Company, Holdings or any Note Guarantor or a successor of any of the foregoing (each a “Payor”) on the Senior Subordinated Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1) Ireland or the United Kingdom or any political subdivision or governmental authority thereof or therein having power to tax;

(2) any jurisdiction from or through which payment on the Senior Subordinated Notes, any Note Guarantee or the Subordinated Holdings Guarantee is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(3) any other jurisdiction in which the Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of the above, a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to this Notes, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the Holder of  this Note or the Senior Subordinated Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), equal the amounts which would have been received in respect of such payments on this Note in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

(1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant holder, if the relevant holder is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere ownership or holding of such Senior Subordinated Note or the receipt of payments in respect thereof;

(2) any Taxes that would not have been so imposed if (i) the holder of this Note  had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (x) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the relevant holder at that time has been notified (in accordance with the procedures set forth in this Note under the caption “Selection and Notice of Redemption”) by the Payor or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made), or (ii) in the case of Taxes imposed by or on behalf of Ireland or any political subdivision or governmental authority thereof or therein having the power to tax (each of the foregoing an “Irish Taxing Jurisdiction”), the holder of this Note had provided such other evidence as is reasonably necessary to enable the Payor or any other person through whom payment may be made to determine the residence of the holder (provided that (x) such determination of residence is necessary under the applicable laws of the Irish Taxing Jurisdiction to determine the application of the exemption from the requirement to deduct or withhold all or a part of any such Taxes and (y) at least 30 days prior to the first payment date with respect to which such determination is required under the applicable law of the Irish Taxing Jurisdiction, the relevant holder at that time has been notified (in accordance with the procedures set forth in this Note under the caption “Selection and Notice of Redemption”) by the Payor or any other person through whom payment may be made that such evidence must be provided);

(3) any Senior Subordinated Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to

Additional Amounts had the Senior Subordinated Note been presented during such 30 day period);

(4) any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any or interest, if any, on the Senior Subordinated Notes, any Note Guarantee or the Subordinated Holdings Guarantee;

(5) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(6) any Taxes imposed on a payment to an individual and required to be made pursuant to the European Union Directive (the “Directive”) on the taxation of savings implemented by the ECOFIN Council meeting of June 3, 2003 or any law implementing or complying with, or introduced in order to conform to, such Directive;

(7) any Taxes imposed in connection with this Note presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Senior Subordinated Note to, or otherwise accepting payment from, another paying agent in a member state of the European Union; or

(8) any combination of the above.

Such Additional Amounts will also not be payable where, had the beneficial owner of the Senior Subordinated Note been the Holder of this Note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (8) inclusive above.

3.  Method of Payment.  eircom Funding shall pay interest on this Note to the bearer hereof.  The Holder must surrender this Note to a Paying Agent to collect principal payments.  eircom Funding shall pay all amounts owing hereunder in [euro][US Dollars].  Immediately available funds for the payment of the principal of (and premium, if any), interest, and Additional Amounts, if any, on this Note due on any interest payment date, Maturity Date, Redemption Date or other repurchase date will be made available to the Paying Agent to permit the Paying Agent to pay such funds to the Holders on such respective dates.

4.  Paying Agent and Registrar.  Initially, The Bank of New York will act as Paying Agent and Registrar and The Bank of New York London will act as Principal Paying Agent.  In addition, AIB/BNY Fund Management (Ireland) Limited will act as Irish Paying Agent and The Bank of New York (Luxembourg) S.A. will act as Luxembourg Paying Agent.  In the event that a Paying Agent or transfer agent is replaced, eircom Funding will provide notice thereof as set forth in the Indenture.  eircom Funding may change any Registrar without notice to the Holders.  eircom Funding or any of its Subsidiaries may, subject to certain exceptions, act in any such capacity.

5.  Indenture.  eircom Funding issued the Notes under an indenture, dated as of August 7, 2003 (the “Indenture”), among eircom Funding, the Company, eircom, Holdings, The Bank of New York (the “Trustee”), The Bank of New York (Luxembourg) S.A., as Paying Agent and transfer agent, AIB/BNY Fund Management (Ireland) Limited as Irish Paying Agent

and transfer agent, and The Bank of New York, London, as Principal Paying Agent and transfer agent.  This Note is one of a duly authorized issue of Exchange Notes (as defined in the Indenture) of eircom Funding designated as its euro-denominated 8.25% Senior Subordinated Notes due 2013 or its dollar-denominated 8.25% Senior Subordinated Notes due 2013.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 US Code Sections 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA.  Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of them.  The Notes are general obligations of eircom Funding.  The Notes are not limited in aggregate principal amount and Additional Notes (as defined in the Indenture) may be issued from time to time under the Indenture, in each case subject to the terms of the Indenture; provided that the aggregate principal amount of Initial Notes (as defined in the Indenture) that will be issued on the Issue Date will not exceed €285,000,000 (in the case of Euro Notes) and $250,000,000 (in the case of Dollar Notes).  Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time. Terms capitalized but not otherwise defined herein shall have the meaning assigned them in the Indenture.

6.  Guarantees.  Each of Valentia Telecommunications, eircom and Holdings has guaranteed pursuant to the terms of the Indenture the full and punctual payment of the principal of, premium, if any, interest, and Additional Amounts, if any, on the Notes and all other payment obligations of eircom Funding under the Indenture when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Indenture.  In addition, eircom Funding may from time to time designate Additional Note Guarantors to provide Additional Note Guarantees in favor of the Senior Subordinated Notes.  The guarantee given by eircom and any Additional Note Guarantees are subject to release in the circumstances described in the Indenture.

7.  Optional Redemption.  The Notes will be redeemable, at eircom Funding’s option, in whole or in part, on and after August 15, 2008, upon not less than 30 nor more than 60 days’ prior notice at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest, if any, and Additional Amounts, if any (each, a “Redemption Price”), to the date fixed by eircom Funding for redemption (a “Redemption Date”) (subject to the right of Holders of record of Definitive Notes on the relevant Record Date to receive interest, and Additional Amounts, if any, due on the relevant interest payment date), if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:

Year

2008	104.125%
2009	102.750%
2010	101.375%
2011 and thereafter	100.00%

In the event that eircom Funding effects an optional redemption of the Notes, eircom Funding will inform the Luxembourg Stock Exchange and Irish Stock Exchange of such optional redemption and confirm the aggregate principal amount of the Notes that will remain outstanding following such redemption.

In addition, at any time prior to August 15, 2006, eircom Funding may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture with funds in an aggregate amount (the “Redemption Amount”) not exceeding the aggregate net cash proceeds of one or more Equity Offerings at a redemption price of 108.25% of the principal amount thereof (if a Euro Note) or 108.25% of the principal amount thereof (if a Dollar Note), plus in each case accrued and unpaid interest, if any, and Additional Amounts, if any (each, a “Redemption Price”), to the date fixed by eircom Funding for redemption (a “Redemption Date”) (subject to the right of Holders of record of Definitive Notes on the relevant Record Date to receive interest, and Additional Amounts, if any, due on the relevant interest payment date); provided that (i) at least 65% of the aggregate principal amount of the Notes of the series being redeemed remain outstanding after the occurrence of any and each such redemption (excluding Notes held by the Company and its Subsidiaries) and (ii) the redemption must occur within 180 days of the date of the closing of such offering or the making of such capital contribution.  Any redemption notice given in respect of the redemption referred to in this paragraph may be given prior to completion of the related Equity Offering, and any such redemption or notice may, at eircom Funding’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

Further, at any time prior to August 15, 2008, eircom Funding may redeem all or, from time to time, a part of the Senior Subordinated Notes of any series upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium and accrued and unpaid interest and Additional Amounts, if any, to the date of redemption (subject, in the case of certificated Senior Subordinated Notes, to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Any such redemption and notice may, at eircom Funding’s discretion, be subject to the satisfaction of one or more conditions precedent.

8.  Special Tax Redemption.  eircom Funding may redeem any series of Senior Subordinated Notes in whole as to such series, but not in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders of the relevant series of Senior Subordinated Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if eircom Funding determines that, as a result of: (1) any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined above) affecting taxation; or (2) any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), eircom Funding, with respect to the Senior Subordinated Notes, any Note Guarantor, with respect to any Note Guarantee, or Holdings, with respect to the Subordinated Holdings Guarantee, as the case may be, is, or on the next interest payment date in respect of the relevant series of Senior Subordinated Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to it. In the case of eircom Funding, the Company, Holdings or eircom, the Change in Tax Law must become effective on or after July 30, 2003. In the case of any Additional Note Guarantor, or a successor of any Person specified in the previous sentence, the Change in Tax Law must become effective after the date that such entity first makes payment on the Senior Subordinated Notes. Notice of redemption for taxation reasons will be published in accordance with the procedures described under paragraph 10 hereof.  Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Payor (as defined below) would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of any series of Senior Subordinated Notes pursuant to the foregoing, eircom Funding will deliver to the Senior Subordinated Trustee (a) an Officer’s Certificate stating that eircom Funding is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing to the effect that the circumstances referred to above exist.

9.  Selection and Notice of Redemption.

If less than all of any series of Senior Subordinated Notes is to be redeemed at any time, the Senior Subordinated Trustee will select Senior Subordinated Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which that series of Senior Subordinated Notes is listed, and/or in compliance with the requirements of Euroclear, Clearstream or DTC, as applicable, or if that series of Senior Subordinated Notes is not so listed or such exchange prescribes no method of selection and the Senior Subordinated Notes are not held through Euroclear, Clearstream or DTC, as applicable, or Euroclear, Clearstream or DTC, as applicable, prescribes no method of selection, on a pro rata basis, by lot or by such other method as the Senior Subordinated Trustee in its sole discretion deems fair and appropriate (and in such manner as complies with applicable legal and exchange requirements); provided, however, that no Note of €1,000 (in the case of Senior Subordinated Euro Notes) or $1,000 (in the case of Senior Subordinated Dollar Notes) in aggregate principal amount or less shall be redeemed in part.

If and for so long as the Senior Subordinated Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, eircom Funding shall publish notice of redemption in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).  If and for so long as the Senior Subordinated Notes are listed on the Irish Stock Exchange and the rules of such exchange so require, notice of such redemption shall be sent to the Companies Announcements Office of such exchange.

If any Global Note is to be redeemed in part only, the notice of redemption that relates to that Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed.  In the case of a Global Note, an appropriate notation will be made on such Global Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof.  Global Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Subordinated Notes or portions of them called for redemption.

Except as set forth in the Indenture, from and after any Redemption Date, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date, then, unless eircom Funding fails to make payment of such Redemption Price, the Notes called for redemption will cease to bear interest, and Additional Amounts, if any, and the only right of the Holders of such Notes will be to receive payment of the Redemption Price.

10. Denominations; Form.  The Global Notes are in bearer global form, without coupons, in denominations of [€][$]1,000 and integral multiples of [€][$]1,000.

11. Persons Deemed Owners.  The bearer of this Note shall be treated as the owner of it for all purposes, subject to the terms of the Indenture.

12. Unclaimed Funds.  If funds for the payment of principal, interest, premium, or Additional Amounts remain unclaimed for two years, the Trustee and the Paying Agents will repay the funds to eircom Funding at its written request.  After that, all liability of the Trustee and such Paying Agents with respect to such funds shall cease.

13. Legal Defeasance and Covenant Defeasance.  eircom Funding, Holdings and the Note Guarantors may be discharged from their respective obligations under the Indenture and the Notes except for certain provisions thereof, and may be discharged from their respective obligations to comply with certain covenants contained in the Indenture, in each case upon satisfaction of certain conditions specified in the Indenture.

14. Amendment; Supplement; Waiver.  Subject to certain exceptions specified in the Indenture, the Indenture (including any supplemental indentures) or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding.

15. Restrictive Covenants.  The Indenture imposes certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, pay dividends or make other distributions or investments, repurchase its Capital Stock or make certain other Restricted Payments, enter into certain consolidations or mergers or enter into certain transactions with Affiliates and consummate certain mergers and consolidations or sales of all or substantially all assets.  The limitations are subject to a number of important qualifications and exceptions.

16. Successors.  When a successor assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms of the Indenture, the predecessor will be released from those obligations.

17. Defaults and Remedies.  Subject to certain restrictions, if an Event of Default (other than an Event of Default specified in clause (7) of Section 6.1 of the Indenture) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture.  Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it.  The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal, premium, interest, and Additional Amounts, if any, including an accelerated payment) if it determines that withholding notice is in their interest.

18. Trustee Dealings with Company.  The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with eircom Funding, the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee or an Agent.

19. No Recourse Against Others.  No director, officer, employee, incorporator, member or stockholder of eircom Funding, the Company, Holdings or any Note Guarantor, as such, shall have any liability for any obligations of eircom Funding, the Company, Holdings or any Note Guarantor under the Notes, this Indenture, the Subordinated Holdings Guarantee or any Note Guarantee herein or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

20. Authentication.  This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on this Note.

21. Abbreviations and Defined Terms.  Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).  Unless otherwise defined herein, terms defined in the Indenture are used herein as defined therein.

22. CUSIP, ISIN and Common Code Numbers.  eircom Funding may cause CUSIP, ISIN and Common Code numbers to be printed on the Notes immediately prior to the qualification of the Indenture under the TIA as a convenience to the Holders of the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

23. Governing Law.  The Indenture and the Notes, and the rights and duties of the  parties hereunder and thereunder, shall be governed by, and construed in accordance with, the laws of the State of New York.

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The initial principal amount at maturity of this Note shall be [€][$]                      .  The following decreases/increases in the principal amount at maturity of this Note have been made:

Date of Decrease/ Increase	Decrease in Principal Amount at Maturity	Increase in Principal Amount at Maturity	Total Principal Amount at Maturity Following such Decrease/ Increase	Notation Made by or on Behalf of Trustee

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, check the appropriate box:

Section 4.10 [      ] Section 4.14 [         ]

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount: [€][$]

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

EXHIBIT D

TO THE INDENTURE

[FORM OF FACE OF EXCHANGE DEFINITIVE NOTE]

THIS NOTE IS A DEFINITIVE NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO.

EIRCOM FUNDING

8.25% Senior Subordinated Note due 2013

[Common Code No.:                ](1)

[ISIN No.:                 ](1)

[CUSIP No.:                ](1)

No.	[€][$]

EIRCOM FUNDING, an unlimited public company incorporated under the laws of Ireland and having its registered office at 114 St Stephen’s Green West, Dublin 2, Ireland (“eircom Funding,” which term includes any successor corporation), for value received promises to pay                   or registered assigns upon surrender hereof the principal sum hereof, on August 15, 2013.

Interest Payment Dates:  February 15 and August 15, commencing • .

Record Dates:  January 31 and July 31

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

(1) Insert as applicable.

IN WITNESS WHEREOF, eircom Funding has caused this Note to be signed manually or by facsimile by its duly authorized officer.

EIRCOM FUNDING

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title:

Dated:

[Form of REVERSE]

EIRCOM FUNDING

 8.25% Senior Subordinated Note due 2013

1.  Interest.  EIRCOM FUNDING, an unlimited public company incorporated under the laws of Ireland and having its registered office at 114 St Stephen’s Green West, Dublin 2, Ireland (“eircom Funding”), promises to pay interest on the principal amount of this Note at the rate and in the manner specified below.  Interest on the Notes will accrue at 8.25% per annum on the principal amount then outstanding, and be payable semi-annually in arrears on each February 15  and August 15, or if any such day is not a Business Day, on the next succeeding Business Day, commencing •, to Holders of record of the Notes at the close of business on the immediately preceding January 31 and July 31, whether or not a Business Day.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from • ..  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

eircom Funding shall pay interest on overdue principal and on overdue installments of interest (without regard to any applicable grace periods), and on any overdue Additional Amounts, from time to time on demand at the rate borne by the Notes.  Any interest paid on this Note shall be increased to the extent necessary to pay Additional Amounts as set forth herein.

2.  Additional Amounts.  All payments made by eircom Funding, the Company, Holdings or any Note Guarantor or a successor of any of the foregoing (each a “Payor”) on the Senior Subordinated Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1) Ireland or the United Kingdom or any political subdivision or governmental authority thereof or therein having power to tax;

(2) any jurisdiction from or through which payment on the Senior Subordinated Notes, any Note Guarantee or the Subordinated Holdings Guarantee is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(3) any other jurisdiction in which the Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of the above, a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to this Notes, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the Holder of this Note or the Senior Subordinated Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), equal the amounts which would have been received in respect of such payments on this Note in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

(1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant holder, if the relevant holder is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere ownership or holding of such Senior Subordinated Note or the receipt of payments in respect thereof;

(2) any Taxes that would not have been so imposed if (i) the holder of this Note had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (x) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the holder at that time has been notified (in accordance with the procedures set forth in this Note under the caption “Selection and Notice of Redemption”) by the Payor or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made), or (ii) in the case of Taxes imposed by or on behalf of Ireland or any political subdivision or governmental authority thereof or therein having the power to tax (each of the foregoing an “Irish Taxing Jurisdiction”), the holder of this Note had provided such other evidence as is reasonably necessary to enable the Payor or any other person through whom payment may be made to determine the residence of the holder (provided that (x) such determination of residence is necessary under the applicable laws of the Irish Taxing Jurisdiction to determine the application of the exemption from the requirement to deduct or withhold all or a part of any such Taxes and (y) at least 30 days prior to the first payment date with respect to which such determination is required under the applicable law of the Irish Taxing Jurisdiction, the relevant holder at that time has been notified (in accordance with the procedures set forth in this Note under the caption “Selection and Notice of Redemption”) by the Payor or any other person through whom payment may be made that such evidence must be provided);

(3) any Senior Subordinated Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Senior Subordinated Note been presented during such 30 day period);

(4) any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any or interest, if any, on the Senior Subordinated Notes, any Note Guarantee or the Subordinated Holdings Guarantee;

(5) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(6) any Taxes imposed on a payment to an individual and required to be made pursuant to the European Union Directive (the “Directive”) on the taxation of savings implemented by the ECOFIN Council meeting of June 3, 2003 or any law implementing or complying with, or introduced in order to conform to, such Directive;

(7) any Taxes imposed in connection with this Note presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Senior Subordinated Note to, or otherwise accepting payment from, another paying agent in a member state of the European Union; or

(8) any combination of the above.

Such Additional Amounts will also not be payable where, had the beneficial owner of the Senior Subordinated Note been the Holder of this Note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (8) inclusive above.

3.  Method of Payment.  eircom Funding shall pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the interest payment date for such interest.  Holders must surrender Notes to a Paying Agent to collect principal payments.  eircom Funding shall pay all amounts owing hereunder in [euro][US Dollars].  If (i) a Holder of at least [€][$]10.0 million in aggregate principal amount of Notes has given wire transfer instructions to the Company or eircom Funding and the Paying Agent in writing, (ii) the Paying Agent has received such written wire transfer instruction at least 15 days prior to the date of the relevant payment and (iii) for so long as the Notes are listed on the Luxembourg Stock Exchange, such holder has also provided such notice to the paying agent in Luxembourg, then eircom Funding will pay all interest, premium, and Additional Amounts, if any, on that Holder’s Notes in accordance with those instructions by wire transfer of same day funds to the Paying Agent who in turn will wire such funds to the Holder hereof or to such other Person as the Holder hereof may in writing to the Paying Agent direct.  In all other cases, eircom Funding may elect to make payments of interest, premium, and Additional Amounts, if any, on a Holder’s Notes by check mailed to the Holders at their addresses set forth in the register of Holders.  Payments on Notes will be made through the office or agency of the Paying Agent and Registrar for the Notes unless eircom Funding elects to make interest payments by check as previously described.  If payments are made through the Paying Agent, immediately available funds for the payment of the principal of (and premium, if any), interest, and Additional Amounts, if any, on this Note due on any interest payment date, Maturity Date, Redemption Date or other repurchase date will be made available to the Paying Agent to permit the Paying Agent to pay such funds to the Holders on such respective dates.

4.  Paying Agent and Registrar.  Initially, The Bank of New York will act as Paying Agent and Registrar and The Bank of New York London will act as Principal Paying Agent.  In addition, AIB/BNY Fund Management (Ireland) Limited will act as Irish Paying Agent and The Bank of New York (Luxembourg) S.A. will act as Luxembourg Paying Agent.  In the event that a Paying Agent or transfer agent is replaced, eircom Funding will provide notice thereof as set forth in the Indenture.  eircom Funding may change any Registrar without notice to the Holders.  eircom Funding or any of its Subsidiaries may, subject to certain exceptions, act in any such capacity.

5.  Indenture.  eircom Funding issued the Notes under an indenture, dated as of August 7, 2003 (the “Indenture”), among eircom Funding, the Company, eircom, Holdings, The Bank of New York (the “Trustee”), The Bank of New York (Luxembourg) S.A., as Paying Agent and transfer agent, AIB/BNY Fund Management (Ireland) Limited as Irish Paying Agent and transfer agent, and The Bank of New York, London, as Principal Paying Agent and transfer agent.  This Note is one of a duly authorized issue of Exchange Notes (as defined in the Indenture) of eircom Funding designated as its euro-denominated 8.25% Senior Subordinated Notes due 2013 or its dollar-denominated 8.25% Senior Subordinated Notes due 2013.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 US Code Sections 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA.  Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of them.  The Notes are general obligations of eircom Funding.  The Notes are not limited in aggregate principal amount and Additional Notes (as defined in the Indenture) may be issued from time to time under the Indenture, in each case subject to the terms of the Indenture; provided that the aggregate principal amount of Initial Notes (as defined in the Indenture) that will be issued on the Issue Date will not exceed €285,000,000 (in the case of Euro Notes) and $250,000,000 (in the case of Dollar Notes).  Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time. Terms capitalized but not otherwise defined herein shall have the meaning assigned them in the Indenture.

6.  Guarantees.  Each of Valentia Telecommunications, eircom and Holdings has guaranteed pursuant to the terms of the Indenture the full and punctual payment of the principal of, premium, if any, interest, and Additional Amounts, if any, on the Notes and all other payment obligations of eircom Funding under the Indenture when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Indenture.  In addition, eircom Funding may from time to time designate Additional Note Guarantors to provide Additional Note Guarantees in favor of the Senior Subordinated Notes.  The guarantee given by eircom and each such Additional Note Guarantee are subject to release in the circumstances described in the Indenture.

7.  Optional Redemption.  The Notes will be redeemable, at eircom Funding’s option, in whole or in part, on and after August 15, 2008, upon not less than 30 nor more than 60 days’ prior notice at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest, if any, and Additional Amounts, if any (each, a

“Redemption Price”), to the date fixed by eircom Funding for redemption (a “Redemption Date”) (subject to the right of Holders of record of Definitive Notes on the relevant Record Date to receive interest, and Additional Amounts, if any, due on the relevant interest payment date), if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:

Year

2008	104.125%
2009	102.750%
2010	101.375%
2011 and thereafter	100.00%

In the event that eircom Funding effects an optional redemption of the Notes, eircom Funding will inform the Luxembourg Stock Exchange and Irish Stock Exchange of such optional redemption and confirm the aggregate principal amount of the Notes that will remain outstanding following such redemption.

In addition, at any time prior to August 15, 2006, eircom Funding may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture with funds in an aggregate amount (the “Redemption Amount”) not exceeding the aggregate net cash proceeds of one or more Equity Offerings at a redemption price of 108.25% of the principal amount thereof (if a Euro Note) or 108.25% of the principal amount thereof (if a Dollar Note), plus in each case accrued and unpaid interest, if any, and Additional Amounts, if any (each, a “Redemption Price”), to the date fixed by eircom Funding for redemption (a “Redemption Date”) (subject to the right of Holders of record of Definitive Notes on the relevant Record Date to receive interest, and Additional Amounts, if any, due on the relevant interest payment date); provided that (i) at least 65% of the aggregate principal amount of the Notes of the series being redeemed remain outstanding after the occurrence of any and each such redemption (excluding Notes held by the Company and its Subsidiaries) and (ii) the redemption must occur within 180 days of the date of the closing of such offering or the making of such capital contribution.  Any redemption notice given in respect of the redemption referred to in this paragraph may be given prior to completion of the related Equity Offering, and any such redemption or notice may, at eircom Funding’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

Further, at any time prior to August 15, 2008, eircom Funding may redeem all or, from time to time, a part of the Senior Subordinated Notes of any series upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium and accrued and unpaid interest and Additional Amounts, if any, to the date of redemption (subject, in the case of certificated Senior Subordinated Notes, to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Any such redemption and notice may, at eircom Funding’s discretion, be subject to the satisfaction of one or more conditions precedent.

8.  Special Tax Redemption.  eircom Funding may redeem any series of Senior Subordinated Notes in whole as to such series, but not in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders of the relevant series of Senior Subordinated Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if eircom Funding determines that, as a result of: (1) any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined above) affecting taxation; or (2) any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), eircom Funding, with respect to the Senior Subordinated Notes, any Note Guarantor, with respect to any Note Guarantee, or Holdings, with respect to the Subordinated Holdings Guarantee, as the case may be, is, or on the next interest payment date in respect of the relevant series of Senior Subordinated Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to it. In the case of eircom Funding, the Company, Holdings or eircom, the Change in Tax Law must become effective on or after July 30, 2003. In the case of any Additional Note Guarantor, or a successor of any Person specified in the previous sentence, the Change in Tax Law must become effective after the date that such entity first makes payment on the Senior Subordinated Notes. Notice of redemption for taxation reasons will be published in accordance with the procedures described under paragraph 10 hereof.  Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Payor (as defined below) would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of any series of Senior Subordinated Notes pursuant to the foregoing, eircom Funding will deliver to the Senior Subordinated Trustee (a) an Officer’s Certificate stating that eircom Funding is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing to the effect that the circumstances referred to above exist.

9.  Selection and Notice of Redemption.  If less than all of any series of Senior Subordinated Notes is to be redeemed at any time, the Senior Subordinated Trustee will select Senior Subordinated Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which that series of Senior Subordinated Notes is listed, and/or in compliance with the requirements of Euroclear, Clearstream or DTC, as applicable, or if that series of Senior Subordinated Notes is not so listed or such exchange prescribes no method of selection and the Senior Subordinated Notes are not held through Euroclear, Clearstream or DTC, as applicable, or Euroclear, Clearstream or DTC, as applicable, prescribes no method of selection, on a pro rata basis, by lot or by such other method as the Senior Subordinated Trustee in its sole discretion deems fair and appropriate (and in such manner as complies with applicable legal and exchange requirements); provided, however, that no Note of €1,000 (in the case of

Senior Subordinated Euro Notes) or $1,000 (in the case of Senior Subordinated Dollar Notes) in aggregate principal amount or less shall be redeemed in part.

If and for so long as the Senior Subordinated Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, eircom Funding shall publish notice of redemption in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) and in addition to such publication, not less than 30 nor more than 60 days prior to the redemption date, mail such notice to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar.  Any such notice shall be deemed sufficiently given if mailed in the manner provided for in the Indenture.  If and for so long as the Senior Subordinated Notes are listed on the Irish Stock Exchange and the rules of such exchange so require, notice of such redemption shall be sent to the Companies Announcements Office of such exchange.

If any Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to that Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. In the case of a certificated Senior Subordinated Note, a new Senior Subordinated Note in principal amount equal to the unredeemed portion of the original Senior Subordinated Note will be issued in the name of the Holder thereof upon cancellation of the original Senior Subordinated Note. In the case of a global bearer Senior Subordinated Note, an appropriate notation will be made on such Senior Subordinated Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Senior Subordinated Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Subordinated Notes or portions of them called for redemption.

Except as set forth in the Indenture, from and after any Redemption Date, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date, then, unless eircom Funding fails to make payment of such Redemption Price, the Notes called for redemption will cease to bear interest, and Additional Amounts, if any, and the only right of the Holders of such Notes will be to receive payment of the Redemption Price.

10. Denominations; Form.  The Definitive Notes are in registered form, without coupons, in denominations of [€][$]1,000 and integral multiples of [€][$]1,000.

11. Persons Deemed Owners.  The registered Holder (as reflected on the records of the Registrar) shall be treated as the owner of it for all purposes, subject to the terms of the Indenture.

12. Unclaimed Funds.  If funds for the payment of principal, interest, premium, or Additional Amounts remain unclaimed for two years, the Trustee and the Paying Agents will repay the funds to eircom Funding at its written request.  After that, all liability of the Trustee and such Paying Agents with respect to such funds shall cease.

13. Legal Defeasance and Covenant Defeasance.  eircom Funding and the Note Guarantors may be discharged from their respective obligations under the Indenture and the

Notes except for certain provisions thereof, and may be discharged from their respective obligations to comply with certain covenants contained in the Indenture, in each case upon satisfaction of certain conditions specified in the Indenture.

14. Amendment; Supplement; Waiver.  Subject to certain exceptions specified in the Indenture, the Indenture (including any supplemental indenture) or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding.

15. Restrictive Covenants.  The Indenture imposes certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, pay dividends or make other distributions or investments, repurchase its Capital Stock or make certain other Restricted Payments, enter into certain consolidations or mergers or enter into certain transactions with Affiliates and consummate certain mergers and consolidations or sales of all or substantially all assets.  The limitations are subject to a number of important qualifications and exceptions.

16. Successors.  When a successor assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms of the Indenture, the predecessor will be released from those obligations.

17. Defaults and Remedies.  Subject to certain restrictions, if an Event of Default (other than an Event of Default specified in clause (7) of Section 6.1 of the Indenture) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture.  Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it.  The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal, premium, interest, and Additional Amounts, if any, including an accelerated payment) if it determines that withholding notice is in their interest.

18. Trustee Dealings with Company.  The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with eircom Funding, the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

19. No Recourse Against Others.  No director, officer, employee, incorporator, member or stockholder of eircom Funding, the Company, Holdings or any Note Guarantor, as such, shall have any liability for any obligations of eircom Funding, the Company, Holdings or any Note Guarantor under the Notes, this Indenture, the Subordinated Holdings Guarantee or any Note Guarantee herein or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

20. Authentication.  This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on this Note.

21. Abbreviations and Defined Terms.  Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).  Unless otherwise defined herein, terms defined in the Indenture are used herein as defined therein.

22. CUSIP, ISIN and Common Code Numbers.  eircom Funding may cause CUSIP, ISIN and Common Code numbers to be printed on the Notes immediately prior to the qualification of the Indenture under the TIA as a convenience to the Holders of the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

23. Governing Law.  The Indenture and the Notes, and the rights and duties of the  parties hereunder and thereunder, shall be governed by, and construed in accordance with, the laws of the State of New York.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No., if any, or other appropriate identifying information)

and irrevocably appoint                          agent to transfer this Note on the books of eircom Funding.  The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, check the appropriate box:

Section 4.10 [      ] Section 4.14 [        ]

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount: [€][$]

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

EXHIBIT E

TO THE INDENTURE

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM
RULE 144A GLOBAL NOTE TO REGULATION S GLOBAL NOTE
(Transfers pursuant to Section 2.7(b) of the Indenture)

The Bank of New York, as Book-Entry Depositary

Attention:  Corporate Trust Office

[Address]

RE:                              8.25% Senior Subordinated Notes due 2013 (the “Notes”) of eircom Funding

Reference is hereby made to the Indenture dated as of August 7, 2003 (the “Indenture”) among eircom Funding, Valentia Telecommunications, eircom Limited, Valentia Holdings Limited, The Bank of New York, The Bank of New York London, The Bank of New York (Luxembourg), AIB/BNY Fund Management (Ireland) Limited and the other entities party thereto from time to time as Additional Note Guarantors.  Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.  Terms used in this certificate and not otherwise defined in the Indenture have the meanings set forth in Regulation S under the Securities Act.

This letter relates to [€][$]                    (being any integral multiple of [€][$]1,000) principal amount of Notes which are evidenced by Rule 144A Global Notes [(CUSIP No. • ; ISIN No.•; Common Code No.  •)] and held by you, a Depositary Interest in which is held by [the Common Depositary][DTC] who in turn is holding an interest in such Depositary Interest on behalf of the undersigned (the “Transferor”).  The Transferor hereby requests that on [INSERT DATE] such beneficial interest in the Rule 144A Global Note be transferred or exchanged for an interest in the Regulation S Global Note [(CUSIP No. • ; ISIN No. •; Common Code No. •)] in the form of an equal aggregate principal amount of Notes.  If this is a partial transfer, a minimum amount of [€][$]1,000 and any integral multiple of [€][$]1,000 in excess thereof of the Rule 144A Global Note will remain outstanding.

In connection with such request and in respect of such Notes, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Indenture and the Notes and pursuant to and in accordance with Rule 903 or 904 of Regulation S under the Securities Act, and accordingly the Transferor further certifies that:

(A)                              (1)  the offer of the Notes was not made to a person in the United States;

(2)  either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b)  the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on our behalf knows that the transaction was prearranged with a buyer in the United States,

(3)  no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)  the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

OR

(B)                                such transfer is being made in accordance with Rule 144 under the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of eircom Funding, Valentia Telecommunications, eircom, Valentia Holdings Limited, any Additional Note Guarantor and the Initial Purchasers.

Dated:

[Name of Transferor]

By:
Name:
Title:
Telephone No.:

Please print name and address (including zip code number)

EXHIBIT F

TO THE INDENTURE

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM
REGULATION S GLOBAL NOTE TO RULE 144A GLOBAL NOTE
(Transfers pursuant to Section 2.7(c) of the Indenture)

The Bank of New York, as Book-Entry Depositary

Attention:  Corporate Trust Office

[Address]

RE:                              8.25% Senior Subordinated Notes due 2013 (the “Notes”) of eircom Funding

Reference is hereby made to the Indenture dated as of August 7, 2003 (the “Indenture”) among eircom Funding, Valentia Telecommunications, Valentia Holdings Limited, eircom Limited, The Bank of New York, The Bank of New York London, The Bank of New York (Luxembourg), AIB/BNY Fund Management (Ireland) Limited and the other entities party thereto from time to time as Additional Note Guarantors.  Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.  Terms used in this certificate and not otherwise defined in the Indenture have the meanings set forth in Regulation S under the Securities Act.

This letter relates to [€][$]                    (being any integral multiple of [€][$]1,000) principal amount of Notes which are evidenced by Regulation S Global Notes [(CUSIP No. • ; ISIN No.•; Common Code No. •)] and held by you, a Depositary Interest in which is held by [the Common Depositary][DTC] who in turn is holding an interest in such Depositary Interest on behalf of the undersigned (the “Transferor”).  The Transferor hereby requests that on [INSERT DATE] such beneficial interest in the Regulation S Global Note be transferred or exchanged for an interest in the Rule 144A Global Note [(CUSIP No. • ; ISIN No. •; Common Code No. •)] in the form of an equal aggregate principal amount of Notes.  If this is a partial transfer, a minimum amount of [€][$]1,000 and any integral multiple of [€][$]1,000 in excess thereof of the Regulation S Global Note will remain outstanding.

In connection with such request, and in respect of such Notes, the Transferor does hereby certify that such Notes are being transferred in accordance with Rule 144A under the Securities Act to a transferee that the Transfer or reasonably believes is purchasing the Notes for its own account or an account with respect to which the transferee exercises sole investment discretion and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

F-1

This certificate and the statements contained herein are made for your benefit and the benefit of eircom Funding, Valentia Telecommunications, Valentia Holdings Limited, eircom, any Additional Note Guarantor and the Initial Purchasers.

Dated:

[Name of Transferor]

By:
Name:
Title:
Telephone No.:

Please print name and address (including zip code number)

F-2

EXHIBIT G

TO THE INDENTURE

FORM OF SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of [                      ] (this “Supplemental Indenture” or “Additional Note Guarantee”), among [name of Additional Note Guarantor] (the “Additional Note Guarantor”), eircom Funding, Valentia Telecommunications (the “Company”), eircom Limited (“eircom”), Valentia Holdings Limited (“Holdings”), each other then existing Additional Note Guarantor under the Indenture referred to below, The Bank of New York, as Trustee under the Indenture referred to below, and the other parties thereto.

W I T N E S S E T H:

WHEREAS, the Company, eircom, Holdings, the Trustee and the other parties thereto have heretofore executed and delivered an Indenture, dated as of August 7, 2003 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an initial aggregate principal amount of €285,000,000 million of 8.25% Senior Subordinated Notes due 2013 and $250,000,000 million of 8.25% Senior Subordinated Notes due 2013 of eircom Funding as well as Additional Notes and Exchange Notes;

WHEREAS, Section 10.1 of the Indenture provides that, subject to certain conditions and exceptions, the Company may designate Restricted Subsidiaries to become Additional Note Guarantors (as defined in the Indenture) by the execution and delivery of a supplemental indenture providing for a guarantee of such Restricted Subsidiary;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Company, eircom, any existing Note Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder, to add guarantees with respect to the Notes;

WHEREAS, the Additional Note Guarantor is a Restricted Subsidiary of the Company;

WHEREAS, each party hereto has duly authorized the execution and delivery of this Supplemental Indenture and has done all things necessary to make this Supplemental Indenture a valid agreement in accordance with its terms;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Additional Note Guarantor, eircom Funding, the Company, eircom, Holdings, any other Additional Note Guarantors, the Trustee and the other parties to the Indenture mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

Definitions

SECTION 1.1.  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such holders.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1.  Agreement to be Bound.  The Additional Note Guarantor hereby becomes a party to the Indenture as an Additional Note Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of an Additional Note Guarantor under the Indenture.  The Additional Note Guarantor agrees to be bound by all of the provisions of the Indenture applicable to an Additional Note Guarantor and to perform all of the obligations and agreements of an Additional Note Guarantor under the Indenture.

SECTION 2.2.  Guarantee.  Subject to the terms of the Indenture (including, without limitation, Articles X and XI and Section 12.19 thereof), the Additional Note Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Note Guarantor, to each Holder of the Notes and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of principal, premium, if any, interest and Additional Amounts, if any, on the Notes, and any of eircom Funding’s other payment obligations under the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1.  Notices.  All notices and other communications to the Additional Note Guarantor shall be given as provided in the Indenture to the Additional Note Guarantor, at its address set forth below, with a copy to eircom Funding as provided in the Indenture for notices to the Company.

SECTION 3.2.  Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3.  Governing Law.  This Supplemental Indenture shall be governed by the laws of the State of New York.

SECTION 3.4.  Severability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.6  Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7.  Headings.  The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.8.  Successors.  All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their successors and assigns, whether so expressed or not.

SECTION 3.9. Effect of Headings.  The Article and Section headings herein are for the convenience of reference only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[ADDITIONAL NOTE GUARANTOR],

as an Additional Note Guarantor

By:
Name:
Title:

The Bank of New York, as Trustee

By:
Name:
Title:

EIRCOM FUNDING

Given under the Common Seal of Valentia Telecommunications:-

By:
Name:
Title:

By:
Name:
Title:

VALENTIA TELECOMMUNICATIONS

Given under the Common Seal of Valentia Telecommunications:-

By:
Name:
Title:

By:
Name:
Title:

EIRCOM LIMITED

Given under the Common Seal of Valentia Telecommunications:-

By:
Name:
Title:

By:
Name:
Title:

VALENTIA HOLDINGS LIMITED

By:
Name:
Title:

[Other Additional Note Guarantors]

By:
Name:
Title:

[Other Parties to the Indenture]

By:
Name:
Title: